As submitted to the Securities and Exchange Commission on December 2, 2020.

Registration No. 333-248067

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Universe Pharmaceuticals INC

(Exact name of registrant as specified in its charter)

Cayman Islands	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

265 Jingjiu Avenue

Jinggangshan Economic and Technological Development Zone

Ji’an, Jiangxi, China 343100
+86-0796-8403309

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

  Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1-212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 212-530-2206	Elizabeth Fei Chen, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 212-326-0199

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.	☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Ordinary shares, par value US$0.003125 per share(3)	5,750,000	$7.00	$40,250,000	$4,391.27
Underwriter’s warrants(4)	—	—	—	—
Ordinary shares, par value US$0.003125 per share, underlying the underwriter’s warrants	300,000	$7.70	$2,310,000	$252.03
Total	6,050,000	—	$42,560,000	$4,643.30

(1)

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act. Includes the offering price attributable to additional shares that the underwriter has the option to purchase to cover over-allotments, if any.

(2)	Previously paid. Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)

The Registrant will issue to the underwriter warrants to purchase a number of ordinary shares equal to an aggregate of 6% of the ordinary shares sold in the offering, excluding the ordinary shares sold as a result of the underwriter’s election to exercise its over-allotment option. The exercise price of the underwriter’s warrants is equal to 110% of the offering price of the ordinary shares offered hereby. The underwriter’s warrants are exercisable at any time, and from time to time, in whole or in part, within five years commencing from the effective date of the offering.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED December 2, 2020

5,000,000 Ordinary Shares

Universe Pharmaceuticals INC

This is an initial public offering of our ordinary shares. We are offering on a firm commitment basis our ordinary shares, par value $0.003125 per share (“Ordinary Shares”). Prior to this offering, there has been no public market for our Ordinary Shares. We expect the initial public offering price to be in the range of $5.00 to $7.00 per Ordinary Share. We have applied and received the approval letter from Nasdaq to have our Ordinary Shares listed on Nasdaq Capital Market under the symbol “UPC”. However, there can be no assurance that the offering will be closed and our Ordinary Shares will be trading on Nasdaq Capital Market.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 11 to read about factors you should consider before buying our Ordinary Shares.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 3 of this prospectus for more information.

Following the completion of this offering, our largest shareholder will beneficially own approximately 59.43% of the aggregate voting power of our outstanding Ordinary Shares. As such, we will be deemed a “controlled company” within the meaning of the Nasdaq listing standards. However, we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq listing standards. See “Risk Factors” and “Management—Controlled Company.”

	Per Share	Total
Initial public offering price(1)	$6.00	$30,000,000
Underwriter’s discounts(2)	$0.0483	$1,450,000
Proceeds to our company before expenses(3)	$5.9517	$28,550,000

(1)	Initial public offering price per share is assumed as $6.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

(2)

We have agreed to pay the underwriters a discount equal to (a) seven percent (7%) for the first $10 million Ordinary Shares sold; (b) four percent (4%) for any amount of Ordinary Shares in excess of $10 million but below $20 million; and (c) three percent and half (3.5%) for any amount of Ordinary Shares in excess of $20 million.

We have also agreed to issue, on the closing date of this offering, underwriter’s warrants to the underwriter in an amount equal to 6% of the aggregate number of Ordinary Shares sold by us in this offering, excluding the Ordinary Shares sold as a result of the underwriter’s election to exercise its over-allotment option. See “Underwriting” in this prospectus for more information regarding our arrangements with the underwriter.

(3)

We expect our total cash expenses for this offering (including cash expenses payable to our underwriter for its out-of-pocket expenses) not to exceed $230,000, exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation, such as 1% of the total offering amount as the underwriter’s non-accountable expenses. These payments will further reduce proceeds available to us before expenses. For a detailed description of the compensation to be received by the underwriter, see “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriter is obligated to take and pay for all of the Ordinary Shares if any such Ordinary Shares are taken. We have granted the underwriter an option for a period of 45 days after the effective date of this registration statement to purchase up to 15% of the total number of the Ordinary Shares to be offered by us pursuant to this offering (excluding Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts. If the underwriter exercises the option in full, and assuming an offering price of $6.00 per Ordinary Share, which is the midpoint of the range set forth on the cover page of this prospectus, the total gross proceeds to us, before underwriting discounts and expenses, will be $28,550,000.

The underwriter expects to deliver the Ordinary Shares against payment as set forth under “Underwriting,” on or about [●], 2020.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated [●], 2020.

You should rely on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We are offering to sell, and seeking offers to buy the Ordinary Shares, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares.

Neither we nor the underwriter have taken any action to permit a public offering of the Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Ordinary Shares and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

Until [●], 2020 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Overview

Traditional Chinese Medicine (“TCM”) is a comprehensive form of healthcare that has been widely adopted in China for more than 23 centuries. TCM rests upon the assumption that the human body is an ecosystem, embodying the fusion of Shen (psyche), Essence (soma), Qi, Moisture (body fluids), and Blood (tissue). Health in the context of TCM is more than just the absence of diseases, but to identify imbalance in human body and restore harmony. TCM is not only intended to cure diseases but to enhance the capacity for fulfillment, happiness and general well-being of people.

We are a pharmaceutical company based in Jiangxi, China, specializing in the manufacturing, marketing, sales and distribution of traditional Chinese medicine derivatives (“TCMD”) products targeting the elderly with the goal of addressing their physical conditions in the aging process and to promote their general well-being. We have registered and obtained approval for 26 varieties of TCMD products from the National Medical Products Administration (the “NMPA”), and we currently produce 13 varieties of TCMD products, which are sold in approximately 249 cities of 30 provinces in China as of the date of this prospectus. In addition, through our wholly-owned subsidiary Jiangxi Universe Pharmaceuticals Commercial Trade Co., Ltd. (“Universe Trade”), we sell not only our TCMD products, but also biomedical drugs, medical instruments, Traditional Chinese Medicine Pieces (“TCMPs”), and dietary supplements manufactured by third-party pharmaceutical companies.

Products manufactured by us. The 13 TCMD products currently manufactured by us fall into two categories: (1) treatment and relief for common chronic health conditions in the elderly designed to achieve physical wellness and longevity (“Chronic Condition Treatments”), and (2) cold and flu medications.

●	Chronic Condition Treatments: Guben Yanling Pill, Shenrong Weisheng Pill, Quanlu Pill, Yangxue Danggui Syrup, Wuzi Yanzong Oral Liquid, Fengtong Medicinal Liquor, Shenrong Medicinal Liquor, Qishe Medicinal Liquor, Fengshitong Medicinal Liquor, and Shiquan Dabu Medicinal Liquor.

●	Cold and flu medicines: Paracetamol Granule for Children, Isatis Root Granule and Qiangli Pipa Syrup.

As people age, they have an increasing risk of developing chronic health conditions. According to a report published by the Chinese Center for Disease Control and Prevention in March 2019, in China, 75.8% of seniors have at least one chronic health condition, and 35.1% of them have two or more. Some of the most common chronic diseases in the elderly include arthritis, chronic kidney disease, fatigue, and low back pain. Our products under the category of Chronic Condition Treatments are designed to address some of the aforementioned diseases. Our cold and flu medicines, on the other hand, include products designed to treat and relieve symptoms of respiratory illnesses caused by bacteria and viruses.

Our third-party products. Through Universe Trade, we also distribute and sell products manufactured by third-party producers, including biomedical drugs, medical instruments, TCMPs and dietary supplements. As of October 31, 2020, we had distributed over 4,000 third-party products.

Our Customers. Our major customers are pharmaceutical companies, hospitals, clinics and drugstore chains, primarily located in Jiangxi Province, Jiangsu Province, Guangdong Province, and 27 other provinces in China.

We believe we have implemented a successful business model, and our business has grown substantially since our inception. Our customer base grew meaningfully, from a total of 1,304 customers in 2017 to 2,603 customers at the end of fiscal year 2019. However the number of our customers decreased to 1,162 in the six months ended March 31, 2020 due to the impact of COVID-19. Our revenues from selling our own products increased from $17,620,823 for the fiscal year ended September 30, 2018 to $20,895,542 for the fiscal year ended September 30, 2019. When comparing the six months ended March 31, 2020 to the six months ended March 31, 2019, our revenue from selling our own products decreased by $4,954,925, or 40.0% to $7,439,652 because of the temporary factory closure in February and March 2020. Our revenues from distributing and selling products manufactured by third-party companies increased from $10,893,357 for the fiscal year ended September 30, 2018 to $12,333,774 for the fiscal year ended September 30, 2019. When comparing the six months ended March 31, 2020 to the six months ended March 31, 2019, our revenue from selling third party products increased by $3,218,467, or 56.2%, to $8,949,213 because we increased our purchase of third party products to fulfill customer orders while our factory was closed. Our net income was $7,602,933 for the fiscal year ended September 30, 2018, $7,551,465 for the fiscal year ended September 30, 2019, and $5,074,076 for the six months ended March 31, 2020.

Our Competitive Strengths

We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:

●	a recognized manufacturer of TCMD products in China’s rapidly growing health and wellness market;

●	rigorous quality control standards and manufacturing protocols;

●	visionary management team with substantial industry experience; and

●	strong record of growth and profitability.

Our Growth Strategies

We plan to implement the following strategies to achieve growth in the future:

●	build a strong brand image to achieve national recognition;

●	enhance our distribution network to increase market penetration;

●	integrate our internal manufacturing capacity to ensure production, supply and selection of products; and

●	further grow our research and development capacities.

Our Challenges

Our ability to execute our strategies and realize our vision is subject to risks and uncertainties, including:

●	our ability to compete effectively in the Chinese patent medicine industry;

●	our ability to attract new customers and retain existing customers and expand our customer relationships;

●	our ability to improve our products to keep up with the rapidly changing demands, preferences, or trends in the Chinese patent medicine industry;

●	our ability to generate and maintain sufficient cash inflows from operating activities;

●	our ability to comply with applicable laws and regulations in China; and

●	our ability to protect our intellectual property rights and proprietary rights.

Our History and Corporate Structure

We initially conducted our business through Jiangxi Universe Pharmaceuticals Co., Ltd. (“Jiangxi Universe”), a PRC company formed in 1998 and Jiangxi Universe Pharmaceuticals Trade Co., Ltd. (“Universe Trade”), a PRC company formed in 2010, a wholly-owned subsidiary of Jiangxi Universe.

With the growth of our business and in order to facilitate international capital investment in our Company, we underwent an offshore reorganization in 2019 and 2020. On December 11, 2019, our holding company, Universe Pharmaceuticals INC (“Universe INC”), was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Our wholly-owned subsidiary Universe Pharmaceuticals Group (International) Limited (“Universe HK”) was formed in Hong Kong on May 21, 2014 as an intermediate holding company. Universe HK in turn holds all the capital stock of Jiangxi Universe Pharmaceuticals Technology Co., Ltd. (“Universe Technology”), a wholly foreign owned enterprise incorporated in China on Aril 4, 2019. Universe Technology holds all the capital stock and controls Jiangxi Universe. Jiangxi Universe holds a 100% equity interest in Universe Trade.

Universe INC is a holding company with no business operation other than holding the shares in Universe HK; Universe HK is a pass-through entity with no business operation. Universe Technology is exclusively engaged in the business of managing the operation of Jiangxi Universe. Jiangxi Universe specializes in manufacturing our own TCMD products. Universe Trade specializes in the distribution and sales of our own TCMD products and third-party pharmaceutical products.

Foshan Shangyu Investment Holding Co., Ltd. (“Foshan Shangyu”) is our affiliated entity, 90% owned by and controlled by Mr. Gang Lai, our controlling shareholder. Foshan Shangyu was formed in 2004 in China as a holding company for Mr. Gang Lai. Foshan Shangyu has no business operations.

The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of this offering based on proposed number of 5,000,000 Ordinary Shares being offered, assuming no exercise of the over-allotment option. For more detail on our corporate history, please refer to “Corporate History and Structure”.

Our Corporate Information

Our principal executive offices are located at 265 Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone, Ji’an, Jiangxi Province, People’s Republic of China. Our phone number is +86-0796-8403309. Our registered office in the Cayman Islands is located at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KYI – 1205 Cayman Islands, and the phone number of our registered office is +1-(345)769-9372.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. We maintain a corporate website at http://www.dzrzy.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A;”

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, herein referred to as the Securities Act, occurred, if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our Ordinary Share held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Conventions That Apply to This Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Affiliated Entities” are to our subsidiaries;

●	“BVI” are to the British Virgin Islands;

●	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“Jiangxi Universe” are to Jiangxi Universe Pharmaceuticals Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly owned by Universe Technology;

●	“RMB” and “Renminbi” refer to the legal currency of China;

●	“shares,” “Shares,” or “Ordinary Shares” are to the ordinary shares of the Company, par value US$0.003125 per share;

●	“Universe HK” are to Universe INC’s wholly owned subsidiary, Universe Pharmaceuticals Group (International) Limited, a Hong Kong corporation;

●	“Universe INC” are to Universe Pharmaceuticals INC, an exempted company with limited liability incorporated under the laws of Cayman Islands;

●	“Universe Trade” are to Jiangxi Universe Pharmaceuticals Commercial Trade Co., Ltd., a limited liability company organized under the laws of the PRC, which is a wholly owned by Jiangxi Universe;

●	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States;

●	“we,” “us,” or the “Company” are to one or more of Universe INC, and its subsidiaries, as the case may be; and

●	“WFOE” or “Universe Technology” are to Jiangxi Universe Pharmaceuticals Technology Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly owned by Universe HK.

Unless the context indicates otherwise, all information in this prospectus assumes:

●	the filing and effectiveness of our amended and restated memorandum and articles of associations, which will occur immediately prior to the completion of this offering; and

●	no exercise by the underwriter of its over-allotment option.

Our business is conducted by Jiangxi Universe and Universe Trade, our wholly owned subsidiaries in the PRC using Chinese Yuan (“RMB”), the currency of China. Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

THE OFFERING

Ordinary Shares offered by us	5 million Ordinary Shares

Price per Ordinary Share	We currently estimate that the initial public offering price will be in the range of $5.00 to $7.00 per Ordinary Share.

Ordinary Shares outstanding prior to completion of this offering	16,000,000 Ordinary Shares

Ordinary Shares outstanding immediately after this offering

21,000,000 Ordinary Shares assuming no exercise of the underwriter’s over-allotment option and excluding 300,000 Ordinary Shares underlying the underwriter warrants.

21,750,000 Ordinary Shares assuming full exercise of the underwriter’s over-allotment option and excluding 300,000 Ordinary Shares underlying the underwriter warrants.

Listing	We have applied and received the approval letter from Nasdaq to have our Ordinary Shares listed on Nasdaq Capital Market under the symbol “UPC”. However, there can be no assurance that the offering will be closed and our Ordinary Shares will be trading on Nasdaq Capital Market.

Trading symbol	“UPC”

Transfer Agent	Transhare Corporation

Use of proceeds	We intend to use the proceeds from this offering for working capital and general corporate purposes, including the expansion of our business. See “Use of Proceeds” on page 33 for more information.

Risk factors	The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 11 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

Lock-up	We, our directors and executive officers, our existing shareholders have agreed with the underwriter not to sell, transfer or dispose of any Ordinary Shares or similar securities for a period of 180 days after the date of this prospectus, subject to certain exceptions. See “Shares Eligible for Future Sale” and “Underwriting.”

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected historical statements of operations for the fiscal years ended September 30, 2019 and 2018, and balance sheet data as of September 30, 2019 and 2018 have been derived from our audited consolidated financial statements for those periods included elsewhere in this prospectus. The following selected historical statements of operations for the six months ended March 31, 2020 and 2019, and balance sheet data as of March 31, 2020 and September 30, 2019 have been derived from our unaudited interim consolidated financial statements for those periods included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

Selected Statements of Operations Information:

	For the six months ended March 31,
	2020	2019
	(Unaudited)	(Unaudited)
REVENUE	$16,388,865	$18,125,314
COST OF REVENUE	7,868,761	11,082,126
GROSS PROFIT	8,520,104	7,043,188

OPERATING EXPENSES
Selling expenses	646,241	904,543
General and administrative expenses	743,813	633,110
Research and development expenses	547,627	291,169
Total operating expenses	1,937,681	1,828,822

INCOME FROM OPERATIONS	6,582,423	5,214,366

OTHER INCOME(EXPENSES)
Interest expense, net	(63,709)	(62,404)
Other expense, net	(674)	(1,759)
Equity investment income	21,805	26,907
Total other expense, net	(42,578)	(37,256)

INCOME BEFORE INCOME TAX PROVISION	6,539,845	5,177,110

INCOME TAX PROVISION	1,465,769	1,100,908

NET INCOME	5,074,076	4,076,202

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	18,877	298,473
COMPREHENSIVE INCOME	$5,092,953	$4,374,675

EARNINGS PER SHARE
Basic and diluted	$0.32	$0.25

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic and diluted*	16,000,000	16,000,000

	For the years ended September 30,
	2019	2018

REVENUE	$33,229,316	$28,514,180
COST OF REVENUE	19,821,831	15,105,265
GROSS PROFIT	13,407,485	13,408,915

OPERATING EXPENSES
Selling expenses	1,578,826	1,680,258
General and administrative expenses	1,457,393	1,282,946
Research and development expenses	618,437	789,382
Total operating expenses	3,654,656	3,752,586

INCOME FROM OPERATIONS	9,752,829	9,656,329

OTHER INCOME(EXPENSES)
Interest expense, net	(129,268)	(164,922)
Other income, net	2,760	5,014
Equity investment income	26,741	21,630
Total other expense	(99,767)	(138,278)

INCOME BEFORE INCOME TAX PROVISION	9,653,062	9,518,051

INCOME TAX PROVISION	2,101,597	1,915,118

NET INCOME	7,551,465	7,602,933

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(645,978)	(587,693)
COMPREHENSIVE INCOME	$6,905,487	$7,015,240

EARNINGS PER SHARE
Basic and diluted	$0.47	$0.48

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic and diluted*	16,000,000	16,000,000

Selected Balance Sheet Information

	As of
	March 31, 2020 (Unaudited)	September 30, 2019
ASSETS
CURRENT ASSETS
Cash	$11,796,452	$3,177,321
Accounts receivable, net	4,389,889	6,420,986
Inventories, net	4,988,410	2,615,155
Deferred initial public offering costs	90,926	-
Prepaid expenses and other current assets	26,575	16,300
TOTAL CURRENT ASSETS	21,292,252	12,229,762

Property, plant and equipment, net	4,445,588	4,566,932
Intangible assets, net	170,298	171,610
Investment in equity securities	705,500	700,500
Deferred tax assets	162,901	168,075
TOTAL NONCURRENT ASSETS	5,484,287	5,607,117

TOTAL ASSETS	$26,776,539	$17,836,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank loans	$2,539,800	$2,521,800
Accounts payable	5,107,027	1,937,095
Taxes payable	694,442	551,049
Due to related party	513,874	54,705
Accrued expenses and other current liabilities	444,384	388,171
TOTAL CURRENT LIABILITIES	9,299,527	5,452,820

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.003125 par value, 100,000,000 shares authorized, 16,000,000 shares issued and outstanding*	50,000	50,000
Additional paid in capital	3,679,000	3,679,000
Statutory reserve	2,439,535	2,439,535
Retained earnings	11,254,833	6,180,757
Accumulated other comprehensive income	53,644	34,767
TOTAL SHAREHOLDERS’ EQUITY	17,477,012	12,384,059

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,776,539	$17,836,879

	As of September 30,
	2019	2018
ASSETS
CURRENT ASSETS
Cash	$3,177,321	$6,190,176
Accounts receivable, net	6,420,986	7,637,177
Inventories, net	2,615,155	8,120,436
Prepaid expenses and other current assets	16,300	8,484
TOTAL CURRENT ASSETS	12,229,762	21,956,273

Property, plant and equipment, net	4,566,932	5,075,695
Intangible assets, net	171,610	183,583
Investment in equity securities	700,500	728,000
Deferred tax assets	168,075	135,021
TOTAL NONCURRENT ASSETS	5,607,117	6,122,299

TOTAL ASSETS	$17,836,879	$28,078,572

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank loans	$2,521,800	$2,620,800
Accounts payable	1,937,095	2,938,221
Taxes payable	551,049	893,512
Due to related party	54,705	55,709
Dividend payable	-	11,648,000
Accrued expenses and other current liabilities	388,171	240,758
TOTAL CURRENT LIABILITIES	5,452,820	18,397,000

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.003125 par value, 100,000,000 shares authorized, 16,000,000 shares issued and outstanding*	50,000	50,000
Additional paid in capital	3,679,000	3,679,000
Statutory reserve	2,439,535	2,439,535
Retained earnings	6,180,757	2,832,292
Accumulated other comprehensive income	34,767	680,745
TOTAL SHAREHOLDERS’ EQUITY	12,384,059	9,681,572

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,836,879	$28,078,572

*	Retrospectively restated for effect of the forward split of the outstanding ordinary shares at a ratio of 320-for-1 share on August 7, 2020.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business and Industry

Price increases in raw materials and sourced products could harm the Company’s financial results.

Our principal raw materials include angelica, codonopsis, poria mushroom isatis root, and other herbs and plant extracts. These raw materials are subject to price volatility and inflationary pressures. Our success is dependent, in part, on our ability to reduce our exposure to increase in those costs through a variety of ways, while maintaining and improving margins and market share. These manufactures are also subject to price volatility and labor cost and other inflationary pressures, which may in turn result in an increase in the amount we pay for sourced products. Raw materials and sourced product price increases may offset our productivity gains and price increases and may adversely impact our financial results.

High quality materials for our products may be difficult to obtain or substantially increase our production costs.

Raw materials account for a portion of our manufacturing costs and we rely on third-party suppliers to provide almost all raw materials. Suppliers may be unable or unwilling to provide the raw materials we need in the quantities requested, at a price we are willing to pay, or that meet our quality standards. We are also subject to potential delays in the delivery of raw materials caused by events beyond our control, including transportation interruptions, delivery delays, labor disputes and changes in government regulations. Our business could be adversely affected if we are unable to obtain a reliable source of the raw materials used in the manufacturing of our products that meets our quality standards. Any significant delay in or disruption of the supply of raw materials could, among other things, substantially increase the cost of such materials, require reformulation or repackaging of products, require the qualification of new suppliers, or result in our inability to meet customer demands.

We operate in a highly competitive industry. Our failure to compete effectively could adversely affect our market share, revenues and growth prospects.

The Chinese patent medicine industry in China are subject to significant competition and pricing pressures. We will experience significant competitive pricing pressures as well as competitive products. Several significant competitors may offer products at the same or lower prices than our products. The market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. It is possible that one or more of our competitors could develop a significant research advantage over us that allows them to provide superior products that are more attractive to consumers, which could put us in a competitive disadvantage. Continued pricing pressure or improvements in research and shifts in customer preference could adversely impact our customer base or pricing structure and have a material and adverse effect on our business, financial conditions, results of operations and cash flows.

Failure to maintain or enhance our brands or image could have a material adverse effect on our business and results of operations.

We believe several of our brands, such as “Bai Nian Dan (百年丹)”, “Hu Zhuo Ren (胡卓仁)” and “Long Zhong (龙种)”, are well-recognized among our clients and other Chinese patent medicine industry players. Our brand is integral to our sales and marketing efforts. Our continued success in maintaining and enhancing our brand and image depends to a large extent on our ability to satisfy customer needs by further developing effective and better-quality products, as well as our ability to respond to competitive pressures. If we are unable to satisfy customer needs or if our public image or reputation were otherwise diminished, our business transactions with our customers may decline, which could in turn adversely affect our results of operations.

Our failure to appropriately respond to changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales.

Our business is particularly subject to changing consumer trends and preferences. Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not be able to respond in a timely or commercially appropriate manner to these changes. If we are unable to do so, our customer relationships and product sales could be harmed significantly.

Furthermore, the Chinese patent medicine industry is characterized by rapid and frequent changes in demand and new product introductions. Our failure to accurately depict these trends could negatively impact consumer opinion of our stores as a source for latest products. This could harm our customer relationships and cause losses to our market share. The success of our new product offerings depends upon a number of factors, including our ability to: accurately anticipate customer needs; innovate and develop new products; successfully commercialize new products in a timely manner; price our products competitively; manufacture and deliver our products in sufficient volumes and in a timely manner; and differentiate our product offerings from those our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could become obsolete, which could have a material adverse effect on our revenues and operating results.

If our products do not have the effects intended or cause undesirable side effects, our business may suffer.

Although many of the ingredients in our current products for which there is a long history of human consumption and we believe that all of these products and the combinations of ingredients in them are safe when taken as directed, the products could have certain undesirable side effects if not taken as directed or if taken by a consumer who has certain medical conditions. In addition, these products may not have the effect intended if they are not taken in accordance with instructions, which may include dietary restrictions. Furthermore, there can be no assurance that any of these products, even when used as directed, will have the effects intended or will not have harmful side effects in an unforeseen way or on an unforeseen cohort. If any of our products or products we develop or commercialize in the future are shown to be harmful or generate negative publicity from perceived harmful effects, our business, financial condition, results of operations, and prospects could be harmed significantly.

We are subject to evolving regulatory requirements, non-compliance with which, or changes in which, may adversely affect our business and prospects.

As a manufacturer of products designed for human consumption, we are subject to legal and regulatory requirements applicable to the Chinese patent medicine industry in the PRC. We have been subject to penalties by PRC regulatory authorities in the past due to our failure to comply with their requirements, including noncompliance with the Good Manufacturing Practice for Drugs and the National Drug Standard.

The regulations to which we are subject in this area is evolving. As a result, the interpretation of these laws and their enforcement is often uncertain. Predicting the application of these laws can be difficult, and unexpected outcomes in the interpretation and enforcement of the applicable regulations may have an adverse impact on our business and operations. Additionally, any future changes in regulation may render our business non-compliant or require changes to our business practices or licensing arrangements to ensure compliance. These changes may involve significant costs, which in turn may adversely affect our business and prospectus.

Various regulatory authorities of the PRC government regulate the manufacturing and trading of Chinese patent medicine. Violations of regulations may lead to the imposition of significant penalties which may affect our business, operations, reputation and financial prospects. See “Regulations” for details.

As we introduce new products to our customers, we may be required to comply with additional laws and regulations that are yet to be determined. To comply with such additional laws and regulations, we may be required to obtain necessary certificates, licenses or permits, as well as expend additional resources to monitor regulatory and policy developments. Our failure to adequately comply with such additional laws and regulations may delay, or possibly prevent, some of our products from being offered to customers, which may have a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain or renew the requisite licenses, permits, registrations and filings applicable to our business, or fail to obtain additional licenses, permits, registrations or filings that become necessary as a result of new enactment or promulgation of government policies, laws or regulations or the expansion of our business, our business and results of operations may be materially and adversely affected.

The Chinese patent medicine industry in China is highly regulated, and multiple licenses, permits, filings and approvals are required to operate our business. Currently, through our PRC subsidiaries, we have obtained a valid pharmaceutical manufacturing license, a medical device selling license, and a pharmaceutical trade license. We have made efforts to obtain all applicable approvals, licenses and permits, but due to the complexities, uncertainties and frequent changes in laws, rules, regulations and their interpretation and implementation, we may not always be able to do so, and we may be penalized by governmental authorities for conducting pharmaceutical manufacturing or sales activities without proper approvals, licenses or permits. Moreover, as we continue to increase our product variety, we may also become subject to new or existing laws and regulations that did not affect us in the past. Failure to obtain, renew or retain requisite licenses, permits or approvals may adversely affect our ability to conduct or expand our business, and may have a material adverse impact on our business prospectus, results of operations and financial condition.

Our business is subject to inherent risks relating to product liability and personal injury claims.

As a manufacturer of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. For instance, adverse reactions resulting from human consumption of the ingredients contained in our products could occur. We may also be obligated to recall affected products. If we are found liable for product liability claims, we could be required to pay substantial monetary damages. Furthermore, even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources, which could disrupt our business, and our reputation as well as our brand name may also suffer. We, like many other similar companies in China, do not carry product liability insurance. As a result, any imposition of product liability could materially harm our business, financial condition and results of operations. In addition, we do not have any business interruption insurance due to the limited coverage of any available business interruption insurance in China, and as a result, any business disruption or natural disaster could severely disrupt our business and operations and significantly decrease our revenue and profitability.

We may not be successful in expanding a distribution network.

Although we intend to expand our distribution network including additional cities and rural areas in the PRC in an effort to increase our geographic appearance. Our distribution, logistics and products may encounter various competition from similar or substitutive businesses. Therefore, the success of expansion will depend upon many factors, including our ability to form relationships with, and manage an increasing number of, customers base and optimize our distribution network. If we fail to expand our distribution network as planned, our business, financial condition and results of operations may be materially and adversely affected.

We are dependent on certain key personnel and loss of these key personnel could have a material effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and research and development expertise of key personnel. We are dependent upon the services of Mr. Gang Lai, our chairman of the Board and our chief executive officer, for the continued growth and operation of the Company, due to his industry experiences and management experiences. Although we have no reason to believe that Mr. Gang Lai will discontinue his services with us, the interruption or loss of his services would adversely affect our ability to effectively run our business and pursue our business strategy as well as our results of operation. There can be no assurance that we will be able to retain them after the terms of their employment expire. The loss of these officers could have a material adverse effect upon our business, financial condition, and results of operations.

We may not effectively manage our growth, which could materially harm our business.

We expect that our business will continue to grow, which may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology and workforce. We must also maintain close coordination among our compliance, accounting finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed.

Our continued growth will require an increased investment by us in technology, facilities, personnel and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, any expansion into new businesses and the resulting growth of our employee base will increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically acquired. We may not be successful in identifying or implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain and hire these personnel in the future, our ability to improve our products and implement our business objects could be adversely affected.

We must attract, recruit and retain a sizeable workforce of technically competent employees. Competition for senior management and personnel in the PRC is intense and the pool of qualified candidates in the PRC is very limited. We may not be able to retain the services of our senior executives or personnel, or attract and retain high-quality senior executives or personnel in the future. This failure could materially and adversely affect our future growth and financial condition.

Our success depends on our ability to protect our intellectual property.

We currently own 11 patents and 22 trademarks in China. We believe that our success depends on our ability to obtain and maintain patent protection for products developed utilizing our technologies, in the PRC and in other countries, and to enforce these patents. There is no assurance that any of our existing and future patents will be held valid and enforceable against third-party infringement or that our products will not infringe any third-party patent or intellectual property. Although we have filed additional patent applications with Patent Administration Department of PRC, there is no assurance that they will be granted.

Any patents relating to our technologies may not be sufficiently broad to protect our products. In addition, our patents may be challenged, potentially invalidated or potentially circumvented. Our patents may not afford us protection against competitors with similar technology or permit the commercialization of our products without infringing third-party patents or other intellectual property rights.

We also rely on or intend to rely on our trademarks, trade names and brand names to distinguish our products from the products of our competitors, and have registered or will apply to register a number of these trademarks. However, third parties may oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing these new brands. Further, our competitors may infringe our trademarks, or we may not have adequate resources to enforce our trademarks.

In addition, we also have trade secrets, non-patented proprietary expertise and continuing technological innovation that we shall seek to protect, in part, by entering into confidentiality agreements with licensees, suppliers, employees and consultants. These agreements may be breached and there may not be adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Moreover, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors. If patents are not issued with respect to products arising from research, we may not be able to maintain the confidentiality of information relating to these products.

Further, the application and interpretation of China’s intellectual property laws are still evolving and are uncertain. If we are found to have violated the intellectual property rights of others, we may be subject to liability and penalty for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our reputation, business and operations by restricting or prohibiting our use of the intellectual property at issue.

Because we rely on our manufacturing operations to produce a significant amount of the products we sell, disruptions in our manufacturing system or losses of manufacturing certifications could adversely affect our sales and customer relationships.

Our manufacturing operations produced approximately 45.4% of the total value of the products we sold for the six months ended March 31, 2020. Our products are produced in our manufacturing facility located in Jinggangshan, Jiangxi Province, China. For the six months ended March 31, 2020, three vendors each supplied more than 10% of our raw materials. In the event any of our third-party suppliers or vendors becomes unable or unwilling to continue to provide raw materials in the required volumes or quality levels or in a timely manner, we would be required to identify and obtain acceptable replacement supply sources. If we are unable to identity and obtain alternative supply sources, our business could be adversely affected. Any significant disruption in our operations at our manufacturing facility for any reason, including government-imposed regulatory requirements, the loss of certifications, power interruptions, fires, war, or other force of nature, could disrupt our supply of products, adversely affecting our sales and customer relationships.

We face risks related to our sales of products obtained from third-party suppliers.

We sell a significant number of products that are manufactured by third-party suppliers over which we have no direct control. While we have implemented processes and procedures to try to ensure that the suppliers we use are complying with all applicable regulations, there can be no assurances that such suppliers in all instances will comply with such processes and procedures or otherwise with applicable regulations. Noncompliance could result in our marketing and distribution of contaminated or dangerous products which would subject us to liabilities and could result in the imposition by government authorities of penalties that could restrict or eliminate our ability to purchase products. Any or all of these effects could adversely affect our business, financial condition and results of operation.

The growth of our business depends on our ability to finance new product innovations and these increased costs may reduce our cash flows and, if the products in which we have invested fail, it would reduce our profitability.

We operate in the Chinese patent medicine industry, which is characterized by significant competition and rapid change. New products appear with increasing frequency to supplant existing products. If we fail to adapt to those conditions in a timely and efficient manner, our revenues and profits would likely decline. To remain competitive, we must continue to incur significant costs in product research and development, marketing, equipment and facilities and to make capital investment. These costs may increase, resulting in greater fixed costs and operating expenses. Our future operating results will depend to a significant extent on our ability to continue to provide new products that compare favorably based on time to market, cost and performance with the design and manufacturing capabilities and competing third-party suppliers and technologies. Our failure to increase our net sales sufficient to offset these increased costs would reduce our profitability.

Future acquisitions may have an adverse effect on our ability to manage our business.

We may acquire businesses, technologies, services or products which are complementary to our core business of manufacturing and selling TCMD products. Future acquisitions may expose us to potential risks, including risks associated with: the integration of new products, services and personnel; unforeseen or hidden liabilities; the diversion of resources from our existing business; our potential inability to generate sufficient revenue to offset new costs; the expenses of acquisitions; or the potential loss of or harm to relationships with both employees and advertising clients resulting from our integration of new businesses.

Any of the potential risks listed above could have a material and adverse effect on our ability to manage our business, our revenues and net income. We may need to raise additional debt funding or sell additional equity securities to make such acquisitions. The raising of additional debt funding by us, if required, would result in increased debt service obligations and could result in additional operating and financing covenants, or liens on our assets, that would restrict our operations. The sale of additional equity securities could result in additional dilution to our shareholders.

Increase in labor costs in the PRC may adversely affect our business and our profitability.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing prices for our products or services, our profitability and results of operations may be materially adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law (《中华人民共和国劳动法》) (the “Labor Contract Law”) that became effective in January 2008 and its implementing rules that became effective in September 2008 and its amendments that became effective in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

The tariffs by the U.S. government and the trade war between the U.S. and China, and on a larger scale, internationally, may dampen global growth. If the U.S. government, in the future, subjects the services that we provide to tariffs, our business operations and revenues may be negatively impacted.

The U.S. government has recently, among other actions, imposed new or higher tariffs on specified products imported from China to penalize China for what it characterizes as unfair trade practices and China has responded by imposing new or higher tariffs on specified products imported from the United States. Based on our analysis of the list of products affected by the tariffs, we expect that the tariffs will not have a material direct impact on our business operations, as currently, we are based in the PRC, and sell products to customers exclusively located within the PRC market. The imposed tariffs, however, may cause the depreciation of the RMB currency and a contraction of certain PRC industries that will likely be affected by the tariffs. As such, there may be potential decrease in the spending powers of advertising customers, which in turn, may lead to a contraction of the PRC advertising market. As such, we may have access to fewer business opportunities and our operation may be negatively impacted. In addition, future actions or escalations by either the United States or China that affect trade relations may cause global economic turmoil and potential have a negative impact on our business and we cannot provide any assurance as to whether such actions will occur or the form that they may take.

Natural disasters (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts and global political events could cause permanent or temporary distribution center or store closures, impair our ability to purchase, receive or replenish inventory, or cause customer traffic to decline, all of which could result in lost sales and otherwise adversely affect our financial performance.

The occurrence of one or more natural disasters, such as hurricanes, fires, floods and earthquakes (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts or disruptive global political events, such as civil unrest in countries in which our suppliers are located, or similar disruptions could adversely affect our operations and financial performance. To the extent these events result in the closure of one or more of our distribution centers, a significant number of stores, a manufacturing facility or our corporate headquarters, or impact one or more of our key suppliers, our operations and financial performance could be materially adversely affected through an inability to make deliveries to our stores and through lost sales. In addition, these events could result in increases in fuel (or other energy) prices or a fuel shortage, delays in opening new stores, the temporary lack of an adequate work force in a market, the temporary or long-term disruption in the supply of products from some local and overseas suppliers, the temporary disruption in the transport of goods from overseas, delay in the delivery of goods to our distribution centers or stores, the temporary reduction in the availability of products in our stores and disruption to our information systems. These events also could have indirect consequences, such as increases in the cost of insurance, if they were to result in significant loss of property or other insurable damage.

The outbreak of the coronavirus in China had a material adverse effect on our business.

Our business was materially and adversely affected by health epidemics such as the outbreak of the coronavirus disease 2019 (“COVID-19”) in China. The World Health Organization has declared the COVID-19 outbreak a public health emergency of international concern. As this virus is transmitted between humans, the Chinese government has imposed travel restrictions in certain parts of the country. The development of the COVID-19 outbreak disrupted our business and operations, slowed down the overall economy, curtailed consumer spending, interrupted our sources of supply, and made it difficult to adequately staff our operations. As a result, our operating results, financial conditions and cash flows were materially adversely impacted.

As a result of the COVID-19 outbreak, our factory was closed during the first two weeks of February 2020 at the mandate of the Chinese government and reopened in on February 13, 2020. This impacted the manufacturing productivity of our factory, and therefore our inventory and sales to customers. Our factory has been fully running as normal since March 2, 2020. As a result of COVID-19, our revenue and net income for the three months ended March 31, 2020 were adversely affected. However, the negative impacts of the COVID-19 outbreak on our manufacturing and sales was temporary and our revenues started to grow in the three months ended June 30, 2020. Our revenue and net income increased by approximately 33% and 27% for the three months ended June 30, 2020 as compared to the three months ended March 31, 2020. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors that Affect Our Results of Operations—COVID-19 Impact.”

Risks Related to Doing Business in China

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our PRC subsidiaries or finance our operating entity by means of loans or capital contributions. Any capital contributions or loans that we, as an offshore entity, make to our Company’s PRC subsidiaries, including from the proceeds of this offering, are subject to PRC regulations. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with China’s State Administration of Foreign Exchange (“SAFE”), or its local counterparts. Furthermore, any capital increase contributions we make to our PRC subsidiaries, which are foreign-invested enterprises, are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System, or FICMIS, and registration with other government authorities in China. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to obtain such approvals or make such registration, our ability to make equity contributions or provide loans to our Company’s PRC subsidiaries or to fund their operations may be negatively affected, which may adversely affect their liquidity and ability to fund their working capital and expansion projects and meet their obligations and commitments. As a result, our liquidity and our ability to fund and expand our business may be negatively affected.

We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take several months to complete.

The proceeds of this offering must be sent back to China, and the process for sending such proceeds back to China may take as long as six months after the closing of this offering. In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and must be registered with SAFE.

To remit the proceeds of the offering, we must take the following steps:

●	First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments of the domestic residents, and foreign exchange registration certificate of the invested company.

●	Second, we will remit the offering proceeds into this special foreign exchange account.

●	Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary significantly. Ordinarily the process takes several months but is required by law to be accomplished within 180 days of application.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be subject to the requirement of making necessary filings in the FICMIS, and registration with other government authorities in China. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business.

As a holding company, we conduct substantially all of our business through our consolidated subsidiaries incorporated in China. We may rely on dividends paid by these PRC subsidiaries for our cash needs, including the funds necessary to pay any dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities established in China is subject to limitations. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. In accordance with the Article 166, 168 of the Company Law of the PRC (Amended in 2018) (the “PRC Company Law”), each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves or statutory capital reserve fund until the aggregate amount of such reserves reaches 50% of its respective registered capital. A company may discontinue the contribution when the aggregate sum of the statutory surplus reserve is more than 50% of its registered capital. The statutory common reserve fund of a company shall be used to cover the losses of the company, expand the business and production of the company or be converted into additional capital. As a result, our PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends. In addition, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Adverse changes in political, economic and social conditions, as well as government policies in China could have a material adverse effect on our business results of operations, financial conditions and prospects.

Substantially all of our business operations are conducted in China. Accordingly, our financial condition, results of operations and prospects are, to a material extent, subject to economic, political and legal developments in China. The economy in China differs from the economies of developed countries in many respects, including, among other things, the degree of government involvement, control of investment, level of economic development, growth rate, foreign exchange controls and resource allocation. Although the economy in China has been transitioning from a planned economy to a more market-oriented economy for about four decades, a substantial portion of productive assets in China is still owned by the PRC government. The PRC government also exercises significant control over the economic growth of China through allocating resources, controlling payments of foreign currency denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. In recent years, the PRC government has implemented measures emphasizing the utilization of market forces in economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance practices in business enterprises. Some of these measures benefit the overall economy in China, but may adversely affect us. For example, our financial condition and results of operations may be adversely affected by government policies on the Chinese patent medicine industry in China or changes in tax regulations applicable to us. If the business environment in China deteriorates, our business in China may also be materially and adversely affected.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct all of our business through our subsidiaries in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value. The PRC legal system is evolving rapidly, and the interpretations of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Labor Contract Law and other labor-related laws in the PRC may adversely affect our business and our results of operations.

On December 28, 2012, the PRC government released the revision of the Labor Contract Law, which became effective on July 1, 2013. Pursuant to the Labor Contract Law, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. According to the PRC Social Insurance Law (《中华人民共和国社会保险法》), employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance and maternity insurance and the employers must, together with their employees or separately, pay the social insurance premiums for such employees. As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practices do not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related law and regulations regarding including those relating to obligations to make social insurance payments and contribute to the housing provident fund. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations will be adversely affected.

There are significant uncertainties under the Enterprise Income Tax Law, or the EIT Law, relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

China passed the EIT Law, and it is implementing rules, both of which became effective on January 1, 2008. Under the PRC EIT Law and its implementation rules, the profits of an FIE generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and the PRC, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our PRC subsidiaries, Universe Technology, Jiangxi Universe and Universe Trade, are wholly-owned by our Hong Kong subsidiary. Moreover, under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the tax payer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. The beneficial owner of the relevant dividends and the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the State Administration of Taxation promulgated the Notice on How to Comprehend and Determine the “Beneficial Owner” in Tax Treaties (《国家税务总局关于税收协定中”受益所有人”有关问题的公告》) on February 3, 2018, which limits the “beneficial owner” to individuals, projects or other organizations normally engaged in substantive operations, and sets forth certain detailed factors in determining the “beneficial owner” status. In current practice, a Hong Kong enterprise must obtain a tax resident certificate from the relevant Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority. As of the date of this prospectus, we have not commenced the application process for a Hong Kong tax resident certificate from the relevant Hong Kong tax authority, and there is no assurance that we will be granted such a Hong Kong tax resident certificate.

Even after we obtain the Hong Kong tax resident certificate, we are required by applicable tax laws and regulations to file required forms and materials with relevant PRC tax authorities to prove that we can enjoy 5% lower PRC withholding tax rate. Universe HK intends to obtain the required materials and file with the relevant tax authorities when it plans to declare and pay dividends, but there is no assurance that the PRC tax authorities will approve the 5% withholding tax rate on dividends received from Universe HK.

Failure to qualify for or obtain any preferential tax treatments that are available in China could adversely affect our results of operations and financial condition.

The EIT Law and its implementation rules generally impose a uniform income tax rate of 25% on all enterprises, but grant preferential treatment to “high and new technology enterprises strongly supported by the state,” or HNTEs, with a preferential enterprise tax rate of 15%. Our subsidiary Jiangxi Universe is currently accredited as an HNTE. According to the relevant administrative measures, to qualify as an “HNTE,” Jiangxi Universe must meet certain financial and non-financial criteria and complete verification procedures with the administrative authorities. Continued qualification as an HNTE is subject to review by the relevant government authorities in China every three years, and in practice, certain local tax authorities may require annual evaluation of the qualification. In the event that Jiangxi Universe fails to renew its status as HNTE with the local tax authority, it will be subject to the standard PRC enterprise income tax rate of 25%.

Under the EIT Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

The EIT Law and its implementing rules became effective on December 9, 2019. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Currently, we do not have any non-China source income, as we conduct our sales in China. Second, under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would be deemed as “qualified investment income between resident enterprises” and therefore qualify as “tax-exempt income” pursuant to the clause 26 of the EIT Law. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which the dividends we pay with respect to our Ordinary Shares, or the gain our non-PRC shareholders may realize from the transfer of our Ordinary Shares, may be treated as PRC-sourced income and may therefore be subject to a 10% PRC withholding tax. The EIT Law and its implementing regulations are, however, relatively new and ambiguities exist with respect to the interpretation and identification of PRC-sourced income, and the application and assessment of withholding taxes. If we are required under the EIT Law and its implementing regulations to withhold PRC income tax on dividends payable to our non-PRC shareholders, or if non-PRC shareholders are required to pay PRC income tax on gains on the transfer of their Ordinary Shares, our business could be negatively impacted and the value of your investment may be materially reduced. Further, if we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both China and such countries in which we have taxable income, and our PRC tax may not be creditable against such other taxes.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

In connection with this offering, we will become subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. We have operations, agreements with third parties, and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees of our Company, because these parties are not always subject to our control.

Although we believe to date we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption law, our existing safeguards and any future improvements may prove to be less than effective, and the employees of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

The enforcement of stricter advertisement laws and regulations in the PRC may adversely affect our business and our profitability.

In October 2018, the Standing Committee of the National People’s Congress (the “SCNPC”) promulgated the PRC Advertising Law, effective on October 26, 2018. According to the Advertising Law, advertisements shall not have any false or misleading content, or defraud or mislead consumers. Furthermore, an advertisement will be deemed as a “false advertisement” if any of the following situations exist: (i) the advertised product or service does not exist; (ii) there is any inconsistency that has a material impact on the decision to purchase in what is included in the advertisement with the actual circumstances with respect to the product’s performance, functions, place of production, uses, quality, specification, ingredient, price, producer, term of validity, sales condition, and honors received, among others, or the service’s contents, provider, form, quality, price, sales condition, and honors received, among others, or any commitments, among others, made on the product or service; (iii) fabricated, forged or unverifiable scientific research results, statistical data, investigation results, excerpts, quotations, or other information have been used as supporting material; (iv) effect or results of using the good or receiving the service are fabricated; or (v) other circumstances where consumers are defrauded or misled by any false or misleading content.

Our current marketing relies on advertisements on media platforms. The laws and regulations of advertising are relatively new and evolving and there is substantial uncertainty as to the interpretation of “false advertisement” by the State Administration for Industry and Commerce (the “SAIC”). If any of the advertisements published by our customers is deemed to be a “false advertisement” by the SAIC or its local branch, we could be subject to various penalties, such as discontinuation of publishing the target advertisement, imposition of fines and obligations to eliminate any adverse effects incurred by such false advertisement. Any such penalties may disrupt our business and our competition with competitors, which could affect our results of operations and financial conditions.

We were not in compliance with the PRC’s regulations relating to employee’s social insurance and housing funds prior to April 2020, and as a result, we may be subject to penalties for such non-compliance.

Pursuant to the Social Insurance Law of the PRC (the “Social Insurance Law”), which was promulgated by the SCNPC on October 28, 2010 and amended on December 29, 2018, and the Administrative Regulations on the Housing Provident Funds, which was promulgated by the State Council on April 3, 1999 and last amended on March 24, 2019, employers are required to make contributions, on behalf of their employees, to a number of social security funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, maternity insurance and to housing provident funds. Prior to April 2020, we only contributed to the social insurance and housing provident funds for some, but not all, of our employees. Since April 2020, we have started contributing to the social insurance and housing funds for our eligible full-time employees in accordance with the aforementioned PRC laws and regulations. Even though we are currently making contributions in accordance with applicable PRC laws, there is a risk that the labor security administration authority may take enforcement action to collect from us all the outstanding contributions of the social insurance and housing provident funds required to be made for the employees in the past, and we may be subject to a late charge at the rate of 0.05% per day on the total outstanding contribution.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

The Securities and Exchange Commission (the “SEC”), the U.S. Department of Justice and other U.S. authorities may also have difficulties in bringing and enforcing actions against us or our directors or executive officers in the PRC. The SEC has stated that there are significant legal and other obstacles to obtaining information needed for investigations or litigation in China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in Hong Kong or other jurisdictions may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, China has recently adopted a revised securities law that became effective on March 1, 2020, Article 177 of which provides, among other things, that no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without governmental approval in China, no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, it could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of China, which may further increase difficulties faced by you in protecting your interests. See also “—You may experience difficulty in effecting service of process, enforcing foreign judgments or bringing actions against our directors and officers.”

You may experience difficulty in effecting service of process, enforcing foreign judgments or bringing actions against our directors and officers.

We are a Cayman Islands exempted company with limited liability and most of our assets are located outside of the United States. In addition, all of our directors and executive officers are residents of the PRC, and substantially all of their assets and our assets are located in the PRC. As a result, it may be difficult or impossible for you to effect service of process within the United States upon our directors and executive officers. It may also be difficult for you to enforce in the United States courts judgments obtained in the United States courts based on the civil liability provisions of the United States federal securities laws against us and our officers and directors who reside and whose assets are located outside the United States.

In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of the United States courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Further, pursuant to the PRC Civil Procedures Law, any matter, including matters arising under U.S. federal securities laws, in relation to assets or personal relationships may be brought as an original action in China, only if the institution of such action satisfies the conditions specified in the PRC Civil Procedures Law. As a result of the conditions set forth in the PRC Civil Procedures Law and the discretion of the PRC courts to determine whether the conditions are satisfied and whether to accept the action for adjudication, there remains uncertainty as to whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws.

Because our business is conducted in the RMB and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in the PRC, our books and records are maintained in the RMB, the legal currency of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations in United States dollars. The value of the RMB against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our Ordinary Shares offered by this prospectus are offered in United States dollars, we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the RMB will affect that amount of proceeds we will have available for our business.

Government control in currency conversion may adversely affect our financial condition, our ability to remit dividends, and the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have.

Under existing PRC foreign exchange regulations, the Renminbi cannot be freely converted into any foreign currency, and conversion and remittance of foreign currencies are subject to PRC foreign exchange regulations. It cannot be guaranteed that under a certain exchange rate, we will have sufficient foreign exchange to meet our foreign exchange requirements. Under the current PRC foreign exchange control system, foreign exchange transactions under the current account conducted by us, including the payment of dividends, do not require advance approval from SAFE, but we are required to present documentary evidence of such transactions and conduct such transactions at designated foreign exchange banks within China that have the licenses to carry out foreign exchange business. Foreign exchange transactions under the capital account conducted by us, however, must be approved in advance by SAFE.

Under existing foreign exchange regulations, following the completion of this offering, we will be able to pay dividends in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, we cannot assure you that these foreign exchange policies regarding payment of dividends in foreign currencies will continue in the future.

In fact, in light of the flood of capital outflows of China in 2016 due to the weakening Renminbi, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of our shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the Ordinary Shares. Our capital expenditure plans and our business, operating results and financial condition may be materially and adversely affected.

Our business may be materially and adversely affected if any of our PRC subsidiaries declare bankruptcy or become subject a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of the PRC, or the Bankruptcy Law, came into effect on June 1, 2007. The Bankruptcy Law provides that an enterprise will be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts.

Our PRC subsidiaries hold certain assets that are important to our business operations. If any of our PRC subsidiaries undergoes a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

According to SAFE’s Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, effective on December 17, 2012, and the Provisions for Administration of Foreign Exchange Relating to Inbound Direct Investment by Foreign Investors, effective May 13, 2013, if any of our PRC subsidiaries undergoes a voluntary or involuntary liquidation proceeding, prior approval from SAFE for remittance of foreign exchange to our shareholders abroad is no longer required, but we still need to conduct a registration process with the SAFE local branch. It is not clear whether “registration” is a mere formality or involves the kind of substantive review process undertaken by SAFE and its relevant branches in the past.

Our current corporate structure and business operations may be affected by the newly enacted PRC Foreign Investment Law.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which became effective on January 1, 2020. The PRC Foreign Investment Law defines the “foreign investment” as the investment activities in China conducted directly or indirectly by foreign investors in the following manners: (i) the foreign investor, by itself or together with other investors establishes a foreign invested enterprises in China; (ii) the foreign investor acquires shares, equities, asset tranches, or similar rights and interests of enterprises in China; (iii) the foreign investor, by itself or together with other investors, invests and establishes new projects in China; (iv) the foreign investor invests through other approaches as stipulated by laws, administrative regulations or otherwise regulated by the State Council. If our PRC subsidiaries are recognized as “foreign investment enterprises,” PRC governmental authorities will regulate foreign investment by applying the principle of re-entry national treatment together with a “negative list,” which will be promulgated by or promulgated with approval by the State Council. Foreign investors are prohibited from making any investments in the industries which are listed as “prohibited” in such negative list; and, after satisfying certain additional requirements and conditions as set forth in the “negative list,” are allowed to make investments in industries which are listed as “restricted” in such negative list. For any foreign investor that fails to comply with the negative list, the competent authorities are entitled to ban its investment activities, require such investor to take measures to correct its non-compliance and impose other penalties.

Pharmaceutical production and distribution activities that we conduct through our PRC subsidiaries are not subject to foreign investment restrictions or prohibitions set forth in the Special Administrative Measures for the Access of Foreign Investment (Negative List) (Edition 2020) (the “2020 Negative List”). We do not intend to conduct any types of business activities restricted or prohibited under the 2020 Negative List in the future. However, it is unclear whether any updated “negative list” to be published by the State Council in the future will be different from the 2020 Negative List. If future laws, administrative regulations or provisions of the State Council set forth restrictions or prohibitions on foreign investment in our current business activities, and that our PRC subsidiaries are recognized as “foreign investment enterprises,” we may be required to take appropriate and timely measures to comply with such regulatory requirements. If we fail to do so, our business operations could be materially and adversely affected.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, may limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, may limit the ability of our PRC subsidiaries to distribute profits to us or may otherwise materially and adversely affect us

Pursuant to the Circular on relevant issues concerning Foreign Exchange Administration of Overseas Investment and Financing and Return Investments Conducted by Domestic Residents through Overseas Special Purpose Vehicle (《关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》) (the “Circular 37”), which was promulgated by SAFE, and became effective on July 4, 2014, (1) a PRC resident must register with the local SAFE branch before he or she contributes assets or equity interests in an overseas special purpose vehicle, or an Overseas SPV, that is directly established or indirectly controlled by the PRC resident for the purpose of conducting investment or financing; and (2) following the initial registration, the PRC resident is also required to register with the local SAFE branch for any major change, in respect of the Overseas SPV, including, among other things, a change in the Overseas SPV’s PRC resident shareholder, name of the Overseas SPV, term of operation, or any increase or reduction of the contributions by the PRC resident, share transfer or swap, and merger or division. Additionally, pursuant to the Circular of SAFE on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies (《关于进一步简化和改进直接投资外汇管理政策的通知》) (the “Circular 13”), which was promulgated on February 13, 2015 and became effective on June 1, 2015, the aforesaid registration shall be directly reviewed and handled by qualified banks in accordance with the Circular 13, and SAFE and its branches shall perform indirect regulation over the foreign exchange registration via qualified banks.

As confirmed by our PRC counsel, Mr. Gang Lai completed the initial foreign exchange registration on June 3, 2019. As it remains unclear how Circular 37 and Circular 13 will be interpreted and implemented, and how or whether SAFE will apply them to us. Therefore, we cannot predict how they will affect our business operations or future strategies. For example, the ability of our present and prospective PRC subsidiaries to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 37 and Circular 13 by our PRC resident beneficial holders. In addition, as we have little control over either our present or prospective, direct or indirect Shareholders or the outcome of such registration procedures, we cannot assure you that these Shareholders who are PRC residents will amend or update their registration as required under Circular 37 and Circular 13 in a timely manner or at all. Failure of our present or future shareholders who are PRC residents to comply with Circular 37 and Circular 13 could subject these shareholders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit the ability of our PRC subsidiaries to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations and certain other PRC regulations.

On August 8, 2006, six PRC regulatory authorities, including the MOFCOM, the State Assets Supervision and Administration Commission, the State Administration of Taxation (the “SAT”), the SAIC, the China Securities Regulatory Commission (the “CSRC”) and the SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (《关于外国投资者并购境内企业的规定》) (the “M&A Rules”), which became effective on September 8, 2006 and was amended in June 2009. The M&A Rules, governing the approval process by which a PRC company may participate in an acquisition of assets or equity interests by foreign investors, requires the PRC parties to make a series of applications and supplemental applications to the government agencies, depending on the structure of the transaction. In some instances, the application process may require presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Accordingly, due to the M&A Rules, our ability to engage in business combination transactions has become significantly more complicated, time-consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our Shareholders or sufficiently protect their interests in a transaction.

The M&A Rules allow PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the MOFCOM and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The M&A Rules also prohibit a transaction at an acquisition price obviously lower than the appraised value of the business or assets in China and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. In addition, the M&A Rules also limit our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on legal and/or financial terms that satisfy our investors and protect our shareholders’ economic interests.

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

The SAT released a circular on December 15, 2009 that addresses the transfer of shares by nonresident companies, generally referred to as Circular 698. Circular 698, which became effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698 has the effect of taxing foreign companies on gains derived from the indirect sale of a PRC company. Where a foreign investor indirectly transfers equity interests in a PRC resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction that has an effective tax rate less than 12.5% or does not tax foreign income of its residents, the foreign investor must report this indirect transfer to the tax authority in charge of that PRC resident enterprise. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of avoiding PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC withholding tax at a rate of up to 10.0%.

SAT subsequently released public notices to clarify issues relating to Circular 698, including the Announcement on Several Issues concerning the EIT on the Indirect Transfers of Properties by Nonresident Enterprises (《关于非居民企业间接转让财产企业所得税若干问题的公告》) (the “SAT Notice 7”), which became effective on February 3, 2015. SAT Notice 7 abolished the compulsive reporting obligations originally set out in Circular 698. Under SAT Notice 7, if a non-resident enterprise transfers its shares in an overseas holding company, which directly or indirectly owns PRC taxable properties, including shares in a PRC company, via an arrangement without reasonable commercial purpose, such transfer shall be deemed as indirect transfer of the underlying PRC taxable properties. Accordingly, the transferee shall be deemed as a withholding agent with the obligation to withhold and remit the EIT to the competent PRC tax authorities. Factors that may be taken into consideration when determining whether there is a “reasonable commercial purpose” include, among other factors, the economic essence of the transferred shares, the economic essence of the assets held by the overseas holding company, the taxability of the transaction in offshore jurisdictions, and economic essence and duration of the offshore structure. SAT Notice 7 also sets out safe harbors for the “reasonable commercial purpose” test.

On October 17, 2017, the SAT released the Notice on Several Issues concerning the Withholding and Collection of Income Tax of Non-resident Enterprises from the Source (《关于非居民企业所得税源泉扣缴有关问题的公告》) (the “SAT Notice 37”). SAT Notice 37 clarifies: (1) matters concerning the withholding and collection of corporate income tax, and property transfer of non-resident enterprises based on the EIT Law; (2) the currencies required to be used by the withholding agents (when the payments is made in a currency rather than RMB), as well as the time, venue and business for the performance of the withholding and collection obligations; and (3) the abolishment of Circular 698.

There is little guidance and practical experience regarding the application of SAT Notice 7 and SAT Notice 37 and the related SAT notices. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax rates in foreign tax jurisdictions. As a result, due to our complex offshore restructuring, we may become at risk of being taxed under SAT Notice 7 and SAT Notice 37 and we may be required to expend valuable resources to comply with SAT Notice 7 and SAT Notice 37 or to establish that we should not be taxed under SAT Notice 7 and SAT Notice 37, which could have a material adverse effect on our financial condition and results of operations.

Risks Related to the Offering and our Ordinary Shares

The initial public offering price of our Ordinary Shares may not be indicative of the market price of our Ordinary Shares after this offering. In addition, an active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained, and our share price may be volatile.

Prior to this offering, our Ordinary Shares were not traded on any market. Any active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained after this offering. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Ordinary Shares could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Ordinary Shares, you could lose a substantial part or all of your investment in our Ordinary Shares. The initial public offering price will be determined by us, based on numerous factors and may not be indicative of the market price of our Ordinary Shares after this offering. Consequently, you may not be able to sell our Ordinary Shares at a price equal to or greater than the price paid by you in this offering.

The following factors could affect our share price:

●	our operating and financial performance;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by our competitors;

●	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

●	speculation in the press or investment community;

●	the failure of research analysts to cover our Ordinary Shares;

●	sales of our Ordinary Shares by us or other shareholders, or the perception that such sales may occur;

●	changes in accounting principles, policies, guidance, interpretations or standards;

●	additions or departures of key management personnel;

●	actions by our shareholders;

●	domestic and international economic, legal and regulatory factors unrelated to our performance; and

●	the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Ordinary Shares. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, diver our management’s attention and resources and harm our business, operating results and financial condition.

There may not be an active, liquid trading market for our Ordinary Shares.

Prior to this offering, there has been no public market for our Ordinary Shares. An active trading market for our Ordinary Shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The initial public offering price was determined by negotiations between us and our advisors based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

You will experience immediate and substantial dilution.

The initial public offering price of our shares is substantially higher than the pro forma net tangible book value per share of our Ordinary Shares. Assuming the completion of the offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $3.88 per share or approximately 64.7% from an assumed offering price of $6.00 per share, which is the midpoint of the range set forth on the cover of this prospectus, and after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

Shares eligible for future sale may adversely affect the market price of our Ordinary Shares if the shares are successfully listed on the Nasdaq Capital Market or other stock markets, as the future sale of a substantial amount of outstanding Ordinary Shares in the public marketplace could reduce the price of our Ordinary Shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Ordinary Shares. An aggregate of 16,000,000 shares will be outstanding before the consummation of this offering all of which, except those held by management, are or will be freely tradable immediately upon effectiveness of this registration statement. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

We are a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” as defined under Rule 5615(c)(1) of the Nasdaq Marketplace Rules because Mr. Gang Lai holds more than 50% of our voting power, and we expect we will continue to be a controlled company upon completion of this offering. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

●	the requirement that our director nominees must be selected or recommended solely by independent directors; and

●	the requirement that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

As a result, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Stock Market Rules, if we utilize such exemptions. We currently do not intend to utilize the controlled company exemptions.

A sale or perceived sale of a substantial number of our Ordinary Shares may cause the price of our Ordinary Shares to decline.

If our shareholders sell substantial amounts of our Ordinary Shares in the public market, the market price of our Ordinary Shares could fall. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our ordinary shares. These sales also make it more difficult for us to sell equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any further earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if we are successfully listed and the market price of our Ordinary Shares increases.

We will incur substantial increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior March 31, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

There can be no assurance that we will not be a passive foreign investment company (“PFIC”) for United States federal income tax purposes for any taxable year, which could subject United States holders of our Ordinary Shares could be subject to adverse United States federal income tax consequences.

A non-United States corporation will be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such taxable year is passive income or (ii) at least 50% of the value of its assets (based on average of the quarterly values of the assets) during such year is attributable to assets that that produce or are held for the production of passive income. Based on the current and anticipated value of our assets and the composition of our income assets, we do not expect to be a PFIC for United States federal income tax purposes for our current taxable year ending September 30, 2020 or in the foreseeable future. However, the determination of whether or not we are a PFIC according to the PFIC rules is made on an annual basis and depend on the composition of our income and assets and the value of our assets from time to time. Therefore, changes in the composition of our income or assets or value of our assets may cause us to become a PFIC. The determination of the value of our assets (including goodwill not reflected on our balance sheet) may be based, in part, on the quarterly market value of Ordinary Shares, which is subject to change and may be volatile.

The classification of certain of our income as active or passive, and certain of our assets as producing active or passive income, and hence whether we are or will become a PFIC, depends on the interpretation of certain United States Treasury Regulations as well as certain IRS guidance relating to the classification of assets as producing active or passive income. Such regulations guidance are potentially subject to different interpretations. If due to different interpretations of such regulations and guidance the percentage of our passive income or the percentage of our assets treated as producing passive income increases, we may be a PFIC in one of more taxable years.

If we are a PFIC for any taxable year during which a United States person holds Ordinary Shares, certain adverse United States federal income tax consequences could apply to such United States person. See “Taxation –United States Federal Income Taxation – Passive Foreign Investment Company.”

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies, or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Ordinary Shares to be less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal controls over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements for the years ended September 30, 2019 and 2018, we identified several material weaknesses in our internal control over financial reporting and other control deficiencies as of September 30, 2019. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified to date relate to (i) a lack of accounting staff and resources with appropriate knowledge of generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC reporting and compliance requirements; (ii) a lack of sufficient documented financial closing policies and procedures; (iii) a lack of independent directors and an audit committee; (iv) lack of risk assessment in accordance with the requirement of COSO 2013 framework and (v) a lack of an effective review process by the accounting manager which led to material audit adjustments to the financial statements.

Following the identification of the material weaknesses and control deficiencies, we plan to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance; and (v) hiring a new chief financial officer who has sufficient expertise in U.S. GAAP to improve the quality of U.S. GAAP reports. As of the date of this prospectus, we have not fully implemented any of these remedial measures, but we have made progress in implementing them. Specifically, we have (i) identified the candidates for chief financial officer and independent directors with U.S. GAAP experience and knowledge, (ii) identified several external consulting firm candidates to work with in setting up a financial and system control framework, (iii) strengthened our day-to-day supervision and review of accounting and financial reporting, (iv) set up an internal control group, and (v) distributed U.S. GAAP study materials to and provided training sessions for some of our accounting and financial reporting personnel. We plan to fully implement the above remedial measures by December 31, 2020.

We plan to take measures to remedy these material weaknesses. The implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct theses material weaknesses or our failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud. Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending September 30, 2021. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our Ordinary Shares, if and when they trade. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC, and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S.

On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. There is currently no legal process under which such a co-audit may be performed in China. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. The measures in the PWG Report are presumably subject to the standard SEC rulemaking process before becoming effective. On August 10, 2020, the SEC announced that SEC Chairman had directed the SEC staff to prepare proposals in response to the PWG Report, and that the SEC was soliciting public comments and information with respect to these proposals. After we are listed on the Nasdaq Capital Market, if we fail to meet the new listing standards before the deadline specified thereunder due to factors beyond our control, we could face possible de-listing from the New York Stock Exchange, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, our ADS trading in the United States.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in May 2018 and an ongoing inspection that started in October 2020. The recent developments would add uncertainties to our offering and we cannot assure you whether the national securities exchange we apply to for listing or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

As a foreign private issuer we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. We are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the selective disclosure rules by issuers of material non-public information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq listing standards that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. Currently, we do not intend to rely on home country practice with respect to our corporate governance after we complete with this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing standards. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

The price of the Ordinary Shares and other terms of this offering have been determined by us along with our underwriter.

If you purchase our Ordinary Shares in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined by us along with our underwriter. The offering price for our Ordinary Shares may bear no relationship to our assets, book value, historical results of operations or any other established criterion of value. The trading price, if any, of the Ordinary Shares that may prevail in any market that may develop in the future, for which there can be no assurance, may be higher or lower than the price you paid for our Ordinary Shares.

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (2020 Revision) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s amended and restated articles of association. Our amended and restated articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 21 clear days is required for the convening of our annual general shareholders’ meeting and at least 14 days’ notice any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of the total issued shares carrying the right to vote at a general meeting of the Company.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a public company in the United States. As a public company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our Company and shareholders. Although we may be able to attain confidential treatment of some of our developments, in some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S. public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public company status could affect our results of operations.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our ability to compete in the highly-competitive Chinese patent medicine industry;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the Chinese patent medicine industry;

●	the future development and spread of COVID-19; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the Chinese patent medicine industry in China. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The Chinese patent medicine industry may not grow at the rate projected by industry data, or at all. The failure of these industries to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly changing nature of the Chinese patent medicine industry subjects any projections or estimates relating to the growth prospects or future condition of our industries to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue in the Federal courts of the United States.

Substantially all of our assets are located in the PRC. In addition, all of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. at 122 East 42nd Street, 18th Floor, New York, NY 10168 as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier, our counsel with respect to the laws of the Cayman Islands, and AllBright Law Offices, our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has further advised us that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

AllBright Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments. AllBright Law Offices has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $6.00 per Ordinary Share and assuming the underwriter exercises its over-allotment option in full, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us, of approximately $27,252,258.

We plan to use the net proceeds we receive from this offering for the following purposes:

●	approximately 28% for upgrading and expanding our manufacturing facilities;

●	approximately 27% for research and development;

●	approximately 24% for branding, advertising and marketing; and

●	approximately 21% for working capital and for other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering.

If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors — Risks Related to the Offering and Our Ordinary Shares — We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.”

To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that the company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are an exempted company with limited liability incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us.

If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of our Ordinary Shares to the depositary, as the registered holder of such Ordinary Shares, and the depositary then will pay such amounts to the holders of our Ordinary Share, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of Share Capital.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2020:

●	on an actual basis; and

●	on an as adjusted basis to reflect the issuance and sale of the Ordinary Shares by us in this offering at the assumed initial public offering price of $6.00 per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us and assuming no exercise of the underwriter’s over-allotment option.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	March 31, 2020
	Actual	Pro Forma As Adjusted
	US$	US$
Equity	(Unaudited)
Share capital $0.003125 par value, 100,000,000 Ordinary Shares authorized, 16,000,000 Ordinary Shares issued and outstanding as of March 31, 2020; Pro forma without over-allotment reflects 21,000,000 Ordinary Shares issued and outstanding	$50,000	$65,625
Additional paid-in capital(1)	3,679,000	30,915,633
Statutory reserve	2,439,535	2,439,535
Retained earnings	11,254,833	11,254,833
Accumulated other comprehensive income	53,644	53,644
Total shareholders’ equity	$17,477,012	44,729,270

Adjusted total capitalization	$17,477,012	$44,729,270

(1)	Reflects the sale of Ordinary Shares in this offering at an assumed initial public offering price of $6.00 per share, and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $27,252,258, assuming the Underwriter has not exercised the over-allotment option. The net proceeds of $27,252,258 are calculated as follows: $30,000,000 gross offering proceeds, less underwriting discounts and non-accountable expense allowance of $1,450,000 and estimated offering expenses of $1,297,742. The pro forma as adjusted total equity of $44,729,270 is the sum of the net proceeds of $27,252,258 and the actual equity of $17,477,012.

A $1.00 increase in the assumed initial public offering price of $6.00 per Ordinary Share would increase each of additional paid-in capital, total shareholders’ equity and total capitalization by $4.83 million, while a $1.00 decrease in the assumed initial public offering price of $6.00 per Ordinary Share would decrease each of additional paid-in capital, total shareholders’ equity and total capitalization by $4.67 million, assuming the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated expenses payable by us.

DILUTION

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our Ordinary shares at a ratio of 320-for-1 share on August 7, 2020.

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of March 31, 2020, was $17,306,714 (as calculated by subtracting intangible assets of $170,298 from the actual equity of $17,477,012) , or $1.08 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Ordinary Share (as adjusted for the offering) from the initial public offering price per Ordinary Share and after deducting the underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us.

After giving effect to our sale of 5,000,000 Ordinary Shares offered in this offering based on the initial public offering price of $6.00 per Ordinary Share after deduction of the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31 2020, would have been $44,558,972, or $2.12 per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of $1.04 per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of $3.88 per Ordinary Share to investors purchasing Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

	Post-Offering(1)	Full Exercise of Over-Allotment Option
Assumed Initial public offering price per Ordinary Share	$6.00	$6.00
Net tangible book value per Ordinary Share as of March 31, 2020	$1.08	$1.08
As adjusted net tangible book value per Ordinary Share attributable to payments by new investors	$1.04	$1.17
Pro forma net tangible book value per Ordinary Share immediately after this offering	$2.12	$2.25
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$3.88	$3.75

(1)	Assumes that the underwriter’s over-allotment option has not been exercised.

If the underwriter exercises its over-allotment option in full, the pro forma as adjusted net tangible book value per Ordinary Share after the offering would be $2.25, the increase in net tangible book value per Ordinary Share to existing shareholders would be $1.17, and the immediate dilution in net tangible book value per Ordinary Share to new investors in this offering would be $3.75.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2020, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share
	($ in thousands)
Existing shareholders	16,000,000	76.2%	$3,729,000	11.1%	$0.23
New investors	5,000,000	23.8%	$30,000,000	88.9%	$6.00
Total	21,000,000	100.0%	$33,729,000	100.0%	$1.61

The pro forma as adjusted information as discussed above is illustrative only. Our net income book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

We initially conducted our business through Jiangxi Universe Pharmaceuticals Co., Ltd. (“Jiangxi Universe”), a PRC company formed in 1998 and Jiangxi Universe Pharmaceuticals Trade Co., Ltd. (“Universe Trade”), a PRC company formed in 2010, a wholly-owned subsidiary of Jiangxi Universe.

With the growth of our business and in order to facilitate international capital investment in our Company, we underwent an offshore reorganization in 2019 and 2020. On December 11, 2019, our holding company, Universe Pharmaceuticals INC (“Universe INC”), was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Our wholly owned subsidiary Universe Pharmaceuticals Group (International) Limited (“Universe HK”) was formed in Hong Kong on May 21, 2014 as an intermediate holding company. Universe HK in turn holds all the capital stocks of Jiangxi Universe Pharmaceuticals Technology Co., Ltd. (“Universe Technology”), a wholly foreign owned enterprise incorporated in China on Aril 8, 2019. Universe Technology holds all the capital stocks and controls Jiangxi Universe. Jiangxi Universe holds 100% of the equity interests in Universe Trade.

Universe INC is a holding company with no business operation other than holding the shares in Universe HK; Universe HK is a pass-through entity with no business operation. Universe Technology is exclusively engaged in the business of managing the operation of Jiangxi Universe. Jiangxi Universe specializes in manufacturing our own TCMD products. Universe Trade specializes in the distribution and sales of our own TCMD products and third-party pharmaceutical products.

Foshan Shangyu Investment Holding Co., Ltd. (“Foshan Shangyu”) is our affiliated entity, 90% owned by and controlled by Mr. Gang Lai, our controlling shareholder. Foshan Shangyu was formed in 2004 in China as a holding company of Mr. Gang Lai. Foshan Shangyu has no business operations.

Our principal executive offices are located at 265 Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone, Ji’an, Jiangxi Province, People’s Republic of China. Our phone number is +86-0796-8403309. Our registered office in the Cayman Islands is located at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KYI – 1205 Cayman Islands, and the phone number of our registered office is +1-(345)769-9372.

Our Corporate Structure

The following diagram illustrates our corporate structure, including our subsidiaries, as of the date of this prospectus and upon completion of this offering based on a proposed number of 5,000,000 Ordinary Shares being offered, assuming no exercise of the over-allotment option.

For details of each shareholder’s ownership, please refer to the beneficial ownership table in the section captioned “Principal Shareholders.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our Ordinary shares at a ratio of 320-for-1 share on August 7, 2020.

Overview

We are a pharmaceutical company specializing in the development, manufacturing, marketing and sale of traditional Chinese medicine derivatives (“TCMD”) products targeted to the elderly to address their physical conditions in the aging process and to promote their general well-being. We have registered and obtained approval for 26 varieties of TCMD products from the National Medical Products Administration (the “NMPA”), and we currently produce 13 varieties of TCMD products and sell them in 249 cities in 30 provinces in China as of the date of this prospectus. In addition, we also sell biomedical drugs, medical instruments, traditional Chinese medicine pieces (“TCMPs”)and dietary supplements manufactured by third-party pharmaceutical companies (collectively referred to as “third-party products”).

Our major customers are pharmaceutical companies, hospitals, clinics and drugstore chains, primarily located in Jiangxi Province, Jiangsu Province, Guangdong Province, Hubei Province, Fujian Province, Guangxi Province and Shandong Province, and 23 other provinces in China.

We have been profitable since 2015 and we believe we are well-positioned to benefit from the rapid growth of the TCMD market in China and to leverage the leading market position of our flagship products in order to further grow our business.

Our Organization

Universe INC was incorporated under the laws of the Cayman Islands on December 11, 2019 as an exempted company with limited liability.

Universe INC owns 100% equity interest of Universe HK, an entity incorporated on May 21, 2014 in accordance with the laws and regulations in Hong Kong.

Universe Technology was formed on April 4, 2019, as a WOFE in the PRC.

Universe INC, Universe HK and Universe Technology are currently not engaging in any active business operations and merely acting as holding companies.

Jiangxi Universe was incorporated on March 2, 1998 in accordance with PRC laws and is engaged in the research and development and manufacturing of modernized traditional Chinese medicines. Jiangxi Universe’s subsidiary, Universe Trade, which was incorporated on March 10, 2010, handles the sales and distribution of the pharmaceutical products manufactured by Jiangxi Universe and third-party pharmaceutical manufacturers.

Reorganization

A reorganization of our legal structure (“Reorganization”) was completed on December 11, 2019. The reorganization involved the incorporation of Universe INC and Universe Technology, and the transfer of the 100% equity interest of Jiangxi Universe to Universe Technology. Consequently, Universe INC, through its subsidiary Universe HK, directly controls Universe Technology and Jiangxi Universe, and became the ultimate holding company of all other entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of Universe INC and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

Our revenues increased by $4,715,136, or 16.5%, from $28,514,180 for the fiscal year ended September 30, 2018, to $33,229,316 for the fiscal year ended September 30, 2019. Our revenues decreased by $1,736,449, or 9.6%, from $18,125,314 for the six months ended March 31, 2019 to $16,388,865 for the six months ended March 31, 2020. Revenues from sales of TCMD products manufactured by us accounted for 45.4%, 62.9% and 61.8% of our total revenues for the six months ended March 31, 2020 and for the fiscal years ended September 30, 2019 and 2018, respectively, revenues from sales of TC products manufactured by third-party pharmaceutical companies accounted for 54.6%, 37.1% and 38.2% of our total revenues for the six months ended March 31, 2020 and for the fiscal years ended September 30, 2019 and 2018, respectively.

The following table illustrates the amount and percentage of our revenue derived from our different products sold:

	For the Six Months Ended March 31,				For the Years Ended September 30,
	2020		2019		2019		2018
	Amount	% of revenue	Amount	% of revenue	Amount	% of revenue	Amount	% of revenue

Revenue from sales of self-manufactured TCMD products	$7,439,652	45.4%	$12,394,577	68.4%	$20,895,542	62.9%	$17,620,823	61.8%
Revenue from sales of third-party products	8,949,213	54.6%	$5,730,737	31.6%	12,333,774	37.1%	10,893,357	38.2%
Total revenue	$16,388,865	100.0%	$18,125,314	100.0%	$33,229,316	100.0%	$28,514,180	100.0%

Key Factors that Affect Our Results of Operations

We believe the following key factors may affect our financial condition and results of operations:

Our Ability to Attract Additional Customers and Increase the Spending Per Customer

Our major customers are pharmaceutical companies, hospitals, clinics and drugstore chains. We currently sell our products to these customers in 249 cities in 30 provinces in China, with significant customers located in Jiangxi Province, Jiangsu Province, Guangdong Province, Hubei Province, Fujian Province, Guangxi Province and Shandong Province in China. For the six months ended March 31, 2020 and 2019, we had total 1,162 and 1,636 customers, and two customers accounted for 14.7% and 11.6% of our total revenue, respectively. For the years ended September 30, 2019 and 2018, we had total 2,603 and 1,518 customers, and no single customer accounted for more than 10% of our total revenue, respectively. However, our top 10 customers in the aggregate accounted for 52.8%, 29.8%, 34.5% and 31.6% of our total revenues for the six months ended March 31, 2020 and 2019, and for the years ended September 30, 2019 and 2018, respectively. Our dependence on a small number of larger customers could expose us to the risk of substantial losses if a single large customer stops purchasing our products, purchases fewer of our products or goes out of business and we cannot find substitute customers on equivalent terms. If any of our significant customers reduces the quantity of the products they purchase from us or stops purchasing from us, our net revenues would be materially and adversely affected. Therefore, the success of our business in the future depends on our effective marketing efforts to expand our distribution network including additional cities and rural areas in the PRC in an effort to increase our geographic appearance. The success of expansion will depend upon many factors, including our ability to form relationships with, and manage an increasing number of, customers base and optimize our distribution network. If our marketing efforts fail to convince customers to accept our products, we may find it difficult to maintain the existing level of sales or to increase such sales. Should this happen, our net revenues would decline and our growth prospectus would be severely impaired.

Our Ability to Increase Awareness of Our Brand and Develop Customer Loyalty

Our brand, such as “Bai Nian Dan (百年丹)” and “Hu Zhuo Ren (胡卓仁)”, are well-recognized among our clients and other Chinese medicine industry players. Our brand is integral to our sales and marketing efforts. We believe that maintaining and enhancing our brand name recognition in a cost-effective manner is critical to achieving widespread acceptance of our current and future products and is an important element in our effort to increase our customer base. Successful promotion of our brand name will depend largely on our marketing efforts and ability to provide reliable and quality products at competitive prices. Brand promotion activities may not necessarily yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in marketing activities. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers or retain our existing customers, in which case our business, operating results and financial condition, would be materially adversely affected.

Our Ability to Control Costs and Expenses and Improve Our Operating Efficiency

Our business growth is dependent on our ability to attract and retain qualified and productive employees, identify business opportunities, secure new contracts with customers and our ability to control costs and expenses to improve our operating efficiency. Our inventory costs (including raw materials, labor, packaging cost, depreciation and amortization, freight costs, overhead and third-party products purchase costs) have a direct impact on our profitability. The raw materials used in manufacturing of our TCMD products are subject to price volatility and inflationary pressures. Our success is dependent, in part, on our ability to reduce our exposure to increase in those costs through a variety of ways, while maintaining and improving margins and market share. We also rely on third-party manufacturers as a source for a portion of components for a portion of components for our products. These manufactures are also subject to price volatility and labor cost and other inflationary pressures, which may, in turn, result in an increase in the amount we pay for sourced products. Raw materials and sourced product price increases may offset our productivity gains and price increases and may adversely impact our financial results. In addition, our staffing costs (including payroll and employee benefit expense) and administrative expenses also have a direct impact on our profitability. Our ability to drive the productivity of our staff and enhance our operating efficiency affects our profitability. To the extent that the costs we are required to pay to our suppliers and our staffs exceeds our estimates, our profit may be impaired. If we fail to implement initiatives to control costs and improve our operating efficiency over time, our profitability will be negatively impacted.

Our Ability to Compete Successfully

The Chinese patent medicine industry we are in is highly competitive and evolving in China. The development and commercialization of new pharmaceutical products is highly competitive, and the industry currently is characterized by rapidly changing technologies, significant competition and a strong emphasis on intellectual property. We will face competition with respect to our current and future pharmaceutical product candidates from major pharmaceutical companies in China. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization of pharmaceutical products. Some of our current or potential competitors may have significantly greater financial resources and expertise in research and development, manufacturing, product testing, obtaining regulatory approvals and marketing approved products than we do., which could result in our competitors establishing a strong market position before our new products are able to enter the market. Additionally, technologies developed by our competitors may render our product candidates uneconomical or obsolete. If we do not compete effectively, our operating results could be harmed.

A Severe or Prolonged Slowdown in The Global or Chinese Economy Could Materially and Adversely Affect Our Business and Our Financial Condition

The rapid growth of the Chinese economy has slowed down since 2012 and this slowdown may continue in the future. There is considerable uncertainty over trade conflicts between the United States and China and the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. The withdrawal of these expansionary monetary and fiscal policies could lead to a contraction. There continue to be concerns over unrest and terrorist threats in the Middle East, Europe, and Africa, which have resulted in volatility in oil and other markets. There are also concerns about the relationships between China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. The eruption of armed conflict could adversely affect global or Chinese discretionary spending, either of which could have a material and adverse effect on our business, results of operation in financial condition. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy would likely materially and adversely affect our business, results of operations and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

COVID-19 Impact

In December 2019, a novel strain of coronavirus was reported in Wuhan, China. On March 11, 2020, the World Health Organization categorized it as a pandemic. To contain the spread of the COVID-19, the government took stringent measures, including restricting access to provinces and cities, reducing gathering events, and postponing non-essential business activities. As of the date of this prospectus, the COVID-19 coronavirus outbreak in China appears to have slowed down and certain provinces and cities have resumed some business activities under the guidance and support of the government. Our business has been negatively impacted by the COVID-19 coronavirus outbreak to a certain extent. In the beginning of February, we had to temporary suspend our manufacturing and sales activities due to government restrictions on business activities. During the temporary business closure period, our employees had very limited access to our manufacturing facilities, and as a result, we experienced difficulty delivering our products to our customers on a timely basis. In addition, due to the COVID-19 outbreak, some of our customers or suppliers may experience financial distress, delay or default on their payments, reduce the scale of their business, or suffer disruptions in their business due to the outbreak. Any increased difficulty in collecting accounts receivable, delayed raw materials supply, bankruptcy of small and medium businesses, or early termination of agreements due to deterioration in economic conditions could negatively impact our results of operations. We resumed our work on March 2, 2020. In light of the current circumstances and available information, our total revenue and net income was approximately 7% and 21% lower, to approximately $7.2 million and $1.7 million, respectively, during three months ended March 31, 2020 as compared to the same period of last year, because of our reduced business activities and delayed fulfillment of customer sales orders as negatively affected by the COVID-19 outbreak and spread. As of March 31, 2020, we had approximately $5.6 million delayed and unfulfilled customer orders which were subsequently delivered to customers in April 2020. Since our factory has been fully running as normal since March 2, 2020, we received and fulfilled an increasing number of customer orders during the three months ended June 30, 2020. Our revenue and net income increased by approximately 33% and 27%, to approximately $10.9 million and $2.3 million, respectively, during the three months ended June 30, 2020 as compared to the three months ended March 31, 2020. The increase in our revenue and net income during the three months ended June 30, 2020 helped us absorb the decrease in revenue and net income during the three months ended March 31, 2020. As a result of the above, our total revenue increased by approximately 19%, to approximately $18.1 million, and our net income only decreased by 5%, or $0.3 million, for the six months ended June 30, 2020 compared to the same period of 2019. Therefore, we believe that the negative impact of the COVID-19 coronavirus outbreak on our business was temporary.

Due to the effects of the outbreak of COVID-19 discussed above, to the extent that we experience a more adverse operating environment, incur unanticipated capital expenditures, or if we decide to accelerate our growth, then additional financing may be required. We cannot guarantee, however, that additional financing, if required, would be available at all or on favorable terms. Such financing may include carrying additional debts or selling additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders.

Key Financial Performance Indicators

In assessing our financial performance, we consider a variety of financial performance measures, including principal growth in net revenue and gross profit, our ability to control costs and operating expenses to improve our operating efficiency and net income. Our review of these indicators facilitates timely evaluation of the performance of our business and effective communication of results and key decisions, allowing our business to respond promptly to competitive market conditions and different demands and preferences from our customers. The key measures that we use to evaluate the performance of our business are set forth below and are discussed in greater details under “Results of Operations”:

Net Revenue

Our net revenue is equal to gross revenue minus sales returns; sales incentives that we offer to our customers, such as discounts that are offset to gross sales. Our net revenue is driven by changes in the number of customers, sales volume, selling price, and mix of products sold.

	For the Six Months Ended March 31,		Variance	For the Years Ended September 30,		Variance
	2020	2019	%	2019	2018	%
Revenue from sales of self-manufactured TCMD products	45.4%	68.4%	(40.0)%	62.9%	61.8%	18.6%
Revenue from sales of third-party products	54.6%	31.6%	56.2%	37.1%	38.2%	13.2%
Total revenue	100.0%	100.0%		100.0%	100.0%

Number of customers	1,162	1,636	(29.0)%	2,603	1,518	71.5%

Sales volume by unit- TCMD products	5,760,229	10,527,861	(45.3)%	17,766,549	16,045,824	10.7%
Sales volume by unit- third party products	5,219,039	3,884,571	34.4%	7,734,333	7,669,369	0.8%
Total sales volume	10,979,268	14,412,432	(23.8)%	25,500,882	23,715,193	7.5%

Average selling price per unit- TCMD products	$1.29	$1.18	9.7%	$1.18	$1.10	7.1%
Average selling price per unit- Third-party products	$1.71	$1.48	16.2%	$1.59	$1.42	12.3%

Revenues from sales of TCMD products manufactured by us accounted for 62.9% and 61.8% of our total revenues for the fiscal years ended September 30, 2019 and 2018, respectively. The 13 TCMD products manufactured by us fall into two categories: Chronic Condition Treatments and cold and flu medications. Our Chronic Condition Treatments primarily include Guben Yanling Pill, Shenrong Weisheng Pill, Quanlu Pill, Yangxue Danggui Syrup, Wuzi Yanzong Oral Liquid, Fengtong Medicinal Liquor, Shenrong Medicinal Liquor, Qishe Medicinal Liquor, Fengshitong Medicinal Liquor, and Shiquan Dabu Medicinal Liquor, and our cold and flu medications primarily include Paracetamol Granule for Children, Isatis Root Granule and Qiangli Pipa Syrup. Sales volume of our TCMD products increased by 10.7%, from 16,045,824 units sold in fiscal year 2018 to 17,766,549 units sold in fiscal year 2019, while average selling price of our TCMD products increased by 7.1% from $1.10 per unit in fiscal year 2018 to $1.18 per unit in fiscal year 2019. In addition, the number of our customers increased by 71.5% from 1,518 in fiscal year 2018 to 2,603 in fiscal year 2019. These factors led to an 18.6% increase in our revenue from sales of our TCMD products from fiscal year 2018 to fiscal year 2019.

Revenues from sales of TCMD products manufactured by us accounted for 45.4% and 68.4% of our total revenues for the six months ended March 31, 2020 and 2019, respectively. Sales volume of our TCMD products decreased by 45.3%, from 10,527,861 units sold in the six months ended March 31, 2019 to 5,760,229 units sold in the six months ended March 31, 2020, because we temporarily closed down our manufacturing facilities due to the COVID-19 outbreak, and we had limited support from our employees during the period from February to early March 2020. The average selling price of our TCMD products increased by 9.7%, from $1.18 per unit in the six months ended March 31, 2019 to $1.29 per unit in the six months ended March 31, 2020. In addition, the number of our customers decreased by 29.0% from 1,636 in six months ended March 31, 2019 to 1,162 in six months ended March 31, 2020 because transportation restrictions as a result of the COVID-19 led to the delay in shipping and delivery of our products to our customers located in remote geographic areas. These factors led to a 40.0% decrease in our revenue from sales of our TCMD products for the six months ended March 31, 2020 as compared to the same period of 2019 .

In order to diversify our product offerings and product mix, in addition to sales of TCMD products manufactured by us, we also sell products manufactured by third-party pharmaceutical companies, including (i) biomedical drugs, such as liquid glucose, prednisolone, and citicoline, (ii) medical instruments, such as drug-eluting stents, surgical tubes and syringes, (iii) TCMPs, such as red sage tables, Longdan Xiegan pills, and Chinese skullcap capsules, and (iv) dietary supplements, such as vitamins, probiotic powder, and calcium tablets. Revenues from sales of third-party products accounted for 37.1% and 38.2% of our total revenues for the fiscal years ended September 30, 2019 and 2018, respectively. Sales volume of third-party products increased by 0.8% from 7,669,369 units sold in fiscal year 2018 to 7,734,333 units sold in fiscal year 2019, while the average selling price of third-party products increased by 12.3% from $1.42 per unit in fiscal year 2018 to $1.59 per unit in fiscal year 2019 due to the increase in purchase costs of third-party products. In addition, the number of our customers increased by 71.5% from 1,518 in fiscal year 2018 to 2,603 in fiscal year 2019. These factors led to a 13.2% increase in our revenue from sales of our third-party products from fiscal year 2018 to in fiscal year 2019.

Revenues from sales of third-party products accounted for 54.6% and 31.6% of our total revenues for the six months ended March 31, 2020 and 2019, respectively. Sales volume of third-party products increased by 34.4% from 3,884,571 units sold in the six months ended March 31, 2019 to 5,219,039 units sold in the six months ended March 31, 2020, while the average selling price of third-party products increased by 16.2% from $1.48 per unit in the six months ended March 31, 2019 to $1.71 per unit in the six months ended March 31, 2020 due to the increase in purchase price of third-party products. To compensate the negative impact from the COVID-19 outbreak, we increased our purchase of third party products to fulfill our sales orders during the period when our manufacturing facilities were temporarily closed from February to early March 2020. These factors led to a 56.2% increase in our revenue from sales of our third-party products in the six months ended March 31, 2020 as compared to the same period of 2019. However, the above mentioned increase in sales of third-party products was a result of our temporary strategy in response to the COVID-19 outbreak. As of the date of this prospectus, the COVID-19 outbreak in China appears to have slowed down and most provinces and cities have resumed business activities under the guidance and support of the government. We have been focusing on manufacturing and selling our own TCMD products since we resumed our business and manufacturing activities on March 2, 2020. For future third-party product sales, our strategy is to select and distribute certain high-quality products with higher margin. We do not expect that the sales of third party products will continue to outpace the sales of our own TCMD products going forward.

Gross Profit

Gross profit is equal to net revenue minus cost of goods sold. Cost of goods sold primarily includes inventory costs (raw materials, labor, packaging cost, depreciation and amortization, third-party products purchase price, freight costs and overhead). Cost of goods sold generally changes as our production costs change, as these are affected by factors including the market price of raw materials, labor productivity, or the purchase price of third-party products, and as the customer and product mix changes. Our cost of revenues accounted for 59.7% and 53.0% of our total revenue for the fiscal year 2019 and 2018, respectively. We expect our cost of revenues to increase as we further expand our operations in the foreseeable future. Our gross margin was 40.3% for fiscal year 2019, a decrease by 6.7% from gross margin of 47.0% in fiscal year 2018, primarily attributable to the increase in cost of revenue from sales of TCMD products when the purchase price of several Chinese herb materials used in the manufacturing of our TCMD products increased in fiscal year 2019, which led to the increase in our related production cost. In addition, our gross profit and gross margin is also affected by sales of different product mix during each reporting period. Our gross margin increases when more products with lower costs and higher margin are sold, while our gross margin decreases when more products with higher costs and lower margin are sold. In fiscal year 2019, more products with higher costs and lower margin were sold. Furthermore, in August and September 2019 we conducted maintenance for our manufacturing facility to improve its environment, including cleaning and upgrading the machineries and equipment, in order to both meet the strict requirements for renewing our Good Manufacturing Practice Certificate (“GMP Certificate”) and ensure the quality and safety of our products. In doing so, we temporarily suspended our manufacturing activities. We resumed our manufacturing activities in late September 2019 after we successfully renewed our GMP Certificate. Costs associated with the factory maintenance (such as depreciation, maintenance and repair, base salary for workers) of approximately $0.26 million were included in the total cost of revenue for this period. These factors led to the increase in our costs of revenue and decrease in our gross profit and gross margin. See detailed discussion under “–Results of Operation”.

Our cost of revenues accounted for 48.0% and 61.1% of our total revenue for the six months ended March 31, 2020 and 2019, respectively. Our gross margin was 52.0% for the six months ended March 31, 2020, an increase by 13.1% from gross margin of 38.9% for the six months ended March 31, 2019. During the six months ended March 31, 2020, the upgrade and maintenance of our manufacturing facilities in late September 2019 enabled us to streamline our manufacturing process, manage the workflow effectively, improve product quality, and boost manufacturing productivity to lower down our manufacturing cost to certain extent. In addition, during our temporary business shut-down from February to March 2020 due to COVID-19, we increased our purchase of third-party products with higher margin to fulfill our customer orders. As a result, the sales of product mix changed during the six months ended March 31, 2020 as compared to the same period of 2019 because more products with lower costs and higher margin had been sold to our customers to boost our gross margin.

Operating Expenses

Our operating expenses consist of selling expenses, general and administrative expenses and research and development expenses.

Our selling expenses primarily include salary and welfare benefit expenses paid to our sales personnel, advertising expenses to increase the awareness of our brand, shipping ad delivery expenses, expenses incurred for our business travel, meals and other sales promotion and marketing activities related expenses. Our selling expenses accounted for 3.9%, 5.0%, 4.8% and 5.9% of our total revenue for the six months ended March 31, 2020 and 2019, and for the years ended September 30, 2019 and 2018, respectively. Although our selling expenses decreased during the six months ended March 31, 2020 as compared to the same period of 2019 as affected by reduced sales activities due to COVID-19, if we continue to expand our business and promote our products to customers located at extended geographic areas, we still expect our overall selling expenses, including but not limited to, advertising expenses, brand promotion expenses and salaries, to increase in the foreseeable future and facilitate the growth of our business.

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, depreciation, bad debt reserve expenses, inspection and maintenance expenses, office supply and utility expenses, business travel and meals expenses, land and property taxes and professional service expenses. General and administrative expenses were 4.5%, 3.5%, 4.4% and 4.5% of our revenue for the six months ended March 31, 2020 and 2019, and for the years ended September 30, 2019 and 2018, respectively. We expect our general and administrative expenses, including, but not limited to, salaries and business consulting expenses, to continue to increase in the foreseeable future, as we plan to hire additional personnel and incur additional expenses in connection with the expansion of our business operations. We expect our professional fees for legal, audit, and advisory services to increase as we become a public company upon the completion of this offering.

The Chinese patent medicine industry is characterized by rapid and frequent changes in customer demand and launches of new products. If we do not launch new products or improve our existing products to meet the changing demands of our customers in a timely manner, some of our products could become uncompetitive in the market, thereby adversely affecting on our revenues and operating results. Our research and development expenses primarily consist of salaries, welfare and insurance expenses paid to our employees involved in the research and development activities, materials and supplies used in the development and testing of new TCMD products, depreciation, and other miscellaneous expenses. Research and development expenses were 3.4%, 1.6%, 1.9% and 2.8% of our revenue for the six months ended March 31, 2020 and 2019, and for the years ended September 30, 2019 and 2018, respectively. As we continue to develop new products and diversify our product offerings to satisfy customer demand, we expect our research and development expenses to continue to increase in the foreseeable future.

Results of Operations

Comparison of Results of Operations for the Six Months Ended March 31, 2020 and 2019

The following table summarizes the results of our operations during the six months ended March 31, 2020 and 2019, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the six months ended March 31,
	2020		2019		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%

REVENUE	$16,388,865	100.0%	$18,125,314	100.0%	$(1,736,449)	(9.6)%
COST OF REVENUE	7,868,761	48.0%	11,082,126	61.1%	(3,213,365)	(29.0)%
GROSS PROFIT	8,520,104	52.0%	7,043,188	38.9%	1,476,916	21.0%

OPERATING EXPENSES
Selling expenses	646,241	3.9%	904,543	5.0%	(258,302)	(28.6)%
General and administrative expenses	743,813	4.5%	633,110	3.5%	110,703	17.5%
Research and development expenses	547,627	3.4%	291,169	1.6%	256,458	88.1%
Total operating expenses	1,937,681	11.8%	1,828,822	10.1%	108,859	6.0%

INCOME FROM OPERATIONS	6,582,423	40.2%	5,214,366	28.8%	1,368,057	26.2%

OTHER INCOME (EXPENSE)
Interest expense, net	(63,709)	(0.4)%	(62,404)	(0.3)%	(1,305)	2.1%
Other expense	(674)	0.0%	(1,759)	0.0%	1,085	(61.7)%
Equity investment income	21,805	0.1%	26,907	0.1%	(5,102)	(19.0)%
Total other expense, net	(42,578)	(0.3)%	(37,256)	(0.2)%	(5,322)	14.3%

INCOME BEFORE INCOME TAX PROVISION	6,539,845	39.9%	5,177,110	28.6%	1,362,735	26.3%

PROVISION FOR INCOME TAXES	1,465,769	8.9%	1,100,908	6.1%	364,861	33.1%

NET INCOME	$5,074,076	31.0%	$4,076,202	22.25%	$997,874	24.5%

Revenues. We currently produce and sell 13 varieties of TCMD products and also sell products manufactured by third-party pharmaceutical companies, to our customers.

	For the six months ended March 31,
	2020	2019	Change
	Amount	Amount	Amount	%

Revenue - TCMD products sales	$7,439,652	$12,394,577	$(4,954,925)	(40.0)%
Revenue – third-party products sales	8,949,213	5,730,737	3,218,476	56.2%
Total revenue	$16,388,865	$18,125,314	$(1,736,449)	(9.6)%

Our total revenues decreased by $1,736,449, or 9.6%, to $16,388,865 for the six months ended March 31, 2020 from $18,125,314 for the six months ended March 31, 2019. The decrease in our revenues was attributable to the decrease in sales volume by 23.8% from 14,412,432 units of TCMD and third-party products sold in six months ended March 31, 2019 to 10,979,268 units of TCMD and third-party products sold in six months ended March 31, 2020. Due to the outbreak and spread of COVID-19, we temporarily closed down our manufacturing facilities from February to early March 2020, and as a result, our production and sales of TCMD products decreased during this period, and we experienced difficulty delivering our products to our customers on a timely basis. At the same time, we increased our purchase of third-party products to fulfill customer orders. As a result, our sales volume of TCMD products decreased by 45.3% and sales volume of third party products increased by 34.4% during the six months ended March 31, 2020 as compared to the same period of 2019. In addition, due to the COVID-19, the shipping and delivery of our products to customers located in remote geographic areas was also negatively impacted, which led to the decrease in the total number of customers by 29.0% from 1,636 in six months ended March 31, 2019 to 1,162 in six months ended March 31, 2020. The decrease in our total sales volume and number of customers was compensated by an increase in our weighted average per unit selling price. The weighted average per unit selling price of our TCMD products increased by 9.7%, from $1.18 per unit in the six months ended March 31, 2019 to $1.29 per unit in the six months ended March 31, 2020, and the weighted average per unit selling price of third-party products increased by 16.2%, from $1.48 per unit in six months ended March 31, 2019 to $1.71 per unit in six months ended March 31, 2020. Furthermore, foreign currency exchange rate was at US$1.00 to RMB 6.8306 for the six months ended March 31, 2019, as compared to US$1.00 to RMB 7.0126 for the six months ended March 31, 2020. The appreciation of RMB had a 2.7% negative impact on our reported revenue. These factors all contributed to the decrease in our revenues by 9.6% from the six months ended March 31, 2019 to the six months ended March 31, 2020.

For the six months ended March 31,
	2020		2019		Change
Product name	Amount	% of revenue	Amount	% of revenue	Amount	%	QTY sold 2020	QTY sold 2019	QTY change	% of change	Average price 2020	Average price 2019	Price change	% of change in price

Sales of TCMD products:
Shiquan Dabu Medicinal Liquor	$221,795	1.4%	$345,816	1.9%	$(124,021)	(35.9)%	101,582	195,614	(94,032)	(48.1)%	$2.18	$1.77	$0.42	23.5%
Shenrong Medicinal Liquor	201,733	1.2%	187,286	1.0%	14,447	7.7%	78,399	94,586	(16,187)	(17.1)%	2.57	1.98	0.59	30.0%
Fengtong Medicinal Liquor	164,114	1.0%	606,036	3.3%	(441,922)	(72.9)%	161,588	472,707	(311,119)	(65.8)%	1.02	1.28	(0.27)	(20.8)%
Fengshitong Medicinal Liquor	21,956	0.1%	34,466	0.2%	(12,511)	(36.3)%	17,909	28,767	(10,858)	(37.7)%	1.23	1.20	0.04	3.2%
Qishe Medicinal Liquor,	54,318	0.3%	77,588	0.4%	(23,270)	(30.0)%	20,000	33,972	(13,972)	(41.1)%	2.72	2.28	0.43	18.9%
Guben Yanling Pill	4,880,131	29.8%	6,372,150	35.2%	(1,492,019)	(23.4)%	1,412,839	1,867,189	(454,350)	(24.3)%	3.45	3.41	0.03	0.9%
Quanlu Pill	106,779	0.7%	70,695	0.4%	36,085	51.0%	107,951	68,613	39,338	57.3%	0.99	1.03	(0.04)	(4.0)%
Shenrong Weisheng Pill	543,084	3.3%	1,177,054	6.5%	(633,970)	(53.9)%	1,143,252	1,906,569	(763,317)	(40.0)%	0.48	0.62	(0.13)	(21.4)%
Yangxue Danggui Syrup	122,614	0.7%	990,379	5.5%	(867,765)	(87.6)%	139,973	1,052,338	(912,365)	(86.7)%	0.88	0.94	(0.07)	(6.9)%
Wuzi Yanzong Oral Liquid	137,557	0.8%	36,640	0.2%	100,917	275.4%	76,077	21,540	54,537	253.2%	1.81	1.70	0.11	6.3%
Qiangli Pipa Syrup	338,544	2.1%	1,303,758	7.2%	(965,214)	(74.0)%	729,262	2,315,936	(1,586,674)	(68.5)%	0.46	0.56	(0.10)	(17.5)%
Isatis Root Granule	403,293	2.5%	943,639	5.2%	(540,346)	(57.3)%	697,721	1,316,830	(619,109)	(47.0)%	0.58	0.72	(0.14)	(19.3)%
Paracetamol Granule for Children	243,733	1.5%	249,070	1.4%	(5,338)	(2.1)%	1,073,676	1,153,200	(79,524)	(6.9)%	0.23	0.22	0.01	5.1%
Subtotal: sales of TCMD products	7,439,651	45.4%	12,394,577	68.4%	(4,954,926)	(40.0)%	5,760,229	10,527,861	(4,767,632)	(45.3)%	1.29	1.18	0.11	9.7%

Sales of third party products:
Biochemical drugs	7,456,837	45.5%	4,571,484	25.2%	2,885,354	63.1%	4,991,264	3,758,382	1,232,881	32.8%	1.49	1.22	0.28	22.8%
Traditional Chinese Medicine Pieces	8,483	0.1%	101,110	0.6%	(92,627)	(91.6)%	650	39,815	(39,165)	(98.4)%	13.06	2.54	10.52	414.2%
Medical instruments	1,482,211	9.0%	1,056,836	5.8%	425,375	40.2%	226,622	85,991	140,631	163.5%	6.54	12.29	(5.76)	(46.9)%
Dietary supplements	1,682	0.0%	1,307	0.0%	375	28.7%	504	383	121	31.6%	3.34	3.41	(0.08)	(2.2)%
Subtotal: sales of third party products	8,949,214	54.6%	5,730,737	31.6%	3,218,476	56.2%	5,219,039	3,884,571	1,334,468	34.4%	1.71	1.48	0.24	16.2%

Total revenue	$16,388,865	100.0%	$18,125,314	100.0%	$(1,736,449)	(9.6)%	10,979,268	14,412,432	(3,433,164)	(23.8)%	$1.49	$1.26	$0.24	18.7%

Revenue from sales of our TCMD products

Our TCMD products primarily include Chronic Condition Treatments such as Guben Yanling Pill, Shenrong Weisheng Pill, Quanlu Pill, Yangxue Danggui Syrup, Wuzi Yanzong Oral Liquid, Fengtong Medicinal Liquor, Shenrong Medicinal Liquor, Qishe Medicinal Liquor, Fengshitong Medicinal Liquor, and Shiquan Dabu Medicinal Liquor, as well as our cold and flu medications such as Paracetamol Granule for Children, Isatis Root Granule and Qiangli Pipa Syrup. Revenue from sales of our TCMD products accounted for 45.4% and 68.4% of our total revenue for the six months ended March 31, 2020 and 2019, respectively.

Our TCMD products sales decreased by $4,954,926, or 40.0%, from $12,394,577 in six months ended March 31, 2019 to $7,439,651 in six months ended March 31, 2020, because the sales volume of our TCMD products decreased by 45.3%, from 10,527,861 units sold in six months ended March 31, 2019 to 5,760,229 units sold in six months ended March 31, 2020. The exchange rate between RMB and USD and the appreciation of RMB had a 2.6% negative impact on our reported revenue when comparing the six months ended March 31, 2020 to the six months ended March 31, 2019. As discussed above, due to the outbreak of COVID-19, from February to early March 2020, we had to temporarily close down our manufacturing facilities due to government restrictions. This led to the decrease in the production and sales of our TCMD products for approximately one month. In addition, due to transportation and travel restrictions, we experienced difficulties shipping and delivering our products to customers located in remote geographic areas, which led to the decrease in the total number of customers by 29.0% from 1,636 in six months ended March 31, 2019 to 1,162 in six months ended March 31, 2020. Among the 13 varieties of TCMD products we manufacture, the sales of Guben Yanling Pill, one of our representative products, accounted for 29.8% and 35.2% of our total revenue for the six months ended March 31, 2020 and 2019, respectively. The sales of Guben Yanling Pill decreased by $1,492,019, or 454,350 units, or 24.3%, in six months ended March 31, 2020 as compared to six months ended March 31, 2019. In addition, the sales of Fengtong Medicinal liquor, Shenrong Weisheng Pill, Yangxue Danggui Syrup, Qiangli Pipa Syrup and Isatis Root Granule also decreased by $441,922, $633,970, $867,765 $965,214 and $540,346, representing a 72.9%, 53.9%, 87.6%, 74.0% and 57.3% decrease, respectively, and their sales volume decreased by 17.1%, 40.0%, 86.7%, 68.5% and 47.0% from six months ended March 31, 2019 to six months ended March 31, 2020, respectively. On the other hand, since the market prices of certain key raw materials used in our production fluctuate, we adjusted our selling price to tailor such market price fluctuation, and as a result, the average selling price of our TCMD products increased by 9.7% from $1.18 per unit in six months ended March 31, 2019 to $1.29 per unit in six months ended March 31, 2020. The increase in our average selling price partially compensated the revenue decrease affected by the decrease in sales volume and decrease in number of customers.

Revenue from sales of third-party products

In order to diversify our product portfolio and offerings and to increase our sales, we also sell pharmaceutical products manufactured by third-party companies, including (i) biochemical drugs, such as such as liquid glucose, prednisolone, and citicoline, (ii) medical instruments, such as drug-eluting stents, surgical tubes and syringes, (iii) TCMPs, such as red sage tables, Longdan Xiegan pills, and Chinese skullcap capsules and (iv) dietary supplements, including vitamins, probiotic powder, and calcium tablets. Revenue generated from sales of third-party products accounted for 54.6% and 31.6% of our total revenue for the six months ended March 31, 2020 and 2019, respectively.

Sales of third-party products increased by $3,218,476, or 56.2%, from $5,730,737 in six months ended March 31, 2019 to $8,949,214 in six months ended March 31, 2020, because of an increase in the sales volume of third-party products by 34.4%, from 3,884,571 units sold in the six months ended March 31, 2019 to 5,219,039 units sold in the six months ended March 31, 2020, and an increase in their average selling price by 16.2%, from $1.48 per unit in the six months ended March 31, 2019 to $1.71 per unit in the six months ended March 31, 2020. Among the total sales of third-party products, sales of biochemical drugs increased by 63.1%, or $2,885,354, from $4,571,484 in the six months ended March 31, 2019 to $7,456,837 in the six months ended March 31, 2020 because of a 32.8% increase in sales volume and 22.8% increase in average selling price. Sales of medical instruments increased by $425,375, or 40.2%. due to increased sales volume by 140,631 units, or 163.5%, and offset by a decrease in average selling price by $5.76 per unit. Sales of traditional Chinese medicine pieces (“TCMPs”) decreased by $92,627, or 91.6%, from $101,110 in the six months ended March 31, 2019 to $8,483 in the six months ended March 31, 2020 because of a 98.4% decrease in sales volume. Sales of dietary supplements products was immaterial in the six months ended March 31, 2020 and 2019 at $1,682 and $1,307, respectively. As discussed above, due to the outbreak and spread of COVID-19, from February to early March 2020, we temporarily closed down our manufacturing facilities due to COVID-19. We increased our purchase of third-party products to fulfill customer orders during this period of time. This led to the increase in our sales volume of third-party products during the six months ended March 31, 2020 as compared to the same period of 2019.

Cost of Revenues. Our cost of revenues primarily consists of inventory costs (raw materials, labor, packaging cost, depreciation and amortization, third-party products purchase price, freight costs and overhead) and business tax. Cost of revenues generally changes as our production costs change, which are affected by factors including the market price of raw materials, labor productivity, purchase price of third-party products, and customer and product mix.

	For the six months ended March 31,
	2020	2019	Change
	Amount	Amount	Amount	%

Cost of revenues - TCMD products	$3,129,816	$7,172,185	$(4,042,369)	(56.4)%
Cost of revenues –third-party products	4,738,945	3,909,941	829,004	21.2%
Total cost of revenues	$7,868,761	$11,082,126	$(3,213,365)	(29.0)%

Our cost of revenues decreased by $3,213,365, or 29.0%, from $11,082,126 in the six months ended March 31, 2019 to $7,868,761 in the six months ended March 31, 2020. The decrease in our cost of revenues was due to the following reasons:

(1)	As discussed above, we temporarily suspended our manufacturing activities for one month from the beginning of February to early March 2020 due to COVID-19, which contributed to a decrease in sales volume by 23.8% from 14,412,432 units of products sold in the six months ended March 31, 2019 to 10,979,268 units of products sold in the six months ended March 31, 2020. As sales volume decreased, our cost of revenues also decreased.

(2)	As previously disclosed in our audited financial statements for the years ended September 30, 2019 and 2018, in connection with our renewal of GMP Certificate with the Jiangxi FDA, we conducted maintenance for our manufacturing facility during August and September 2019. The maintenance and upgrade of our manufacturing facilities enabled us to streamline our manufacturing process, manage the workflow effectively, improve product quality, and boost our manufacturing productivity to lower down our manufacturing costs to certain extent. As a result, the weighted cost per unit for our TCMD products decreased by 20.2%, from $0.68 per unit in the six months ended March 31, 2019 to $0.54 per unit in the six months ended March 31, 2020.

(3)	During the six months ended March 31, 2020, when we chose third party products to purchase from various suppliers, we decided not to repurchase approximately 1,102 products with lower margin on the previous purchase list and added 1,765 new products with higher margin to our purchase list. As a result of change in product mix, the weighted average cost per unit for third-party products decreased by 8.8%, from $1.01 per unit in six months ended March 31, 2019 to $0.91 per unit in six months ended March 31, 2020 due to lower purchase costs of third-party products. As a result of the above, weighted per unit cost for all of our products sold during the six months ended March 31, 2020 decreased by $0.05, or 6.8%, from $0.77 in the six months ended March 31, 2019 to $0.72 in the six months ended March 31, 2020.

(4)	Exchange rate between RMB and USD was US$1.00 to RMB 6.8306 for the six months ended March 31, 2019 as compared to US$1.00 to RMB 7.0126 for the six months ended March 31, 2020. The appreciation of RMB against USD had a 2.7% negative impact on our reported cost of revenues.

	For the six months ended March 31,						Unit	Unit	Unit
	2020		2019		Change		cost	cost	cost	% of
Product name	Amount	%	Amount	%	Amount	%	2020	2019	change	change

Costs of TCMD products:
Shiquan Dabu Medicinal Liquor	$73,072	0.9%	$180,288	1.6%	(107,216)	(595)%	$0.72	$0.92	$(0.20)	(23.0)%
Shenrong Medicinal Liquor	70,831	0.9%	110,188	1.0%	(39,357)	(35.7)%	0.90	1.16	(0.26)	(22.4)%
Fengtong Medicinal Liquor	106,753	1.4%	442,937	4.0%	(336,184)	(75.9)%	0.66	0.94	(0.28)	(29.5)%
Fengshitong Medicinal Liquor	15,563	0.2%	29,342	0.3%	(13,779)	(47.0)%	0.87	1.02	(0.14)	(13.8)%
Qishe Medicinal Liquor,	21,211	0.3%	45,079	0.4%	(23,868)	(52.9)%	1.06	1.33	(0.27)	(20.1)%
Guben Yanling Pill	1,416,706	18.0%	2,203,168	19.9%	(786,462)	(35.7)%	1.00	1.18	(0.18)	(15.0)%
Quanlu Pill	69,086	0.9%	37,704	0.3%	31,382	83.2%	0.64	0.55	0.09	16.5%
Shenrong Weisheng Pill	466,054	5.9%	1,026,206	9.3%	(560,152)	(54.6)%	0.41	0.54	(0.13)	(24.3)%
Yangxue Danggui Syrup	90,304	1.1%	888,821	8.0%	(798,517)	(89.8)%	0.65	0.84	(0.19)	(22.4)%
Wuzi Yanzong Oral Liquid	73,071	0.9%	26,500	0.2%	46,571	175.7%	0.96	1.23	(0.27)	(21.9)%
Qiangli Pipa Syrup	228,827	2.9%	1,085,904	9.8%	(857,077)	(78.9)%	0.31	0.47	(0.16)	(33.1)%
Isatis Root Granule	317,835	4.0%	878,326	7.9%	(560,491)	(63.8)%	0.46	0.67	(0.21)	(31.7)%
Paracetamol Granule for Children	180,503	2.3%	217,722	2.0%	(37,219)	(17.1)%	0.17	0.19	(0.02)	(11.0)%
Subtotal: costs of TCMD products	3,129,816	39.8%	7,172,185	64.7%	(4,042,369)	(56.4)%	0.54	0.68	(0.14)	(20.2)%

Costs of third party products:	-		-
Biochemical drugs	4,027,681	51.2%	3,243,171	29.3%	784,510	24.2%	0.81	0.86	(0.07)	(7.6)%
Traditional Chinese Medicine Pieces	6,134	0.1%	90,737	0.8%	(84,603)	(93.2)%	9.44	2.28	7.17	314.8%
Medical instruments	703,942	8.9%	575,307	5.2%	128,636	22.4%	3.11	6.69	(3.59)	(53.7)%
Dietary supplements	1,188	0.0%	726	0.0%	462	63.6%	2.36	1.90	0.47	24.9%
Subtotal: costs of third party products	4,738,945	60.2%	3,909,941	35.3%	829,005	21.2%	0.91	1.01	(0.09)	(8.8)%

Total cost of revenue	$7,868,761	100.0%	$11,082,126	100.0%	(3,213,365)	(29.0)%	$0.72	$0.77	$(0.05)	(6.8)%

Cost of revenues of TCMD products

Cost of revenues of TCMD products accounted for 39.8% and 64.7% of our total costs of revenues for the six months ended March 31, 2020 and 2019, respectively. Cost of revenues of TCMD products decreased by $4,042,369, or 56.4%, from $7,172,185 in the six months ended March 31, 2019 to $3,129,816 in the six months ended March 31, 2020. The decrease in cost of revenues of our TCMD products was due to the following reasons:

(1)	Sales volume of TCMD products decreased by 45.3%, from 10,527,861 units sold in the six months ended March 31, 2019 to 5,760,229 units sold in the six months ended March 31, 2020;

(2)	The maintenance and upgrade of our manufacturing facility in September 2019 enabled us to streamline our manufacturing process, manage the workflow effectively, improve product quality, and boost our manufacturing productivity to lower down our manufacturing cost to certain extent. As a result, our average per unit cost of our TCMD products decreased by $0.14, or 20.2%, from $0.68 in the six months ended March 31, 2019 to $0.54 in the six months ended March 31, 2020. Among the 13 varieties of TCMD products, cost of revenues of Guben Yanling Pill, one of our representative product, accounted for 18.0% and 19.9% of our total cost of revenues for the six months ended March 31, 2020 and 2019, respectively. Sales of Guben Yanling Pill decreased by $1,492,019, because sales volume decreased by 454,350 units, or 24.3%. Costs of Guben Yanling Pill decreased from $1.18 per unit to $1.00 per unit, thereby decreasing the total cost of revenues of Guben Yanling Pill by $786,462. In addition, as a result of the maintenance and upgrade of our facility in 2019, our productivity was enhanced, and unit production cost of Shiquan Dabu medicinal liquor, Fengtong medicinal liquor, Qishe medicinal liquor, Shengrong Weisheng pill, Yangxue Danggui Syrup, Qiangli Pipa Syrup, Isatis Root Granule and Paracetamol Granule for Children decreased by 23.0%, 29.5%, 20.1%, 24.3%, 22.4%, 33.1%, 31.7% and 11.0%, respectively, which led to corresponding decrease in cost of revenues associated with these TCMD products by $107,216, $336,184, $23,868, $560,152, $798,517, $857,077, $560,491 and $37,219, respectively.

(3)	Exchange rate between RMB and USD and the appreciation of RMB against USD had a 2.6% negative impact on our reported cost of revenues when comparing six months ended March 31, 2020 to six months ended March 31, 2019. The decrease in our cost of revenues of our TCMD products in six months ended March 31, 2020 as compared to six months ended March 31, 2019 reflected the above mentioned factors combined.

Cost of revenues of third-party products

Cost of revenues of third-party products accounted for 60.2% and 35.3% of our total costs of revenues for the six months ended March 31, 2020 and 2019, respectively. Cost of revenues of third-party products increased by $829,005, or 21.2%, from $3,909,941 in the six months ended March 31, 2019 to $4,738,945 in the six months ended March 31, 2020, because of an increase in sales volume by 34.4%, from 3,884,571 units sold in the six months ended March 31, 2019 to 5,219,039 units sold in the six months ended March 31, 2020. As discussed above, from February to March 2020, we temporarily closed down our manufacturing facilities due to COVID-19. We increased our purchase of third party products to fulfill customer orders during this period of time. In addition, during the six months ended March 31, 2020, when we chose third party products to purchase from various suppliers, we decided not to repurchase approximately 1,102 products with lower margin on the previous purchase list and added 1,765 new products with higher margin to our purchase list. This led to a decrease in the average unit cost of third-party products by $0.09 per unit, or 8.8%, from $1.01 per unit in the six months ended March 31, 2019 to $0.91 per unit in the six months ended March 31, 2020. The average unit cost of biochemical drugs and medical instruments decreased by 7.6% and 53.7%, respectively, and as a result, our unit cost on biochemical drugs and medical instruments was adjusted to tailor this change, and decreased by $0.07, and $3.59 per unit, respectively. For the six months ended March 31, 2020 and 2019, revenue and cost of revenues for TCMPs and dietary supplements products were immaterial and the fluctuation of the their unit cost did not have material impact on our cost of revenues of third party products. Furthermore, exchange rate between RMB and USD and the appreciation of RMB against USD had a 2.7% negative impact on our reported cost of revenues when comparing the six months ended March 31, 2020 to the six months ended March 31, 2019. These factors led to the increase in cost of revenues associated with third-party product sales in the six months ended March 31, 2020 as compared to the six months ended March 31, 2019.

Gross profit

Our gross profit increased by $1,476,916, from $7,043,188 in the six months ended March 31, 2019 to $8,520,104 in the six months ended March 31, 2020. Our gross margin increased by 13.1%, from 38.9% in the six months ended March 31, 2019 to 52.0% in the six months ended March 31, 2020. Our gross profit and gross margin were affected by the sales of different product mix during each reporting period. Although our total sales and total sales volume decreased by 9.6% and 23.8%, respectively, two factors led to the increase in our gross profit and gross margin: (i) as discussed above, the increase in productivity as a result of the maintenance and upgrade of our facility enabled us to lower our manufacturing cost and raise the selling price of our TCMD products; and (ii) we purchased more third party products with higher margin to fulfill customer orders during the six months ended March 31, 2020 as compared to the six months ended March 31, 2019.

	For the Six Months Ended March 31,
	2020	2019	Change
	Amount	Amount	Amount	%

Gross profit- TCMD products	$4,309,836	$5,222,392	$(912,556)	(17.5)%
Gross profit- third-party products	4,210,268	1,820,796	2,389,472	131.2%
Total gross profit	$8,520,104	$7,043,188	$1,476,916	21.0%

Gross margin- TCMD products	57.9%	42.1%		15.8%
Gross margin- third party products	47.0%	31.8%		15.3%
Total gross margin	52.0%	38.9%		13.1%

Average selling price per unit- TCMD products	$1.29	$1.18	$0.11	9.7%
Average cost per unit- TCMD products	$0.54	$0.68	$(0.14)	(20.2)%

Average selling price per unit- third party products	$1.71	$1.48	$0.24	16.2%
Average cost per unit - third party products	$0.91	$1.01	$(0.10)	(9.8)%

Gross profit from TCMD products sales decreased by $912,556, or 17.5%, from $5,222,392 in the six months ended March 31, 2019 to $4,309,836 in the six months ended March 31, 2020, while gross margin of TCMD products sales increased by 15.8%, from 42.1% in the six months ended March 31, 2019 to 57.9% in the six months ended March 31, 2020. The decrease in our gross profit from TCMD product sales was due to the following reasons: (1) sales revenue and sales volume of our TCMD products decreased by 40.0% and 45.3%, respectively, when comparing the six months ended March 31, 2020 to the six months ended March 31, 2019. The decrease in revenue reduced our gross profit; and (2) our gross profit and gross margin were also affected by sales of different product mix during each reporting period. Our gross margin increase as we sell more products with lower costs and higher margin, while our gross margin decrease as we sell more high costs and lower margin products. For example, when comparing the six months ended March 31, 2020 to the six months ended March 31, 2019, largest portion of our decrease in gross profit was associated with three of our TCMD products. Gross profit for Fengtong Medicinal liquor, Guben Yanling Pill and Qiangli Pipa Syrup decreased by $105,738, $705,557, and $108,137, respectively, because sales volume of these products decreased 65.8%, 24.3% and 68.5%, and the decrease in average selling price outpaced the decrease in average unit cost by $0.01, $0.21 and $0.06 per unit, respectively.

Gross profit from third-party product sales increased by $2,389,472, or 131.2%, from $1,820,796 in the six months ended March 31, 2019 to $4,210,268 in the six months ended March 31, 2020, while the gross margin of third-party product sales increased by 15.3%, from 31.8% in the six months ended March 31, 2019 to 47.0% in the six months ended March 31, 2020. As discussed above, due to the COVID-19, we temporarily closed down our manufacturing facilities in February and March 2020. We increased our purchase of third-party products to fulfill customer orders during this period of time. In addition, during the six months ended March 31, 2020, when we chose third-party products to purchase from various suppliers, we decided not to repurchase approximately 1,102 products with lower margin on the previous purchase list and added 1,765 new products with higher margin to our purchase list. These factors led to our average selling price of third-party products increased by $0.24 per unit, or 16.2%, and average cost per unit of third-party products decreased by $0.10 per unit, or 9.8%. When sales volume of third-party products increased by 1,334,468 units, or 34.4%, our gross profit and gross margin associated with third-party products sales increased in the six months ended March 31, 2020 as compared to the six months ended March 31, 2019.

Operating expenses

The following table sets forth the breakdown of our operating expenses for the six months ended March 31, 2020 and 2019:

	For the six months ended March 31,
	2020		2019		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%

Total revenue	$16,388,865	100.0%	$18,125,314	100.0%	$(1,736,449)	(9.6)%
Operating expenses:
Selling expenses	646,241	3.9%	904,543	5.0%	(258,302)	(28.6)%
General and administrative expenses	743,813	4.5%	633,110	3.5%	110,703	17.5%
Research and development expenses	547,627	3.4%	291,169	1.6%	256,458	88.1%
Total operating expenses	$1,937,681	11.8%	$1,828,822	10.1%	$108,859	6.0%

Selling expenses

Our selling expenses primarily include salaries and welfare benefit expenses paid to our sales personnel, advertising expenses to increase our brand awareness, shipping and delivery expenses, expenses incurred for our business travel, meals and other sales promotion and marketing activities related expenses.

	For the six months ended March 31,
	2020		2019		Variance
	Amount	%	Amount	%	Amount	%

Salary and employee benefit expenses	$217,439	33.6%	$372,990	41.2%	$(155,551)	(41.7)%
Advertising expenses	168,197	26.0%	204,050	22.6%	(35,853)	(17.6)%
Shipping and delivery expenses	241,826	37.4%	281,723	31.1%	(39,897)	(14.2)%
Business travel and meals expenses	8,346	1.4%	33,143	3.7%	(24,797)	(74.8)%
Other sales promotion related expenses	10,433	1.6%	12,637	1.4%	(2,204)	(17.4)%
Total selling expenses	$646,241	100.0%	$904,543	100.0%	$(258,302)	(28.6)%

Our selling expenses decreased by $258,302, or 28.6%, from $904,543 in the six months ended March 31, 2019 to $646,241 in the six months ended March 31, 2020, primarily attributable to the following factors:

(i)	a decrease in advertising expenses by $35,853, or 17.6%, from $204,050 in the six months ended March 31, 2019 to $168,197 in the six months ended March 31, 2020. We use outdoor billboard, magazine and social media such as WeChat and Weibo to advertise our brand and products in order to increase customer awareness. In the six months ended March 31, 2019, in connection with our sales promotion of several new products to targeted customers, we spent more on advertising than we did in the six months ended March 31, 2020, which led to higher advertising expenses in six months ended March 31, 2019;

(ii)	a decrease in shipping and delivery expenses by $39,897, or 14.2%, from $281,723 in the six months ended March 31, 2019 to $241,826 in the six months ended March 31, 2020, because we formed our own logistic team to deliver some of the products to customers located in nearby cities. In the six months ended March 31, 2019, we outsourced some of the shipping and delivery services to third-party logistic companies, which resulted in higher shipping and delivery expenses in that period;

(iii)	a decrease in business travel and meals expenses by $24,797, or 74.8%, from $33,143 in the six months ended March 31, 2019 to $8,346 in the six months ended March 31, 2020. Due to COVID-19, government imposed measures including lockdowns, travel restrictions, suspension of business activities, and as a result, our sales activities were temporarily reduced from early February to early March 2020, and our travel and meals expenses associated with our sales activities decreased; and

(iv)	a decrease in our salary and benefit expenses paid to our sales employees by $155,551, or 41.7%, from $372,990 in the six months ended March 31, 2019 to $217,439 in the six months ended March 31, 2020 primarily due to our reduced sales activities from early February to early March 2020 as affected by the COVID-19.

These above-mentioned factors combined led to the decrease in our selling expenses in the six months ended March 31, 2020 as compared to the same period of 2019. As a percentage of revenues, our selling expenses accounted for 3.9% and 5.0% of our total revenue for the six months ended March 31, 2020 and 2019, respectively.

General and Administrative Expenses

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, depreciation, bad debt reserve expenses, inspection and maintenance expenses, office supply and utility expenses, business travel and meals expenses, land and property taxes and professional service expenses.

	For the six months ended March 31,
	2020		2019		Variance
	Amount	%	Amount	%	Amount	%

Salary and employee benefit expense	$233,022	31.4%	$271,867	42.9%	$(38,845)	(14.3)%
Depreciation and amortization	101,902	13.7%	105,467	16.7%	(3,565)	(3.4)%
Bad debt reserve expenses	9,038	1.2%	9,018	1.4%	20	0.2%
Land and property tax	48,485	6.5%	49,777	7.9%	(1,292)	(2.6)%
Office supply and utility expense	64,015	8.6%	51,781	8.2%	12,234	23.6%
Transportation, business travel and meals expense	31,236	4.2%	27,026	4.3%	4,210	15.6%
Professional service fees	229,921	30.9%	66,520	10.5%	163,401	245.6%
Inspection and maintenance fee	11,250	1.5%	21,403	3.4%	(10,153)	(47.4)%
Stamp tax and other expenses	14,944	2.0%	30,251	4.7%	(15,307)	(50.6)%
Total general and administrative expenses	$743,813	100.0%	$633,110	100.0%	$110,703	17.5%

Our general and administrative expenses increased by $110,703, or 17.5%, from $633,110 for the six months ended March 31, 2019 to $743,813 for the six months ended March 31, 2020, primarily attributable to (i) our professional service fees increased by $163,401 in the six months ended March 31, 2020 as compared to the same period of 2019, primarily due to increased audit fee in connection with the audits of our financial statements for the years ended September 30, 2019 and 2018 for our intended public offering; (ii) an increase in our office supply and utility expenses by $12,234, or 23.6%, to support our administration activities; and (iii) an increase in our business travel and entertainment expense by $4,210, or 15.6%, because we increased the travel and meals expenses associated with our preparation for listing in the U.S., and offset by a decrease in our salaries, welfare expenses and insurance expenses paid to administration employees by $38,845, or 14.3%, because of lower amount of annual bonus was distributed to administrative staffs in the six months ended March 31, 2020 as compared to the same period of 2019. As a percentage of revenues, general and administrative expenses were 4.5% and 3.5% of our revenue for the six months ended March 31, 2020 and 2019, respectively.

Research and development expenses

Our research and development expenses primarily consist of salaries, welfare and insurance expenses paid to our employees involved in the research and development activities, materials and supplies used in the development and testing new TCMD products, depreciation and other miscellaneous expenses.

	For the six months ended March 31,
	2020		2019		Variance
	Amount	%	Amount	%	Amount	%

Salary and employee benefit expenses to R&D staff	$43,709	8.0%	$38,741	13.3%	$4,968	12.8%
Materials used in R&D activities	495,985	90.6%	242,750	83.4%	253,235	104.3%
Depreciation and others	7,933	1.4%	9,678	3.3%	(1,745)	(18.0)%
Total research and development expenses	$547,627	100.0%	$291,169	100.0%	$256,458	88.1%

Our research and development expenses increased by $256,458, or 88.1%, from $291,169 for the six months ended March 31, 2019 to $547,267 for the six months ended March 31, 2020, primarily attributable to an increase in the materials used in the R&D activities by $253,235. In the six months ended March 31, 2020, in order to develop new products and improve the formulation of several existing products, we conducted more testing on product stability and safety, and as a result, more materials were used in our R&D activities. As a percentage of revenues, research and development expenses were 3.3% and 1.6% of our revenue for the six months ended March 31, 2020 and 2019, respectively.

Other income (expenses)

Our other income (expenses) primarily include interest expenses incurred on our short-term bank loans, gain or loss from disposal of fixed assets and investment income from our long-term investment in exchange for a 5% ownership interest in a local bank.

Net interest expenses increased by $1,305, or 2.1%, from $62,404 in the six months ended March 31, 2019 to $63,709 in the six months ended March 31, 2020. For the six months ended March 31, 2020, net interest expense of $63,709 included interest expense on the bank loans of $71,447, offset by interest income of $7,616. For the six months ended March 31, 2019, net interest expense included interest expense on the bank loans of $66,551 offset by interest income of $4,147.

Interest expense on the bank loans increased by $4,912, or 7.4%, from $66,551 in the six months ended March 31, 2019 to $71,447 in the six months ended March 31, 2020. We carried RMB18 million (approximately $2.6 million) short-term bank loans as of and for the six months ended March 31, 2020 and 2019, respectively, obtained from Luling Rural Commercial Bank (“LRC Bank”) for working capital purposes.

Interest income was $7,616 and $4,147 for the six months ended March 31, 2020 and 2019, respectively, which was primarily generated from our cash deposit with PRC banks.

Equity investment income was $21,805 and $26,907 for the six months ended March 31, 2020 and 2019, respectively. From March 2009 to September 2017, we invested approximately RMB5 million ($0.7 million) in Jiangxi Jian Rural Commercial Bank (“JX RCB Bank”) in exchange for a 5% ownership interest in the bank. The purpose of these equity investment agreements with JX RCB Bank was to earn investment income as the bank continues to grow. We account for this investment using the measurement alternative in accordance with ASC 321. As of March 31, 2020 and September 30, 2019, the value of this investment amounted to $705,500 and $700,500, respectively, and was reported as long-term investment in equity investee on our consolidated balance sheets.

Provision for Income Taxes

Our provision for income taxes was $1,465,769 in the six months ended March 31, 2020, an increase of $364,861, or 33.1%, from $1,100,908 in the six months ended March 31, 2019 due to our increased taxable income. Under the EIT Law, domestic enterprises and Foreign Investment Enterprises (“FIEs”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on a case-by-case basis. The EIT Law grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for their HNTE status every three years. Jiangxi Universe, one of our main operating subsidiaries in the PRC, was approved as an HNTE and was entitled to a reduced income tax rate of 15% beginning November 2016 with a term of three years. Jiangxi Universe’s HNTE status was successfully renewed in December 2019 for a term of three additional years until November 2022. The EIT Law is typically enforced by the local tax authorities in the PRC. Each local tax authority has the discretion to grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The corporate income taxes for the six months ended March 31, 2020 and 2019 were reported at a blended reduced rate since Jiangxi Universe enjoys a 15% reduced income tax rate due to its HNTE status and Universe Trade is subject to a standard 25% income tax rate. The impact of the tax holidays noted above decreased the corporate income taxes for our PRC subsidiaries by $256,667 and $190,679 for the six months ended March 31, 2020 and 2019, respectively. The benefits of tax holidays on net income per share (basic and diluted) were $0.02 and $0.01 for the six months ended March 31, 2020 and 2019, respectively.

Net Income

As a result of the foregoing, we reported a net income of $5,074,076 for the six months ended March 31, 2020, representing a $997,874 increase from a net income of $4,076,202 for the six months ended March 31, 2019.

Comparison of Results of Operations for the Years Ended September 30, 2019 and 2018

The following table summarizes the results of our operations during the fiscal years ended September 30, 2019 and 2018, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such years.

	For the Years Ended September 30,
	2019		2018		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%

REVENUE	$33,229,316	100.0%	$28,514,180	100.0%	$4,715,136	16.5%
COST OF REVENUE	19,821,831	59.7%	15,105,265	53.0%	4,716,566	31.2%
GROSS PROFIT	13,407,485	40.3%	13,408,915	47.0%	(1,430)	(0.0)%

OPERATING EXPENSES
Selling expenses	1,578,826	4.8%	1,680,258	5.9%	(101,432)	(6.0)%
General and administrative expenses	1,457,393	4.4%	1,282,946	4.5%	174,447	13.6%
Research and development expenses	618,437	1.9%	789,382	2.8%	(170,945)	(21.7)%
Total operating expenses	3,654,656	11.0%	3,752,586	13.2%	(97,930)	(2.6)%

INCOME FROM OPERATIONS	9,752,829	29.4%	9,656,329	33.9%	96,500	1.0%

OTHER INCOME (EXPENSE)
Interest expense, net	(129,268)	(0.4)%	(164,922)	(0.6)%	35,654	(21.6)%
Other income, net	29,501	0.1%	26,644	0.1%	2,857	10.7%
Total other expense, net	(99,767)	(0.3)%	(138,278)	(0.5)%	38,511	(27.9)%

INCOME BEFORE INCOME TAX PROVISION	9,653,062	29.0%	9,518,051	33.4%	135,011	1.4%

PROVISION FOR INCOME TAXES	2,101,597	6.3%	1,915,118	6.7%	186,478	9.7%

NET INCOME	$7,551,465	22.7%	$7,602,933	26.7%	$(51,467)	(0.7)%

Revenues. We currently produce and sell 13 varieties of TCMD products and also sell products manufactured by third-party pharmaceutical companies, to our customers.

	For the years ended September 30,
	2019	2018	Change
	Amount	Amount	Amount	%

Revenue - TCMD products sales	$20,895,542	$17,620,823	$3,274,719	18.6%
Revenue – third-party products sales	12,333,774	10,893,357	1,440,418	13.2%
Total revenue	33,229,316	28,514,180	4,715,136	16.5%

Our total revenues increased by $4,715,136, or 16.5%, to $33,229,316 for the year ended September 30, 2019 from $28,514,080 for the year ended September 30, 2018. The increase in our revenues was attributable to the increase in sales volume by 7.5% from 23,715,193 units of TCMD and third-party products sold in fiscal year 2018 to 25,500,882 units of TCMD and third-party products sold in fiscal year 2019. In addition, the weighted average per unit selling price of our TCMD products increased by 7.0%, from $1.1 per unit in fiscal year 2018 to $1.2 per unit in fiscal year 2019, and the weighted average per unit selling price of third-party products increased by 15.9%, from $1.4 per unit in fiscal year 2018 to $1.6 per unit in fiscal year 2019. Also, through our effective marketing efforts, we have expanded our distribution network and attracted more customers including pharmaceutical companies, hospitals, clinics and drugstore chains, with the total number of customers increasing by 71.5% from 1,518 in fiscal year 2018 to 2,603 in fiscal year 2019. These factors all contributed to the increase in our revenues by 16.5% from fiscal year 2018 to fiscal year 2019.

	For the years ended September 30,
	2019		2018		Change									% of
	Amount	% of revenue	Amount	% of revenue	Amount	%	QTY sold 2019	QTY sold 2018	QTY change	% of change	Average price 2019	Average price 2018	Price change	change in price

Sales of TCMD products:
Shiquan Dabu Medicinal Liquor	$636,362	1.9%	$961,856	3.4%	$(325,494)	(33.8)%	331,063	508,138	(177,075)	(34.8)%	$1.92	$1.89	$0.03	1.5%
Shenrong Medicinal Liquor	538,235	1.6%	564,426	2.0%	(26,191)	(4.6)%	202,335	254,249	(51,914)	(20.4)%	2.66	2.22	0.44	19.8%
Fengtong Medicinal Liquor	978,217	2.9%	1,124,208	3.9%	(145,991)	(13.0)%	794,959	969,942	(174,983)	(18.0)%	1.23	1.16	0.07	6.2%
Fengshitong Medicinal Liquor	65,305	0.2%	67,048	0.2%	(1,743)	(2.6)%	58,546	54,445	4,101	7.5%	1.12	1.23	(0.11)	(8.6)%
Qishe Medicinal Liquor,	137,896	0.4%	139,746	0.5%	(1,849)	(1.3)%	55,618	52,296	3,322	6.4%	2.48	2.67	(0.19)	(7.2)%
Guben Yanling Pill	10,767,341	32.4%	7,374,646	25.9%	3,392,695	46.0%	3,229,035	2,469,573	759,462	30.8%	3.33	2.99	0.34	11.3%
Quanlu Pill	141,396	0.4%	303,337	1.1%	(161,941)	(53.4)%	134,496	309,157	(174,661)	(56.5)%	1.05	0.98	0.07	7.1%
Shenrong Weisheng Pill	1,753,747	5.3%	1,470,953	5.2%	282,795	19.2%	2,834,898	2,031,029	803,869	39.6%	0.62	0.72	(0.10)	(13.2)%
Yangxue Danggui Syrup	1,167,048	3.5%	1,283,824	4.5%	(116,777)	(9.1)%	1,243,625	1,284,537	(40,912)	(3.2)%	0.94	1.00	(0.06)	(6.1)%
Wuzi Yanzong Oral Liquid	226,696	0.7%	96,882	0.3%	129,814	134.0%	122,105	46,785	75,320	161.0%	1.86	2.07	(0.21)	(10.3)%
Qiangli Pipa Syrup	2,308,512	6.9%	2,341,830	8.2%	(33,318)	(1.4)%	4,090,867	4,249,568	(158,701)	(3.7)%	0.56	0.55	0.01	2.4%
Isatis Root Granule	1,653,536	5.0%	1,507,037	5.3%	146,499	9.7%	2,333,506	1,987,233	346,273	17.4%	0.71	0.76	(0.05)	(6.6)%
Paracetamol Granule for Children	521,251	1.6%	385,031	1.4%	136,220	35.4%	2,335,496	1,828,872	506,624	27.7%	0.22	0.21	0.01	6.0%
Subtotal: sales of TCMD products	20,895,542	62.9%	17,620,823	61.8%	3,274,718	18.6%	17,766,549	16,045,824	1,720,725	10.7%	1.18	1.10	0.08	7.1%

Sales of third party products:
Biochemical drugs	9,508,816	28.6%	7,226,228	25.3%	2,282,588	31.6%	7,153,518	6,704,511	449,008	6.7%	1.33	1.08	0.25	23.3%
Traditional Chinese Medicine Pieces	142,409	0.4%	175,503	0.6%	(33,095)	(18.9)%	56,915	56,807	108	0.2%	2.50	3.09	(0.59)	(19.0)%
Medical instruments	2,668,422	8.0%	3,483,052	12.2%	(814,630)	(23.4)%	521,753	903,280	(381,527)	(42.2)%	5.11	3.86	1.25	32.4%
Dietary supplements	14,127	0.0%	8,574	0.0%	5,554	64.8%	2,147	4,771	(2,624)	(55.0)%	6.58	1.80	4.78	266.2%
Subtotal: sales of third party products	12,333,774	37.1%	10,893,357	38.2%	1,440,418	13.2%	7,734,333	7,669,369	64,964	0.8%	1.59	1.42	0.17	12.3%

Total revenue	$33,229,316	100.0%	$28,514,180	100.0%	$4,715,136	16.5%	25,500,882	23,715,193	1,785,689	7.5%	$1.30	$1.20	$0.10	8.4%

Revenue from sales of our TCMD products

Our TCMD products primarily include Chronic Condition Treatments such as Guben Yanling Pill, Shenrong Weisheng Pill, Quanlu Pill, Yangxue Danggui Syrup, Wuzi Yanzong Oral Liquid, Fengtong Medicinal Liquor, Shenrong Medicinal Liquor, Qishe Medicinal Liquor, Fengshitong Medicinal Liquor, and Shiquan Dabu Medicinal Liquor, as well as our cold and flu medications such as Paracetamol Granule for Children, Isatis Root Granule and Qiangli Pipa Syrup. Revenue from sales of our TCMD products accounted for 62.9% and 61.8% of our total revenue for the years ended September 30, 2019 and 2018, respectively.

Our TCMD products sales increased by $3,274,718 or 18.6%, from $17,620,823 in fiscal year 2018 to $20,895,542 in fiscal year 2019, because the sales volume of our TCMD products increased by 10.7% from 16,045,824 units sold in fiscal year 2018 to 17,766,549 units sold in fiscal year 2019, and that the average selling price of our TCMD products increased by 7.1% from $1.10 per unit in fiscal year 2018 to $1.18 per unit in fiscal year 2019. Among the 13 varieties of TCMD products we manufacture, the sales of Guben Yanling Pill, one of our representative products, accounted for 32.4% and 25.9% of our total revenue for the years ended September 30, 2019 and 2018, respectively. The sales of Guben Yanling Pill increased by $3,392,695 or 759,462 units or 30.8% from fiscal year 2018 to fiscal year 2019. In addition, the sales of our Shenrong Weisheng Pill, Wuzi Yanzong Oral Liquid, Isatis Root Granule and Paracetamol Granule for Children also increased by $282,795, $129,814, $146,499 and $136,220, representing a 19.2%, 134.0%, 9.7% and 35.4% increase, respectively, and their sales volume increased by 39.6%, 161.0%, 17.4% and 27.7% from fiscal year 2018 to fiscal year 2019, respectively. The increase in revenue and sales volume of the above-mentioned products was attributable to the increase in the number of our customers by 71.5% as a result of our strengthened marketing and sales efforts which led to increased brand awareness. In addition, since the market prices of certain key raw materials used in our production fluctuate, we adjusted our selling price to tailor such market price fluctuation while considering the best pricing strategy to stimulate customer orders. For example, the purchase price of several Chinese herbs used in the manufacturing of Guben Yanling Pill increased in fiscal year 2019, which increased its production costs. In light of the increase in demand and sales orders of Guben Yanling Pill, we increased its selling price. As a result, the average per unit selling price of Guben Yanling Pill increased by $0.34, or 11.3%, from $2.99 in fiscal year 2018 to $3.33 in fiscal year 2019. In addition, our research and development efforts in improving the formulation of our products may help lower our production costs , allowing us to sell products at lower prices, and making our products more attractive to our customers. For example, we improved the formulation of Shenrong Weisheng Pill, Wuzi Yanzong Oral Liquid and Isatis Root Granule in 2019, which decreased the unit cost of these products by 8.3%, 4.7% and 8.5%, respectively, and allowed us to lower the selling price for these products by 13.2%, 10.3% and 6.6%, respectively. As a result, purchase orders of these products from our customers increased in fiscal year 2019.

Revenue from sales of third-party products

In order to diversify our product portfolio and offerings and to increase our sales, we also sell pharmaceutical products manufactured by third-party companies, including (i) biochemical drugs, such as such as liquid glucose, prednisolone, and citicoline, (ii) medical instruments, such as drug-eluting stents, surgical tubes and syringes, (iii) TCMPs, such as red sage tables, Longdan Xiegan pills, and Chinese skullcap capsules and (iv) dietary supplements, including vitamins, probiotic powder, and calcium tablets. Revenue generated from sales of third-party products accounted for 37.1% and 38.2% of our total revenue for the years ended September 30, 2019 and 2018, respectively.

Sales of third-party products increased by $1,440,418, or 13.2%, from $10,893,357 in fiscal year 2018 to $12,333,774 in fiscal year 2019, because of an increase in the sales volume of third-party products by 0.8%, from 7,669,369 units sold in fiscal year 2018 to 7,734,333 units sold in fiscal year 2019, and an increase in their average selling price by 12.3%, from $1.42 per unit in fiscal year 2018 to $1.59 per unit in fiscal year 2019. Among the total sales of third-party products, sales of biochemical drugs increased by 31.6% or $2,282,588, from $7,226,228 in fiscal year 2018 to $9,508,816 in fiscal year 2019 because of 6.7% increase in sales volume and 23.3% increase in average selling price, while sales of medical instruments decreased by $814,630 or 23.4% due to decreased sales volume by 381,527 units or 42.2% and offset by an increase in average selling price by $1.25 per unit. Sales of TCMPs decreased by $33,095, or 18.9%, from $175,503 in fiscal year 2018 to $142,409 in fiscal year 2019, primarily because we lowered the average selling price by 19.0% to promote our sales of other products. Sales of dietary supplements products slightly increased by $5,554, or 64.8%, from $8,574 in fiscal year 2018 to $14,127 in fiscal year 2019, due to an increase in average selling price. However, sales of dietary supplements products are immaterial in our total sales. In fiscal year 2019, due to an overall increase in the market prices of raw materials used in the manufacturing of third-party products, we paid higher purchase prices when we purchased those products from third-party pharmaceutical companies. The average per unit cost of dietary supplements, biochemical drugs and TCMPs increased by 145.5%, 6.9% and 1.0%, respectively, and as a result, our average selling price on dietary supplements, biochemical drugs and TCMPs was adjusted to tailor this change, and increased by $4.78, $0.25 and $1.25 per unit, respectively. On the other hand, the average unit cost of medical instruments only increased by $0.02 per unit or 1%. In order to reduce the slow-moving inventory stock of some medical instruments we had purchased and to promote the sales of our products to customers, we lowered the average selling price of medical instruments by 19%, or $0.59 per unit, which led to a 23.4% decrease in the sales revenue of medical instrument as discussed above.

Cost of Revenues. Our cost of revenues primarily consists of inventory costs (raw materials, labor, packaging cost, depreciation and amortization, third-party products purchase price, freight costs and overhead) and business tax. Cost of revenues generally changes as our production costs change, which are affected by factors including the market price of raw materials, labor productivity, or the purchase price of third-party products, and as the customer and product mix changes.

	For the years ended September 30,
	2019	2018	Change
	Amount	Amount	Amount	%

Cost of revenues - TCMD products	$11,894,117	$7,628,763	$4,265,354	55.9%
Cost of revenues –third-party products	7,927,714	7,476,502	451,212	6.0%
Total cost of revenues	$19,821,831	$15,105,265	$4,716,566	31.2%

Our cost of revenues increased by $4,716,566, or 31.2%, from $15,105,265 for the year ended September 30, 2018 to $19,821,831 for the year ended September 30, 2019. The increase in our cost of revenues was due to the following reasons: (1) an increase in sales volume by 7.5% from 23,715,193 units of products sold in fiscal year 2018 to 25,500,882 units of products sold in fiscal year 2019. As sales volume increased, our cost of revenues also increased; (2) in addition, the weighted cost per unit for our TCMD products increased by 40.8%, from $0.48 per unit in fiscal year 2018 to $0.67 per unit in fiscal year 2019, which was attributable to an increase in the costs of raw materials used in our production, the weighted average cost per unit for third-party products increased by 6.2%, from $0.97 per unit in fiscal year 2018 to $1.03 per unit in fiscal year 2019 due to higher purchase costs of third-party products. As a result, weighted per unit cost for all of our products sold during fiscal year 2019 increased by $0.14, or 22.0%, from $0.64 in fiscal year 2018 to $0.78 in fiscal year 2019; (3) in June 2019, as a local government policy change, Jiangxi Food and Drug Administration (“Jiangxi FDA”) strengthened the administration and monitoring of all pharmaceutical companies within Jiangxi Province where our factory is located. New policies require that the GMP Certificate, the certification that a pharmaceutical company complies with the Good Manufacturing Practice standards, shall no longer be issued by local FDA authorities, and that all pharmaceutical companies within Jiangxi Province shall renew or reapply for their GMP Certificates with the Jiangxi FDA at the provincial level. Pursuant to the new policies, in August and September 2019 we conducted maintenance for our manufacturing facility to improve its environment, including cleaning and upgrading the machineries and equipment, in order to both meet the strict requirements for the renewal of our GMP Certificate and ensure the quality and safety of our products. In doing so, we temporarily suspended our manufacturing activities. Costs associated with the maintenance of manufacturing facilities, including depreciation, maintenance and repair, and base salary paid to workers totaled $262,049 (RMB 1.8 million) has been included in the cost of revenue during this period. We resumed our manufacturing activities in late September 2019 after we successfully renewed our GMP Certificate. As a result of the above-mentioned reasons, our cost of revenues increased by $4,716,566, or 31.2%, in fiscal year 2019 compared to fiscal year 2018.

	For the years ended September 30,
	2019		2018		Change		Unit cost	Unit cost	Unit cost	% of
	Amount	%	Amount	%	Amount	%	2019	2018	change	change

Costs of TCMD products:
Shiquan Dabu Medicinal Liquor	$298,893	1.5%	$404,236	2.7%	$(105,342)	(26.1)%	$0.90	$0.80	$0.10	12.2%
Shenrong Medicinal Liquor	242,021	1.2%	259,029	1.7%	(17,008)	(6.6)%	1.20	1.02	0.18	17.4%
Fengtong Medicinal Liquor	642,199	3.2%	667,275	4.4%	(25,076)	(3.8)%	0.81	0.69	0.12	17.4%
Fengshitong Medicinal Liquor	45,944	0.2%	46,363	0.3%	(419)	(0.9)%	0.78	0.85	(0.06)	(6.7)%
Qishe Medicinal Liquor,	66,933	0.3%	50,957	0.3%	15,976	31.4%	1.20	0.97	0.23	23.5%
Guben Yanling Pill	4,808,839	24.3%	1,848,250	12.2%	2,960,589	160.2%	1.49	0.75	0.74	99.0%
Quanlu Pill	100,573	0.5%	232,698	1.5%	(132,126)	(56.8)%	0.75	0.75	(0.00)	(0.7)%
Shenrong Weisheng Pill	1,242,180	6.3%	806,539	5.3%	435,640	54.0%	0.44	0.40	0.04	10.3%
Yangxue Danggui Syrup	845,696	4.3%	736,542	4.9%	109,154	14.8%	0.68	0.57	0.12	20.3%
Wuzi Yanzong Oral Liquid	122,169	0.6%	48,427	0.3%	73,742	152.3%	1.00	1.04	(0.03)	(3.3)%
Qiangli Pipa Syrup	1,678,414	8.5%	1,365,598	9.0%	312,816	22.9%	0.41	0.32	0.09	27.7%
Isatis Root Granule	1,358,625	6.9%	867,257	5.7%	491,368	56.7%	0.58	0.44	0.15	33.4%
Paracetamol Granule for Children	441,631	2.2%	295,592	2.0%	146,039	49.4%	0.19	0.16	0.03	17.0%
Subtotal: costs of TCMD products	11,894,117	60.0%	7,628,763	50.5%	4,265,354	55.9%	0.67	0.48	0.19	40.8%

Costs of third party products:
Biochemical drugs	6,317,779	31.9%	5,477,734	36.3%	840,045	15.3%	0.88	0.82	0.06	6.9%
Traditional Chinese Medicine Pieces	124,393	0.6%	123,457	0.8%	935	0.8%	2.19	2.17	0.02	1.0%
Medical instruments	1,479,063	7.5%	1,869,423	12.4%	(390,360)	(20.9)%	2.83	2.07	0.76	36.5%
Dietary supplements	6,479	0.0%	5,888	0.0%	592	10.1%	3.02	1.23	1.79	145.4%
Subtotal: costs of third party products	7,927,714	40.0%	7,476,502	49.5%	451,212	6.0%	1.03	0.97	0.06	6.2%

Total costs of revenue	$19,821,831	100.0%	$15,105,265	100.0%	$4,716,566	31.2%	$0.78	$0.64	$0.14	22.0%

Cost of revenues of TCMD products

Cost of revenues of TCMD products accounted for 60.0% and 50.5% of our total costs of revenues for the fiscal year 2019 and 2018, respectively. Cost of revenues of TCMD products increased by $4,265,354, or 55.9%, from $7,628,763 in fiscal year 2018 to $11,894,117 in fiscal year 2019. The increase in cost of revenues of our TCMD products was due to the following reasons: (1) sales volume of TCMD products increased by 10.7%, from 16,045,824 units sold in fiscal year 2018 to 17,766,549 units sold in fiscal year 2019, while the average per unit cost of our TCMD products increased by $0.19, or 40.8%, from $0.48 in fiscal year 2018 to $0.67 in fiscal year 2019. Among the 13 varieties of TCMD products, cost of revenues of Guben Yanling Pill, one of our representative product, accounted for 24.3% and 12.2% of our total cost of revenues for the years ended September 30, 2019 and 2018, respectively. Sales of Guben Yanling Pill increased by $3,392,695, because sales volume increased by 759,462 units, or 30.8%. However, the purchase price of several Chinese herbs used in the manufacturing of Guben Yanling Pill increased in fiscal year 2019, which increased its production costs. As a result, costs of Guben Yanling Pill increased from $0.75 per unit to $1.49 per unit, thereby increasing the total cost of revenues of Guben Yanling Pill by $2,960,589, which represented the most significant increase in our cost of revenues associated with our TCMD products sales. In addition, due to the increase in the purchase price of raw materials, unit production cost of Shengrong Medicinal Liquor and Fengtong Medicinal liquor, Qishe Medicinal liquor, Yangxue Danggui Syrup, Qiangli Pipa Syrup, Isatis Root Granule and Paracetamol Granule for Children increased by 17.4%, 17.4%, 23.5%, 20.3%, 27.7%, 33.4% and 17.0%, respectively. These factors increased the overall of cost of revenues associated with our TCMD products sales; (2) as discussed above, our manufacturing activities were temporarily suspended from August to late September 2019. Costs associated with the maintenance of manufacturing facilities, including depreciation, maintenance and repair, and base salary paid to workers totaled $262,049 (RMB 1.8 million) has been included in the cost of revenue during this period. The increase in our cost of revenues of our TCMD products in fiscal year 2019 as compared to fiscal year 2018 reflected the above mentioned factors combined.

Cost of revenues of third-party products

Cost of revenues of third-party products accounted for 40.5% and 49.5% of our total costs of revenues for the fiscal year 2019 and 2018, respectively. Cost of revenues of third-party products increased by $451,212, or 6.0%, from $7,476,502 in fiscal year 2018 to $7,927,714 in fiscal year 2019, because of an increase in sales volume by 0.8%, from 7,669,369 units sold in fiscal year 2018 to 7,734,333 units sold in fiscal year 2019, and an increase in the average unit cost of third-party products by $0.06 per unit, or 6.2%, from $0.97 per unit in fiscal year 2018 to $1.03 per unit in fiscal year 2019. In fiscal year 2019, due to an overall increase in the market prices of raw materials used in the manufacturing of third-party products, we sourced third-party products at higher prices from third-party pharmaceutical companies, the average unit cost of biochemical drugs, TCMPs, medical instruments and dietary supplements increased by 6.9%, 1%, 36.5% and 145.5%, respectively, as a result, our unit cost on biochemical drugs, TCMPs, medical instruments and dietary supplements has been adjusted to tailor this change, and increased by $0.06, $0.02, $0.76 and $1.79 per unit, respectively. In addition, as discussed above, our manufacturing activities were temporarily suspended from August to late September 2019. During this period of time, we fulfilled our sales orders primarily through purchasing third-party products instead of manufacturing our own TCMD products. As a result, our sales volume of third-party products increased and accordingly, our cost of revenue associated with the third-party products also increased. These factors led to the increase in cost of revenues associated with third-party product sales in fiscal year 2019 as compared to fiscal year 2018.

Gross profit

Our gross profit decreased by $1,430, from $13,408,915 in fiscal year 2018 to $13,407,485 in fiscal year 2019. Our gross margin decreased by 6.7% from 47.0% in fiscal year 2018 to 40.3% in fiscal year 2019. The decrease in our gross profit was primarily due to the increase in cost of revenues of our TCMD products as the raw material purchase price for several Chinese herb materials used in the manufacturing of our TCMD products increased. In addition, during our temporary suspension of our manufacturing activities from August to late September 2019, a one-time maintenance cost of $262,049 further reduced our gross profit. Our gross margin was affected by the sales of different product mix during each reporting period. The decrease in our gross margin was primarily due to the sales of more products with lower margin during fiscal year 2019 as compared to fiscal year 2018.

	For the years ended September 30,
	2019	2018	Change
	Amount	Amount	Amount	%

Gross profit – sales of TCMD products	$9,001,425	$9,992,060	$(990,635)	(9.9)%
Gross profit – sales of third-party products	4,406,060	3,416,855	989,205	29.0%
Total gross profit	$13,407,485	$13,408,915	$(1,430)	(0.0)%

Gross margin – sales of TCMD products	43.1%	56.7%		(13.6)%
Gross margin – sales of third-party products	35.7%	31.4%		4.3%
Total gross margin	40.3%	47.0%		(6.7)%

Average selling price per unit - TCMD products	$1.18	$1.10	$0.08	7.0%
Average cost per unit – third-party products	$0.67	$0.48	$0.19	40.8%

Average selling price per unit – third-party products	$1.59	$1.42	$0.17	12.3%
Average cost per unit – third-party products	$1.03	$0.97	$0.06	6.2%

Gross profit from TCMD products sales decreased by $990,635 or 9.9%, from $9,992,060 in fiscal year 2018 to $9,001,425 in fiscal year 2019, while gross margin of TCMD products sales decreased by 13.6% from 56.7% in fiscal year 2018 to 43.1% in fiscal year 2019. The decrease in our gross profit from TCMD product sales was due to the following reasons: (1) during our temporary suspension of our manufacturing activities from August to late September 2019, we reported a one-time maintenance costs of $262,049 as our costs of revenue, which reduced our gross profit for fiscal year 2019; (2) as discussed above, the weighted average cost per unit for our TCMD products increased by $0.19, or 40.8%, from $0.48 in fiscal year 2018 to $0.67 in fiscal year 2019, because of an increase in the costs of raw materials used in our production, and an increase in the weighted average selling price of our TCMD products by $0.08 per unit, or 7%, which was outpaced by the larger increase in the weighted average unit cost by $0.19 per unit. As a result, our gross margin associated with sales of our TCMD products decreased by 13.6%, from 56.7% in fiscal year 2018 to 43.1% in fiscal year 2019; (3) in addition, our gross profit and gross margin are also affected by sales of different product mix during each reporting period. Our gross margin increase as we sell more products with lower costs and higher margin, while our gross margin decrease as we sell more high costs and lower margin products are sold. For example, in fiscal year 2019, sales of Guben Yanling Pill increased by $3,392,695 since its sales volume increased, but related cost of revenues increased by $2,960,589 due to the increase in unit costs, which resulted from an increase in raw material costs, and as a result, our gross profit on Guben Yanling Pill decreased by $432,106. This contributed to the largest portion of our decrease in gross profit associated with our TCMD products sales.

Gross profit from third-party product sales increased by $989,205, or 29.0%, from $3,416,855 in fiscal year 2018 to $4,406,060 in fiscal year 2019, while the gross margin of third-party product sales increased by 4.4%, from 31.4% in fiscal year 2018 to 35.7% in fiscal year 2019. As discussed above, during August to late September 2019, our manufacturing activities were temporarily suspended from August to late September 2019, during which time we fulfilled our sales orders primarily through purchasing third-party products. Due to an increase in the overall market price of raw materials used in the manufacturing of third-party products, the purchase price of third-party products was higher, with the average per unit cost of third-party products increased by $0.06, or 6.2%, from $0.97 in fiscal year 2018 to $1.03 in fiscal year 2019. However, the weighted average selling price of third-party products increased by $0.23 per unit, or 12.3%, from $1.42 per unit in fiscal year 2018 to $1.59 per unit in fiscal year 2019, which absorbed the increase in the weighted average unit cost by $0.06. As a result, our gross margin associated with sales of third-party products increased by 4.3%, from 31.4% in fiscal year 2018 to 35.7% in fiscal year 2019.

Operating expenses

The following table sets forth the breakdown of our operating expenses for the fiscal years ended September 30, 2019 and 2018:

	For the Years Ended September 30,
	2019		2018		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%

Total revenue	$33,229,316	100%	$28,514,180	100%	$4,715,136	16.5%
Total operating expenses:
Selling expenses	1,578,826	4.8%	1,680,258	5.9%	(101,432)	(6.0)%
General and administrative expenses	1,497,351	4.4%	1,282,946	4.5%	214,405	16.7%
Research and development expenses	618,437	1.9%	789,382	2.8%	(170,945)	(21.7)%
Total operating expenses	$3,694,614	11.1%	$3,752,586	13.2%	$(57,972)	(1.5)%

Selling expenses

Our selling expenses primarily include salaries and welfare benefit expenses paid to our sales personnel, advertising expenses to increase our brand awareness, shipping ad delivery expenses, expenses incurred for our business travel, meals and other sales promotion and marketing activities related expenses.

	For the Years Ended September 30,
	2019		2018		Variance
	Amount	%	Amount	%	Amount	%

Salary and employee benefit expenses	$657,370	41.6%	$567,667	33.8%	$89,703	15.8%
Advertising expenses	367,513	23.3%	488,423	29.1%	(120,910)	(24.8)%
Shipping and delivery expenses	457,407	29.0%	500,659	29.8%	(43,252)	(8.6)%
Business travel and meals expenses	59,465	3.8%	75,039	4.5%	(15,574)	(20.8)%
Other sales promotion related expenses	37,071	2.3%	48,470	2.9%	(11,399)	(23.5)%
Total selling expenses	$1,578,826	100.0%	$1,680,258	100.0%	$(101,432)	(6.0)%

Our selling expenses decreased by $101,432, or 6.0%, from $1,680,258 in fiscal year 2018 to $1,578,826 in fiscal year 2019, primarily attributable to (i) a decrease in advertising expenses by $120,910, or 24.8%, from $488,423 in fiscal year 2018 to $367,513 in fiscal year 2019; We use outdoor billboard, magazine and social media such as WeChat and Weibo to advertise our brand and products in order to increase customer awareness. In fiscal year 2018, in connection with our sales promotion of several new products to targeted customers, we spent more on advertising than we did in fiscal year 2019, which led to higher advertising expenses in fiscal 2018; (ii) a decrease in shipping and delivery expenses by $43,252, or 8.6%, from $500,659 in fiscal year 2018 to $457,407 in fiscal year 2019, because we formed our own logistic team to deliver some of the products to customers located in nearby cities in 2019. In 2018, we outsourced most of the shipping and delivery services to third-party logistic companies, which resulted in higher shipping and delivery expenses in fiscal 2018 as compared to fiscal 2019; (iii) a decrease in business travel and meals expenses by $15,574, or 20.8%, from $75,039 in fiscal year 2018 to $59,465 in fiscal year 2019; from August to late September 2019, we temporarily suspended our manufacturing activities for the renewal of our GMP Certificate. During that period, we fulfilled our sales orders primarily through purchasing third-party products instead of manufacturing our own TCMD products. Since our sales and marketing activities were temporarily reduced during this period, our travel and meals expenses associated with our sales activities decreased; (iv) an increase in our salary and benefit expenses paid to our sales employees by $89,703, or 15.8%, from $567,667 in fiscal year 2018 to $657,370 in fiscal year 2019. The number of our sales employees increased from 45 in fiscal year 2018 to 47 in fiscal year 2019. In addition, in early fiscal 2019, we increased our employee salary base to reflect inflation. These above-mentioned factors combined led to the increase in our selling expenses in fiscal year 2019 as compared to fiscal year 2018. As a percentage of revenues, our selling expenses accounted for 4.8% and 5.9% of our total revenue for the years ended September 30, 2019 and 2018, respectively.

General and Administrative Expenses

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, depreciation, bad debt reserve expenses, inspection and maintenance expenses, office supply and utility expenses, business travel and meals expenses, land and property taxes and professional service expenses. As a percentage of revenues, general and administrative expenses were 4.4% and 4.5% of our revenue for the years ended September 30, 2019 and 2018, respectively.

	For the Years Ended September 30,
	2019		2018		Variance
	Amount	%	Amount	%	Amount	%

Salary and employee benefit expense	$529,745	36.3%	$502,306	39.2%	$27,439	5.5%
Depreciation and amortization	209,194	14.4%	233,811	18.2%	(24,617)	(10.5)%
Bad debt reserve expenses	297,972	20.4%	103,446	8.1%	194,526	188.0%
Land and property tax	98,943	6.8%	104,043	8.1%	(5,100)	(4.9)%
Office supply and utility expense	77,443	5.3%	99,632	7.8%	(22,189)	(22.3)%
Transportation, business travel and meals expense	51,553	3.5%	102,928	8.0%	(51,375)	(49.9)%
Consulting fee	54,906	3.8%	-	0.0%	54,906	100.0%
Inspection and maintenance fee	65,919	4.5%	58,535	4.6%	7,384	12.6%
Stamp tax and other expenses	71,718	4.9%	78,245	6.1%	(6,527)	(8.3)%
Total general and administrative expenses	$1,457,393	100.0%	$1,282,946	100.0%	$174,447	13.6%

Our general and administrative expenses increased by $174,447 or 13.6% from $1,282,946 for the year ended September 30, 2018 to $1,457,393 for the year ended September 30, 2019, primarily attributable to (i) an increase in our salaries, welfare expenses and insurance expenses paid to administration employees by $27,439, or 5.5%. The number of our administrative employees increased from 25 in fiscal year 2018 to 30 in fiscal year 2019. In addition, in early fiscal 2019, we adjusted the employee salary base to reflect inflation. These factors led to an increase in our salary and employee benefit expenses in fiscal year 2019; (ii) our bad debt reserve expenses increased by $194,526, or 188.0%, from $103,446 in fiscal year 2018 to $297,972 in fiscal year 2019. We generally extend our customers a credit term of 90 days. Based on our management’s assessment of the collectability of our outstanding accounts receivable, we accrued increased bad debt reserve than we did in fiscal year 2018. This led to the increase in our bad debt reserve expenses in fiscal year 2019 as compared to fiscal year 2018; (iii) our business travel, transportation and meals expenses decreased by $51,375, or 49.9%, from $102,928 in fiscal year 2018 to $51,553 in fiscal year 2019, primarily as a result of the temporary suspension of our manufacturing facility in August and September 2019 as discussed above, which also led to a decrease in our office supply and utility expenses by $22,189 in fiscal year 2019 as compared to fiscal year 2018; (v) our professional consulting expenses increased by $54,906 in fiscal year 2019 as compared to fiscal year 2018. In order to prepare for listing in overseas market, we consulted with professional service providers for legal structure setup and business strategy in fiscal year 2019. The overall increase in our general and administrative expenses in fiscal year 2019 as compared to fiscal year 2018 reflected the above-mentioned factors combined. As a percentage of revenues, general and administrative expenses were 4.5% and 4.5% of our revenue for the years ended September 30, 2019 and 2018, respectively.

Research and development expenses

Our research and development expenses primarily consist of salaries, welfare and insurance expenses paid to our employees involved in the research and development activities, materials and supplies used in the development and testing new TCMD products, depreciation and other miscellaneous expenses.

	For the Years Ended September 30,
	2019		2018		Variance
	Amount	%	Amount	%	Amount	%

Salary and employee benefit expenses to R&D staff	$76,973	12.4%	$90,427	11.5%	$(13,454)	(14.9)%
Materials used in R&D activities	524,094	84.7%	674,033	85.4%	(149,939)	(22.2)%
Depreciation and others	17,370	2.8%	24,922	3.2%	(7,552)	(30.3)%
Total research and development expenses	$618,437	100.0%	$789,382	100.0%	$(170,945)	(21.7)%

Our research and development expenses decreased by $170,945, or 21.7%, from $789,382 for the fiscal year 2018 to $618,437 for the fiscal year 2019, primarily attributable to a decrease in the materials used in the R&D activities by $149,939. In fiscal year 2018, in order to develop new products and improve the formulation of several existing products, we conducted more testing on product stability and safety, and as a result, more materials were used in our R&D activities. As a percentage of revenues, research and development expenses were 1.9% and 2.8% of our revenue for the years ended September 30, 2019 and 2018, respectively.

Other income (expenses)

Our other income (expenses) primarily include interest expenses incurred on our short-term bank loans, gain or loss from disposal of fixed assets and investment income from our long-term investment in exchange for a 5% ownership interest in a local bank.

Interest expenses decreased by $35,654, or 21.6%, from $164,922 in fiscal year 2018 to $129,268 in fiscal year 2019. The decrease in our interest expenses was because we carried lower amount of bank loans during fiscal year 2019 as compared to fiscal year 2018. Our subsidiaries Jiangxi Universe and Universe Trade obtained loans from LRC Bank for working capital purposes. At the beginning of fiscal year 2018, we had an aggregate of RMB 30.2 million ($4.5 million) loans payable to LRC bank. During the fiscal year 2018, we repaid a total of RMB36 million ($5.5 million) loans upon maturity, and also obtained additional RMB23.8 million ($3.6 million) loans from LRC bank. As of September 30, 2018, the balance of our outstanding loans payable was RMB18 million ($2.62 million), and the weighted average loan balance we carried on a daily basis for the year ended September 30, 2018 was RMB 22,122,527 ($3,384,747). For the year ended September 30, 2019, we paid back a RMB21 million ($3.1 million) bank loan upon maturity, and then we obtained a loan in the amount of RMB 21million ($3.1 million) from LRC Bank in the second half of fiscal year 2019. As a result, the weighted average loan balance we carried on a daily basis during the fiscal year ended September 30, 2019 amounted to RMB15,824,176 ($2,302,418). As of September 30, 2019, we carried a total of RMB18 million ($2.5 million) outstanding bank loans. Therefore, our interest expense for the year ended September 30, 2019 was lower because of the lower weighted average loan balance we carried during the fiscal year 2019, as compared to fiscal year 2018.

Our other income was $29,501 and $26,644 for the years ended September 30, 2019 and 2018, respectively, primarily consisting of investment income of $26,741 and $21,630 and other income of $2,760 and $5,014 for the years ended September 31, 2019 and 2018, respectively. From March 2009 to September 2017, we invested approximately RMB5 million ($0.7 million) in Jiangxi Jian Rural Commercial Bank (“JX RCB Bank”) in exchange for a 5% ownership interest in the bank. The purpose of these equity investment agreements with JX RCB Bank was to earn investment income as the bank continues to grow. We account for this investment using the measurement alternative in accordance with ASC 321. As of September 30, 2019 and 2018, the value of this investment amounted to $700,500 and $728,000, respectively, and was reported as long-term investment in equity investee on our consolidated balance sheets. During fiscal year 2019, JX RCB Bank reported higher amount of profit, and accordingly our investment income increased from $21,630 in fiscal year 2018 to $26,741 in fiscal year 2019. Our other income of $2,760 and $5,014 for fiscal year 2019 and 2018, respectively, primarily included rental payments we received for renting the roof of one of our factory building to a local energy company for purposes of installing solar panel, as well as gain from disposal of fixed assets.

Provision for Income Taxes

Our provision for income taxes was $2,101,597 in fiscal year ended September 30, 2019, an increase of, $186.478, or 9.7% from $1,915,118 in fiscal year ended September 30, 2018 due to our increased taxable income. Under the EIT Law, domestic enterprises and FIEs are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on a case-by-case basis. The EIT Law grants preferential tax treatment to HNTEs. Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for their HNTE status every three years. Jiangxi Universe, one of our main operating subsidiaries in the PRC, was approved as an HNTE and was entitled to a reduced income tax rate of 15% beginning November 2016 with a term of three years. Jiangxi Universe’s HNTE status was successfully renewed in December 2019 for a term of three additional years. The EIT Law is typically enforced by the local tax authorities in the PRC. Each local tax authority has the discretion to grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The corporate income taxes for the years ended September 30, 2019 and 2018 were reported at a blended reduced rate since Jiangxi Universe enjoys a 15% reduced income tax rate due to its HNTE status and Universe Trade is subject to a standard 25% income tax rate. The impact of the tax holidays noted above decreased the corporate income taxes for our PRC subsidiaries by $312,357 and $471,275 for the years ended September 30, 2019 and 2018, respectively. The benefits of tax holidays on net income per share (basic and diluted) were $0.02 and $0.03 for the years ended September 30, 2019 and 2018, respectively.

Net Income

As a result of the foregoing, we reported a net income of $7,551,465 for the fiscal year ended September 30, 2019, representing a $51,468 decrease from a net income of $7,602,933 for the fiscal year ended September 30, 2018.

B. Liquidity and Capital Resources

Cash Flows for the Six Months Ended March 31, 2020 Compared to the Six Months Ended March 31, 2019

As of March 31, 2020, we had $11,796,452 in cash on hand as compared to $3,177,321 as of September 30, 2019. We also had $4,389,889 in accounts receivable. Our accounts receivable primarily include balance due from customers for our pharmaceutical products sold and delivered to customers. As of the date of this prospectus, approximately 99%, or $4.4 million of our net accounts receivable balance as of March 31, 2020 have been subsequently collected during the period from April 2020 to November 30, 2020.. Collected accounts receivable will be used as working capital in our operations, if necessary.

We normally grant our customers 90 days payment terms after the credit sales. However, some of our customers, who are local hospitals and drugstore chains distributors, tend to require longer payment terms due to their longer payment processing procedures, however we believe that they are unlikely to default because of our long-term business relationships with them and our belief that the collectability risk is low based on our historical experience and collection history with them. As of March 31, 2020, most of our outstanding accounts receivable aged below six months. We periodically review our accounts receivable and allowance level in order to ensure our methodology used to determine allowances is reasonable and accrued additional allowances if necessary. Allowance of doubtful accounts amounted to $530,394 and $517,754 as of March 31, 2020 and September 30, 2019, respectively. The net change of allowance for doubtful accounts amounted to only $12,640 during the six month period ended March 31, 2020 as compared to the fiscal year ended September 30, 2019. The allowance is determined based on individual customer financial health analysis, historical collection trend and management’s best estimate of specific losses on individual exposures. We have recently put a lot of efforts into accounts receivable collection through strengthening monitoring of the uncollected receivable balance. Our accounts receivable turnover has been improved from 143 days in the six month period ended March 31, 2019, to 76 days in the fiscal year ended September 30, 2019 and to 59 days in six months ended March 31, 2020.

The following table summarizes the Company’s accounts receivable and subsequent collection by aging bucket:

Accounts Receivable by aging bucket	Balance as of March 31, 2020	Subsequent collection as of November 30, 2020	% of subsequent collection
Less than 3 months	$3,051,363	$2,673,504	88%
From 4 to 6 months	1,296,430	1,140,322	88%
From 7 to 9 months	295,644	288,392	98%
From 10 to 12 months	-	-	0%
Over 1 year	276,846	254,305	92%
Total gross accounts receivable	4,920,283	4,356,524	89%
Allowance for doubtful accounts	(530,394)	-	-
Accounts Receivable, net	$4,389,889	$4,356,524	99%

For the accounts receivable balances due from 369 customers as of March 31, 2020, one customer, Jiangxi Tianshihe Medicine Co. Ltd., accounted for 20.1% of the total accounts receivable balance. The remaining 368 customers aggregately accounted for 79.9% of the total accounts receivable balance and none of them individually accounted for more than 10% of the total accounts receivable balance. Accounts receivable from Jiangxi Tianshihe Medicine Co. Ltd. aged below three months as of March 31, 2020 and had been fully collected by August 2020. Therefore, no single customer accounts for a significant portion of the uncollected balance as of the date of this prospectus.

As of March 31, 2020, our inventory balance amounted to $4,988,410, primarily consisting of raw materials and work-in-progress and finished TCMD products, which we believe are able to be sold quickly based on the analysis of the current trends in demand for our products. We also had short-term bank loans of $2,539,800 that we obtained from LRC Bank for working capital purposes. We expect that we will be able to renew all of the existing bank loans upon their maturity based on past experiences and our outstanding credit history. On June 19, 2020, we repaid an outstanding short-term loan of RMB10 million (approximately $1.4 million) to LRC Bank upon maturity. At the same time, we signed a new loan agreement with LRC Bank to borrow RMB10 million (approximately $1.4 million) as working capital for one year, with the maturity date on June 18, 2021 and a fixed interest rate of 4.81% per annum. The balance of our due to related parties was $513,874 as of March 31, 2020, representing cash advances from our controlling shareholders to be used as our working capital.

As of March 31, 2020, our working capital balance was $11,992,725. In assessing our liquidity, management monitors and analyzes our cash on-hand, our ability to generate sufficient revenue in the future, and our operating and capital expenditure commitments. We believe that our current cash and cash flows provided by operating activities, borrowings from banks and from our principal shareholders will be sufficient to meet our working capital needs in the next 12 months from the date the audited financial statements were issued.

In the coming years, we will be looking to other sources, such as raising additional capital by issuing shares of stock, to meet our needs for cash. Even though we face uncertainties in regards to the size and timing of capital-raising, we are confident that we can continue to meet operational needs solely by utilizing cash flows generated from our operating activities and shareholder working capital funding, as necessary.

The following table sets forth summary of our cash flows for the periods indicated:

	For the six months ended March 31,
	2020	2019
Net cash provided by operating activities	$8,379,903	$7,748,863
Net cash used in investing activities	(47,512)	(18,243)
Net cash provided by (used in) financing activities	356,033	(6,880,800)
Effect of exchange rate change on cash and restricted cash	(69,293)	159,644
Net increase in cash	8,619,131	1,009,464
Cash, beginning of year	3,177,321	6,190,176
Cash, end of year	$11,796,452	$7,199,640

Operating Activities

Net cash provided by operating activities was $8,379,903 for the six months ended March 31, 2020, primarily consisting of the following:

●	Net income of $5,074,076 for the period;

●	A decrease in accounts receivable of $2,089,969 because we collected the same amount of accounts receivable. Our accounts receivable primarily includes balance due from customers for our pharmaceutical products sold and delivered to customers. As of date of this prospectus, approximately 99%, or $4.4 million of our net accounts receivable balance as of March 31, 2020 have been subsequently collected as of the date of this prospectus. Collected accounts receivable will be used as working capital in our operations, if necessary.

●	An increase in inventory balance of $2,354,137 because we increased the purchase of our raw material inventories and increased the purchase of finished goods inventory from third-party pharmaceutical companies in anticipation of increased sales in the coming months.

●	An increase in accounts payable of $3,189,657 because of our increased purchase of raw materials and third-party products on credit from our suppliers, which led to increase in our accounts payable balance as of March 31, 2020.

●	An increase in taxes payable of $140,942 for the fiscal year primarily due to increased taxable income for the period

Net cash provided by operating activities was $7,748,863 in the six months ended March 31, 2019, primarily consisted of:

●	Net income of $4,076,202 for the period;

●	An increase in accounts receivable of $982,366 due to an increase in credit sales to our customers. Our accounts receivable primarily include balance due from customers for our pharmaceutical products sold and delivered to customers. As of March 31, 2019, we had outstanding accounts receivable of approximately $6.8 million, which has been substantially collected back as of December 31, 2019. Collected accounts receivable will be used as working capital in our operations, if necessary;

●	A decrease in inventory balance of $3,226,493 due to increased sales during the six months ended March 31, 2019;

●	A decrease in accounts payable of $294,637 due to payment to suppliers to settle the payable balances when supplier invoices were received.

●	An decrease in taxes payable of $345,713 due to payment to local tax authorities to settle the VAT tax bills.

Investing Activities

Net cash used in investing activities amounted to $47,512 for the six months ended March 31, 2020, and primarily included the purchase of fixed assets in the same amount.

Net cash used in investing activities amounted to $18,243 for the six months ended March 31, 2019, and primarily included the purchase of fixed assets in the same amount.

Financing Activities

Net cash provided by financing activities amounted to $356,033 for the six months ended March 31, 2020, primarily include the following:

●	Deferred public offering costs of $90,698. Deferred offering costs consisted principally of legal, underwriting, and other professional service expenses in connection with the Initial Public Offering (the “IPO”) of our Ordinary Shares. As of March 31, 2020, we capitalized $90,698 of deferred offering costs. Such costs will be deferred until the closing of the IPO, at which time the deferred costs will be offset against the offering proceeds.

●	Proceeds from related party borrowings of $446,731. The balance due to related party mainly consisted of advances from our principal shareholder for working capital purposes during our normal course of business. These advances were non-interest bearing and due on demand.

Net cash used in financing activities amounted to $6,880,800 for the six months ended March 31, 2019, primarily include the following:

●	Proceeds from short-term bank loans of $439,200. In November 2018, we obtained additional loan in an aggregate amount of RMB 3 million from LRC Bank for working capital purposes.

●	Repayment of short-term bank loans of $439,200 upon loan maturities. In November 2018, we repaid RMB 3 million loan upon maturity.

●	Dividend payment of $6,880,800. On September 21, 2016, September 13, 2017, February 2, 2018, September 20, 2018 and February 21, 2019, the Board of Directors of our subsidiary Jiangxi Universe approved resolutions to pay cash dividend of RMB40 million, RMB30 million, RMB20 million, RMB10 million and RMB30 million, respectively, to its shareholders at the time of record out of the retained earnings balance of Jiangxi Universe, to be paid to these shareholders when Jiangxi Universe has sufficient available earnings and funds. A total of RMB130 million ($19.1 million) cash dividend was declared from September 2016 to February 2019, among which RMB20 million ($3.1 million) was paid in cash to the shareholders in fiscal year 2018 and we paid additional remaining RMB47 million ($6.9 million) to our shareholders during the six months ended March 31, 2019.

Commitments and contingencies

From time to time, we are a party to various legal actions arising in the ordinary course of business. We accrue costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. For the six months ended March 31, 2020 and 2019, we did not have any material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on our consolidated financial position, results of operations and cash flows.

As of March 31, 2020, we had the following contractual obligations:

		Payment Due by Period
Contractual obligations	Total	Less than 1 year	1-3 years
Debt obligations (1) (2)	$2,539,800	$2,539,800	$-
Total	$2,539,800	$2,539,800	$-

(1)	On June 26, 2019, our subsidiary Jiangxi Universe signed a loan agreement with LRC Bank to borrow RMB 10 million (equivalent to $1,401,000) as working capital for one year, with the maturity date on June 25, 2020. The fixed interest rate of the loan was 5.655% per annum. Related parties including Mr. Gang Lai, the Company’s controlling shareholder, and Foshan Shangyu Investment Holding Co., Ltd., an affiliated entity controlled by Mr. Gang Lai, and three unrelated individuals jointly signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard this loan. On June 19, 2020, we repaid the loan to LRC Bank upon maturity. At the same time, Jiangxi Universe signed a new loan agreement with LRC Bank to borrow RMB 10 million (approximately $1.4 million) as working capital for one year, with the maturity date on June 18, 2021. The fixed interest rate of the loan was 4.81% per annum. The Company’s controlling shareholder, Mr. Gang Lai signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard this loan.

(2)	On September 26, 2019, our subsidiary Universe Trade signed a loan agreement with Jiangxi Luling Rural Commercial Bank (“LRC Bank”) to borrow RMB8 million (equivalent to $1,120,800) as working capital for one year, with the maturity date on September 25, 2020. The fixed interest rate of the loan was 5.655% per annum. Related parties including Mr. Gang Lai, the Company’s controlling shareholder, Foshan Shangyu Investment Holding Co., Ltd., an affiliated entity controlled by Mr. Gang Lai, and the Company’s subsidiaries Jiangxi Universe and Universe Technology, as well as three unrelated individuals jointly signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard this loan. The loan matured on September 25, 2020 and Universe Trade signed a loan extension agreement with LRC Bank to extend the loan maturity date to March 31, 2021, with a new interest rate of 4.81% per annum. All other borrowing terms, including the loan guarantee requirement, remained unchanged.

Cash Flows for the Year Ended September 30, 2019 Compared to the Year Ended September 30, 2018

As of September 30, 2019, we had $3,177,321 in cash on hand as compared to $6,190,176 as of September 30, 2018. We also had $6,420,986 in accounts receivable. Our accounts receivable primarily include balance due from customers for our pharmaceutical products sold and delivered to customers. As of the date of this prospectus, approximately 98%, or $6.3 million of our net accounts receivable balance as of September 30, 2019 have been subsequently collected. The remaining net accounts receivable balance have been provisioned as bad debt. Collected accounts receivable were used as working capital in our operations.

As of September 30, 2019, our inventory balance amounted to $2,615,155, primarily consisting of raw materials and work-in-progress and finished TCMD products, which we believe are able to be sold quickly based on the analysis of the current trends in demand for our products. We also had short-term bank loans of $2,521,800 that we obtained from LRC Bank for working capital purposes. We expect that we will be able to renew all of the existing bank loans upon their maturity based on past experiences and our outstanding credit history. The balance of our due to related parties was$54,705 as of September 30, 2019, representing cash advances from our controlling shareholders to be used as our working capital.

As of September 30, 2019, our working capital balance was $6,776,942. In assessing our liquidity, management monitors and analyzes our cash on-hand, our ability to generate sufficient revenue in the future, and our operating and capital expenditure commitments. We believe that our current cash and cash flows provided by operating activities, borrowings from banks and from our principal shareholders will be sufficient to meet our working capital needs in the next 12 months from the date the audited financial statements were issued.

In the coming years, we will be looking to other sources, such as raising additional capital by issuing shares of stock, to meet our needs for cash. Even though we face uncertainties in regards to the size and timing of capital-raising, we are confident that we can continue to meet operational needs solely by utilizing cash flows generated from our operating activities and shareholder working capital funding, as necessary.

The following table sets forth summary of our cash flows for the periods indicated:

	For the Years Ended September 30,
	2019	2018
Net cash provided by operating activities	$13,203,755	$4,455,599
Net cash used in investing activities	(86,033)	(145,095)
Net cash used in financing activities	(16,003,857)	(4,914,580)
Effect of exchange rate change on cash and restricted cash	(126,720)	(189,162)
Net decrease in cash	(3,012,855)	(793,238)
Cash, beginning of year	6,190,176	6,983,414
Cash, end of year	$3,177,321	$6,190,176

Operating Activities

Net cash provided by operating activities was $13,203,755 for the year ended September 30, 2019, primarily consisting of the following:

●	Net income of $7,551,466 for the fiscal year;

●	A decrease in accounts receivable of $665,485 because we collected the same amount of accounts receivable. Our accounts receivable primarily includes balance due from customers for our pharmaceutical products sold and delivered to customers. As of date of this prospectus, approximately 98%, or $6.3 million of our net accounts receivable balance as of September 30, 2019 have been subsequently collected. Collected accounts receivable will be used as working capital in our operations, if necessary.

●	A decrease in inventory balance of $5,586,177. As discussed above, our manufacturing activities were temporarily suspended from August and September 2019 we conducted maintenance for our manufacturing facility to improve its environment, including cleaning and upgrading the machineries and equipment, in order to both meet the strict requirements for the renewal of our GMP Certificate renewal and ensure the quality and safety of our products. During the period when our business was temporarily closed, we reduced the purchase of our raw material inventories, which led a decrease in our ending inventory balance as of September 30, 2019.

●	A decrease in accounts payable of $924,444 for the fiscal year. The decrease in our accounts payable balance as of September 30, 2019 was largely attributable to our temporary suspension of our manufacturing activities in August and September 2019 as discussed above. During this period, we conducted maintenance for our manufacturing facility to improve its environment, including cleaning and upgrading the machineries and equipment, in order to both meet the strict requirements for the renewal of our GMP Certificate renewal and ensure the quality and safety of our products. As a result, we reduced the purchase of raw materials on credit from our suppliers, which led to a decrease in our accounts payable balance as of September 30, 2019.

●	A decrease in taxes payable of $320,611 for the fiscal year primarily due to our reduced VAT tax payable from decrease in the amount of raw materials purchased in August and September 2019 when our manufacturing facility was temporarily closed.

Net cash provided by operating activities was $4,455,599 in fiscal year ended September 30, 2018, primarily consisted of:

●	Net income of $7,602,933 for the fiscal year;

●	An increase in accounts receivable of $2,815,443 due to an increase in credit sales to our customers. Our accounts receivable primarily include balance due from customers for our pharmaceutical products sold and delivered to customers. As of September 30, 2018, we had outstanding accounts receivable of $7,637,177. Approximately $7.3million, or 95%, of the accounts receivable balance as of September 30, 2018 was collected back during fiscal year 2019. Collected accounts receivable will be used as working capital in our operations, if necessary;

●	An increase in inventory balance of $327,259 because based on our increased sales in 2018, we increased the purchase of raw materials in preparation for production to fulfill future sales orders;

●	A decrease in accrued expenses and other current liabilities of $1,129,019, which was primarily attributable to a decrease in other payable balance. In May 2016, we outsourced our sewage construction project to a third-party, Jiangxi Minda Industrial Co., Ltd., to construct the sewage pipeline and related facilities in our manufacturing facility, with the total contract price of approximately RMB8.1 million ($1.2 million). The project was completed in May 2017 and passed inspection in late 2017. We paid $1.2 million to this third-party during fiscal year 2018, resulting in a decrease in our other payable balance as of September 30, 2018.

●	An increase in taxes payable of $444,790 primarily due to an increase in VAT tax payables when we increased our raw materials purchase during fiscal 2018, which was in line with our increased inventory balance as of September 30, 2018.

Investing Activities

Net cash used in investing activities amounted to $86,033 for the year ended September 30, 2019, and primarily included the purchase of fixed assets of $86,324 and proceeds of $291 from disposal of fixed assets.

Net cash used in investing activities amounted to $145,095 for the year ended September 30, 2018, and primarily included the purchase of fixed assets in the same amount.

Financing Activities

Net cash used in financing activities amounted to $16,003,857 for the year ended September 30, 2019, primarily include the following:

●	Proceeds from short-term bank loans of $3,055,500. During fiscal year 2019, our subsidiaries Jiangxi Universe and Universe Trade obtained additional loans in an aggregate amount of RMB 21 million ($3.1 million) from LRC Bank for working capital purposes.

●	Repayment of short-term bank loans of $3,055,500 upon loan maturities. In fiscal year 2018, our subsidiaries Jiangxi Universe and Universe Trade obtained additional loans in an aggregate amount of RMB21 million from LRC Bank for working capital purposes. We repaid these loans upon maturity and entered into new loan contracts with LRC bank during fiscal year 2019.

●	Dividend payment of $16,005,000. On September 21, 2016, September 13, 2017, February 2, 2018, September 20, 2018 and February 21, 2019, the board of directors of our subsidiary Jiangxi Universe approved resolutions to pay cash dividends of RMB 40 million, RMB 30 million, RMB 20 million, RMB 10 million and RMB 30 million, respectively, to its shareholders at the time of record out of the retained earnings balance of Jiangxi Universe, to be paid to these shareholders when Jiangxi Universe has sufficient available earnings funds. A total of $19.1 million (RMB130 million) cash dividend was declared from September 2016 to February 2019, among which $3.1 million (RMB20 million) was paid in cash to its shareholders in fiscal year 2018 and the remaining $16 million (RMB 110 million) was paid to its shareholders in fiscal year 2019.

●	Proceeds from related party borrowings of $1,143. The balance due to related party mainly consisted of advances from our principal shareholder for working capital purposes during our normal course of business. These advances were non-interest bearing and due on demand.

Net cash used in financing activities amounted to $4,914,580 for the year ended September 30, 2018, primarily include the following:

●	Proceeds from short-term bank loans of $3,641,400. During fiscal year 2018, our subsidiaries Jiangxi Universe and Universe Trade obtained additional loans in an aggregate amount of RMB 23.8 million from LRC Bank for working capital purposes.

●	Repayment of short-term bank loans of $5,508,000 upon loan maturities. In fiscal year 2017, our subsidiaries Jiangxi Universe and Universe Trade obtained loans in an aggregate amount of RMB 36 million from LRC Bank for working capital purposes. We repaid these loans upon maturity and entered into new loan contracts with LRC bank during fiscal year 2018.

●	Dividend payment of $3,060,000. On September 21, 2016, September 13, 2017, February 2, 2018, September 20, 2018 and February 21, 2019, the Board of Directors of our subsidiary Jiangxi Universe approved resolutions to pay cash dividend of RMB40 million, RMB30 million, RMB20 million, RMB10 million and RMB30 million, respectively, to its shareholders at the time of record out of the retained earnings balance of Jiangxi Universe, to be paid to these shareholders when Jiangxi Universe has sufficient available earnings and funds. A total of RMB130 million ($19.1 million) cash dividend was declared from September 2016 to February 2019, among which RMB20 million ($3.1 million) was paid in cash to the shareholders in fiscal year 2018 and the remaining RMB110 million ($16 million) was paid to its shareholders in fiscal year 2019.

●	Proceeds from related party borrowings of $12,020. The balance due to related party mainly consisted of advances from our principal shareholder for working capital purposes during our normal course of business. These advances were non-interest bearing and due on demand.

Commitments and contingencies

From time to time, we are a party to various legal actions arising in the ordinary course of business. We accrue costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. For the years ended September 30, 2019 and 2018, we did not have any material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on our consolidated financial position, results of operations and cash flows.

As of September 30, 2019, we had the following contractual obligations:

		Payment Due by Period
Contractual obligations	Total	Less than 1 year	1-3 years
Debt obligations (1) (2)	$2,521,800	$2,521,800	$-
Total	$2,521,800	$2,521,800	$-

(1)	On June 26, 2019, the Company’s subsidiary Jiangxi Universe signed a loan agreement with LRC Bank to borrow RMB 10 million (equivalent to $1,401,000) as working capital for one year, with the maturity date on June 25, 2020. The fixed interest rate of the loan was 5.655% per annum. Related parties including Mr. Gang Lai, the Company’s controlling shareholder, and Foshan Shangyu Investment Holding Co., Ltd., an affiliated entity controlled by Mr. Gang Lai, and three unrelated individuals jointly signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard this loan.

(2)	On September 26, 2019, the Company’s subsidiary Universe Trade signed a loan agreement with LRC Bank to borrow RMB 8 million (equivalent to $1,120,800) as working capital for one year, with the maturity date on September 25, 2020. The fixed interest rate of the loan was 5.655% per annum. Related parties including Mr. Gang Lai, the Company’s controlling shareholder, Foshan Shangyu Investment Holding Co., Ltd., an affiliated entity controlled by Mr. Gang Lai, and the Company’s subsidiaries Jiangxi Universe and Universe Technology, as well as three unrelated individuals jointly signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard this loan. The loan matured on September 25, 2020 and Universe Trade signed a loan extension agreement with LRC Bank to extend the loan maturity date to March 31, 2021, with a new interest rate of 4.81% per annum. All other borrowing terms, including the loan guarantee requirement, remained unchanged.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as of September 30, 2019 and 2018.

Inflation

Inflation does not materially affect our business or the results of our operations.

Seasonality

Seasonality does not materially affect our business or the results of our operations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenues and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the valuation of accounts receivable and inventories, useful lives of property, plant and equipment and intangible assets, the recoverability of long-lived assets, provision necessary for contingent liabilities, and revenue recognition. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements.

Risks and Uncertainties

Our main operation is located in the PRC. Accordingly, our business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. Our results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although we have not experienced losses from these situations and believes that we are in compliance with existing laws and regulations including our organization and structure, this may not be indicative of future results.

Our business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, such as the recent outbreak and spread of the COVID-19, which could significantly disrupt our operations.

The development and commercialization of new pharmaceutical products is highly competitive, and the industry currently is characterized by rapidly changing technologies, significant competition and a strong emphasis on intellectual property. We may face competition with respect to our current and future pharmaceutical product candidates from major pharmaceutical companies in China.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Uses of estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”), management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for estimated uncollectible receivables, inventory valuation, useful lives of property, plant and equipment, intangible assets, the recoverability of long-lived assets, provision necessary for contingent liabilities, revenue recognition and realization of deferred tax assets. Actual results could differ from those estimates.

Accounts receivable, net

Accounts receivable are presented net of allowance for doubtful accounts. We determine the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trend. We establish a provision for doubtful receivables when there is objective evidence that we may not be able to collect amounts due. The allowance is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. Allowance for uncollectable balances amounted to $530,393 and $517,754 as of March 31, 2020 and September 30, 2019, respectively.

Inventories, net

Inventories are stated at net realizable value using weighted average method. Costs include the cost of raw materials, freight, direct labor and related production overhead. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. We evaluate inventories on a quarterly basis for its net realizable value adjustments, and reduces the carrying value of those inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging, expiration dates, as applicable, taking into consideration historical and expected future product sales. We recorded inventory reserve of $155,478 and $179,412 as of March 31, 2020 and September 30, 2019, respectively.

Revenue recognition

We adopted Accounting Standards Codification (“ASC”) 606 using the modified retrospective approach. The adoption of this standard did not have a material impact on our consolidated financial statements. Therefore, no adjustments to opening retained earnings were necessary.

ASC 606, Revenue from Contracts with customers, establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

ASC 606 requires the use of a five-step model to recognize revenue from customer contracts. The five-step model requires that we (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way we record our revenue. We have assessed the impact of the guidance by reviewing our existing customer contracts and current accounting policies and practices to identify differences that will result from applying the new requirements, including the evaluation of its performance obligations, transaction price, customer payments, transfer of control and principal versus agent considerations. Based on the assessment, we concluded that there was no change to the timing and pattern of revenue recognition for our current revenue streams.

In accordance to ASC 606, we recognize revenue when we transfer our goods and services to customers in an amount that reflects the consideration to which we expect to be entitled in such exchange. We account for the revenue generated from sales of TCMD and third-party products on a gross basis as we are acting as a principal in these transactions, are subject to inventory risk, have latitude in establishing prices, and are responsible for fulfilling the promise to provide customers the specified goods, which we have control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. All of our contracts have one single performance obligation as the promise is to transfer the individual goods to customers, and there is no separately identifiable other promises in the contracts. Our revenue streams are recognized at a point in time when title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. Our products are sold with no right of return and we do not provide other credits or sales incentive to customers. Revenue is reported net of all value added taxes (“VAT”).

Contract Assets and Liabilities

Payment terms are established on our pre-established credit requirements based upon an evaluation of customers’ credit quality. Contract assets are recognized for in related accounts receivable. Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The contract liability balance can vary significantly depending on the timing when an order is placed and when shipment or delivery occurs. As of March 31, 2020 and September 30, 2019, other than accounts receivable and advances from customers, we had no other material contract assets, contract liabilities or deferred contract costs recorded on its consolidated balance sheet. Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in selling, general and administrative expense when incurred.

Disaggregation of Revenues

We disaggregate our revenue from contracts by product types, as we believe it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors.

The summary of our total revenues by product categories for the six months ended March 31, 2020 and 2019, and for the years ended September 30, 2019 and 2018 was as follows:

Revenue by product source

	For the six months ended March 31,		For the years ended September 30,
	2020	2019	2019	2018

Sales of TCMD products manufactured by us	$7,439,652	$12,394,577	$20,895,542	$17,620,823
Sales of third-party products	8,949,213	5,730,737	12,333,774	10,893,357
Total revenue	$16,388,865	$18,125,314	$33,229,316	$28,514,180

Revenue by product categories

	For the six months ended March 31,		For the years ended September 30,
	2020	2019	2019	2018

Sales of TCMD products:
Medicinal liquor products	$663,917	$1,251,192	$2,356,015	$2,857,283
Other chronic condition treatment products	5,790,165	8,646,917	14,056,228	10,529,642
Cold and flu medicines	985,570	2,496,468	4,483,299	4,233,898
Sub-total of TCMD products sales	7,439,652	12,394,577	20,895,542	17,620,823

Sales of third-party products:
Biochemical drugs	7,456,837	4,571,484	9,508,816	7,226,228
Traditional Chinese medicine pieces	8,483	101,110	142,409	175,503
Medical instruments	1,482,211	1,056,836	2,668,422	3,483,052
Dietary supplements	1,682	1,307	14,127	8,574
Subtotal of third-party products sales	8,949,213	5,730,737	12,333,774	10,893,357

Total revenue	$16,388,865	$18,125,314	$33,229,316	$28,514,180

Income Tax

We account for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during six months ended March 31, 2020 and 2019, and during the years ended September 30, 2019 and 2018. We do not believe there was any uncertain tax provision at March 31, 2020 and September 30, 2019.

Our operating subsidiary in China is subject to the income tax laws of the PRC. No significant income was generated outside the PRC for the six months ended March 31, 2020 and 2019, and for the fiscal years ended September 30, 2019 and 2018. As of March 31, 2020 and September 30, 2019, all of our tax returns of our PRC Subsidiaries remain open for statutory examination by PRC tax authorities.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. The new guidance requires the lessee to record operating leases on the balance sheet with a right-of-use asset and corresponding liability for future payment obligations. In July 2018, FASB issued ASU 2018-11 Leases (Topic 842) – Targeted Improvements that reduces costs and eases implementation of the leases standard for financial statement preparers. The ASU simplifies transition requirements and, for lessors, provides a practical expedient for the separation of non-lease components from lease components. In November 2019, FASB released ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which modified the implementation date of the standard. For public entities, the guidance will be effective for fiscal year beginning after December 15, 2018 and interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. As an emerging growth company, we will adopt this guidance effective October 1, 2021. We do not expect the cumulative effect resulting from the adoption of this guidance will have a material impact on its consolidated financial statements.

In August 2018, the FASB ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for all entities for fiscal years and interim periods within those fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. We do not expect this guidance will have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Accounting Standards Update 2019-04 Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and Accounting Standards Update 2019-05, Targeted Transition Relief. For public entities, ASU 2016-13 and its amendments is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. As an emerging growth company, we plan to adopt this guidance effective October 1, 2022. We are currently evaluating the impact of our pending adoption of ASU No. 2016-13 on our consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, which is fiscal 2021 for us, with early adoption permitted. We do not expect adoption of the new guidance to have a significant impact on our financial statements.

INDUSTRY

All the information and data presented in this section have been derived from Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.’s industry report commissioned by us in December 2019 entitled “The PRC Chinese Patent Medicine Industry Independent Market Research”, unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion projections for future growth, which may not occur at the rates that are projected or at all.

OVERVIEW OF THE MACROECNOMIC ENVIRONMENT IN THE PRC

Population of High-Aged Group

Source: National Bureau of Statistics of China, Frost & Sullivan Report

According to the National Bureau of Statistics of China, by the end of 2018, the Chinese population aged 65 or above reached 166.6 million, accounting for 11.9% of the total population in China. With the rising life expectancy and the “One Child Policy” from the 1980s to the 2010s in the PRC, population is aging fast with the population aged 65 or above growing at a CAGR of approximately 4.9% from 2014 to 2018. Demand for healthcare products and services is also increasing rapidly due to the aging population and the rise of chronic diseases such as arthritis, asthma, diabetes and etc. It is forecasted that the Chinese population aged 65 or above will reach 208.0 million by the end of 2023, accounting for 14.7% of the total population in China.

Per Capita Annual Disposable Income

Source: National Bureau of Statistics of China, Frost & Sullivan Report

According to the National Bureau of Statistics of China, during the past five years, in line with the steady economic growth, per capita annual disposable income of the PRC rose from RMB20.2 thousand in 2014 to RMB28.2 thousand in 2018, representing a CAGR of approximately 9.0% from 2014 to 2018. The rise in disposable income contributes to improvements in living standards and increase in health awareness, supporting the development of the Chinese patent medicine market in the PRC. It is expected that the per capita annual disposable income in the PRC will grow from RMB30.6 thousand in 2019 to RMB43.2 thousand in 2023, with a CAGR of approximately 8.9%.

OVERVIEW OF THE CHINESE PATENT MEDICINE MARKET IN THE PRC

Definition and Categorization of Traditional Chinese Medicine

Traditional Chinese medicine (TCM) has been widely accepted and used in the PRC for thousands of years to treat wounds and diseases, with the use of traditional Chinese medicine such as herbs, herbal materials, herbal preparations and finished products. The traditional Chinese medicine market consists of four segments based on the complexity of processing and product types, namely Chinese herbal medicine, decoction pieces, Chinese patent medicine and traditional Chinese dietary supplements.

Chinese herbal medicine

Chinese herbal medicine represents the raw or unfinished products of Chinese herbs. It usually refers to the medicinal parts of plants, animals and mineral materials that can be used to produce decoction pieces and Chinese patent medicine.

Decoction pieces

Decoction pieces are produced by further processing raw Chinese herbs based on TCM theories and procedures including dehairing, slicing, chopping, boiling, steaming, frying and etc. Recent years have witnessed the development of modernized decoction technologies such as modernized extraction, concentration, ultra-fine pulverization and etc.

Chinese patent medicine

Chinese patent medicine or propriety Chinese medicine refers to any proprietary product composed solely of Chinese herbal medicines and/or materials of herbal, animal or mineral origin, formulated in a finished dose form and used for the diagnosis, treatment, prevention or alleviation of disease or symptom of a disease in human beings.

Traditional Chinese dietary supplements

Traditional Chinese dietary supplements are Chinese herbal supplements used for the prevention of disease. Compared to herbal medicine, traditional Chinese dietary supplements usually choose herbs that are considered mild and moderate.

Value Chain Analysis

Note: The Company is a vertically integrated Chinese patent medicine enterprise engaging in the supply, manufacture and distribution of Chinese patent medicine in the PRC.

Source: Frost & Sullivan Report

The upstream of Chinese patent medicine market in the PRC mainly refers to raw material suppliers such as crop and livestock producers who provide mineral, animal and plant tissues that can be used for the manufacture of TCM. Midstream Chinese patent medicine manufacturers procure TCM herbs through direct sales or distributors and produce Chinese patent medicine. Finished products will be sold to downstream medical service providers such as hospitals, clinics and etc. directly or through distributors. Downstream healthcare consumers can purchase Chinese patent medicine from medical service providers.

Market Size of Chinese Patent Medicine

Source: Frost & Sullivan Report

As stated in the Frost & Sullivan Report, from 2014 to 2018, stimulated by favorable government policies including the expansion of the National Drug Catalog for Basic Medical Insurance, Work-Related Injury Insurance, and Maternity Insurance and rising market demand for Chinese patent medicine, the total market size of Chinese patent medicine by principal business revenue in the PRC grew from RMB580.7 billion in 2014 to RMB630.9 billion in 2018, representing a CAGR of approximately 2.1%. The market experienced a fall in 2017, primarily due to more stringent regulations and the winding up of a number of manufacturing enterprises.

According to the Frost & Sullivan Report, in spite of the continuously aging population and rising awareness of healthcare, the market size of Chinese patent medicine in the PRC is anticipated to increase at a CAGR of approximately 6.0% in the next five years, from RMB668.8 billion in 2019 to RMB844.3 billion by the end of 2023.

Market Size of Traditional Chinese Dietary Supplements

Source: Frost & Sullivan Report

Alongside rising healthcare awareness and improving living standards of the PRC population, the traditional Chinese dietary supplements market experienced a rapid growth from RMB60.9 billion in 2014 to RMB86.6 billion in 2018, representing a CAGR of approximately 9.2%. Looking forward, with the expanding expenditure on healthcare product and service, market size of traditional Chinese dietary supplements by revenue is anticipated to rise with a CAGR of approximately 9.6%, from RMB93.7 billion in 2019 to RMB135.1 billion by the end of 2023.

Market Drivers

Increasing disposable income and healthcare awareness. Under supportive economic policies promulgated by the PRC government, the PRC has maintained a stable economic growth amidst the uncertainties in the global economic environment over the past five years. Consumers in the PRC are paying more attention on improvements in living standards and healthcare products and service, accompanying the economic development and rise in disposable income. According to International Monetary Fund (IMF), per capita annual disposable income of the PRC increased with a CAGR of approximately 9.0%, reaching RMB28,200 by the end of 2018. In addition, with the healthcare reform and the implementation of the 13th Five-Year Plan, per capita annual expenditure on healthcare attained RMB1,766.9 in 2018 with a CAGR of approximately 12.0% from 2014, which supports the steady development of Chinese patent medicine market in the PRC.

Growing aging population and prevalence of chronic diseases. As stated by the National Bureau Statistics of China, the PRC population is aging rapidly with the population aged 65 or above increasing at a CAGR of approximately 4.9% during the period from 2014 to 2018. The aging population usually have weaker immune systems and higher possibility of illness. In particular, chronic diseases are prevalent among the elderly, driving the healthcare demand among people aged 65 or above. In addition, as TCM products are usually considered helpful in protecting and improving the health and well-being of people, consumers in the PRC usually prefer TCM products and service to maintain health, and prevent and treat diseases, which brings sustained market demand for Chinese patent medicine. In the next five years, the aging population is forecasted to account for 14.7% of the total population of the PRC, continuously driving the market of Chinese patent medicine in the PRC.

Favorable governmental policies and regulations. In February 2017, the Ministry of Human Resources and Social Security issued a new version of the National Drug Catalogue for Basic Medical Insurance, Work-Related Injury Insurance, and Maternity Insurance to include additional types of pharmaceutical products in the coverage of insurance and reimbursement. The total number of products in the Catalogue reached 2,535, with 1,238 being Chinese patent medicine. Compared to the old version, the total number of Chinese patent medicine increased by 25.4%, accounting for 48.8% of the total number of products in the Catalogue. Insurance and reimbursement coverage by the PRC government is forecasted to encourage market demand and consumption of Chinese patent medicine in the PRC. In addition, the Outline for the Strategic Development of Chinese Medicine (2016-2030) (《中医药发展战略规划纲要(2016-2030)》) aims to allow every citizen to enjoy quality TCM services by the end of 2020. The Outline of the 13th Five-Year Plan for the National Economic and Social Development of the People’s Republic of China (《中华人民共和国国民经济和社会发展第十三个五年规划纲要》) also highlights the importance of TCM and sets TCM as a strategic priority in the PRC.

Outbreak of COVID-19. A new corona virus, COVID-19, emerged in December 2019 and then spread rapidly worldwide in 2020. The outbreak of COVID-19 caused 81,669 infections and 3,329 deaths in the PRC as of April 4, 2020, based on official numbers. Common symptoms of COVID-19 include fever, cough, and shortness of breath. Currently, there is no specific antiviral treatment of COVID-19 or cure for an infection. Treatments focusing on managing symptoms are generally accepted in the clinical applications. For example, according to Shanghai Municipal Health Commission, paracetamol is recognized as the only recommended antipyretic-analgesic drug for the clinical application of COVID-19 treatment. Apart from conventional treatment, the use of TCM as a supplement to conventional therapy has been recommended by Wuhan Municipal Health Commission and National Health Commission of the PRC. Furthermore, as consumers in the PRC usually prefer TCM products to maintain health and prevent disease, the Chinese patent medicine market in the PRC is expected to demonstrate a strong growth in 2020 and afterwards.

Market Trend

Integration of e-commerce. Starting from 2016, with the issue of the “Internet + Human Resources and Social Security” 2020 Program (《“互联网+人社”2020行动计划》) by the Ministry of Human Resources and Social Security, e-commerce platform became the new main retail sales channel for Chinese patent medicine in the PRC. In 2017, the National Administration of Traditional Chinese Medicine, a state agency under the jurisdiction of National Health Commission that oversees China’s traditional Chinese medicine industry published the Guiding Opinions on Promoting the Integration of Traditional Chinese Healthcare Service and Internet, which supports online development of TCM product and service. It is expected that with the supportive government policies and rising adoption of e-commerce in the PRC, online expansion and integration of e-commerce will become a new market trend in the Chinese patent medicine market in the PRC.

Development of overseas market. The National Development and Reform Commission and the National Administration of Traditional Chinese Medicine of the PRC together issued the Development Plan for the “Belt and Road Initiative” of Traditional Chinese Medicine (2016-2020) (《中医药“一带一路”发展规划(2016-2020年) 》) (the “Development Plan”). Based on the Development Plan, China plans to establish 30 TCM centers and 50 TCM demonstration bases for promoting traditional Chinese medicine in foreign countries. Expansion and development of an overseas TCM market is expected to be another trend of the Chinese patent medicine market in the next five years.

COMPETITIVE LANDSCAPE OF CHINESE PATENT MEDICINE MARKET IN THE PRC

Competition Overview

The Chinese patent medicine market in the PRC is fragmented with over 1,500 sizable Chinese patent medicine enterprises by the end of 2018. As stated in the 13th Five Year Plan, the PRC government will encourage mergers and acquisitions in the industry, which is expected to increase the concentration of the overall Chinese patent medicine market in the PRC.

Major Competitors

Company Name	Year of Establishment	Headquarter	Description
Guangzhou Pharmaceutical Holdings Ltd.	1951	Guangzhou, the PRC	Guangzhou Pharmaceutical is dedicated to the research and development of Chinese patent medicine, Chinese herbal medicine, chemical pharmaceutical products, biological medicine and healthcare products. It engages in the supply, manufacture, logistics and distribution of healthcare products and services.
Beijing Ton Ren Tang Group Co., Ltd.	1669	Beijing, the PRC	With a history of over 300 years, Tong Ren Tang is a Chinese pharmaceutical company specializing in the manufacturing and retail sales of TCM. It has 5 manufacturing bases with over 40 production lines to produce over 1,000 types of products.
Yunnan Baiyao Group Co., Ltd. (SZSE: 000538)	1971	Kunming, the PRC

With over 100 years of history, Yunnan Baiyao is a pharmaceutical enterprise which develops, manufactures, distributes and sells TCM products. Its products are sold in the PRC, Southeast Asia and other regions and countries. Yunnan Baiyao Group Co., Ltd. was listed on the Shenzhen Stock Exchange in 1993.

Entry Barrier Analysis

License and qualification. Market participants in the Chinese patent medicine market in the PRC are required to obtain a Pharmaceutical Production License from the National Medical Products Administration. The license will be issued only after it is determined, through an inspection, that the a company’s relevant production facilities are at or above the applicable standards for sanitary conditions, quality assurance systems, management structure and equipment standards. Meanwhile, manufacturers must produce in accordance with the Standards for Quality Control of Pharmaceutical Production formulated by the Department of Pharmaceutical Supervisory and Administrative under the State Council and obtain GMP Certificate.

Qualified and experienced personnel. Chinese patent medicine enterprises rely heavily on qualified and experienced talents, as their expertise and knowledge will directly affect the research and development, manufacturing, and distribution activities of market participants. Established market participants with proven track record and good industry reputation are more likely to attract professional talents. New market entrants may not be able to recruit enough qualified workers to establish their business in the Chinese patent medicine market in the PRC.

Significant capital investment. It is crucial for Chinese patent medicine market participants to have sufficient capital for the research and development for new products, maintenance and upgrade of manufacturing and production facilities and etc. Market participants with years of establishment generally possess sufficient capital for the R&D and manufacturing activities. In addition, established market participants have a proven track record and industry reputation to raise external funds. New market entrants, on the other hand, may find it hard to raise sufficient initial capital investment to enter the Chinese patent medicine market.

BUSINESS

Our Mission

Our mission is to provide solutions to the physical conditions of the elderly during their aging process and to promote their general well-being.

Overview

Traditional Chinese Medicine (“TCM”) is a comprehensive form of healthcare that has been widely adopted in China for more than 23 centuries. TCM rests upon the assumption that the human body is an ecosystem, embodying the fusion of Shen (psyche), Essence (soma), Qi, Moisture (body fluids), and Blood (tissue). Health in the context of TCM is more than just the absence of diseases, but to identify imbalance in human body and restore harmony. TCM is not only intended to cure diseases but to enhance the capacity for fulfillment, happiness and general well-being of people.

We are a pharmaceutical company based in Jiangxi, China, specializing in the manufacturing, marketing, sales and distribution of traditional Chinese medicine derivatives (“TCMD”) products targeting the elderly with the goal of addressing their physical conditions in the aging process and to promote their general well-being. We have registered and obtained approval for 26 varieties of TCMD products from the National Medical Products Administration (the “NMPA”), and we currently produce 13 varieties of TCMD products, which are sold in approximately 249 cities of 30 provinces in China as of the date of this prospectus. In addition, through our subsidiary Jiangxi Universe Pharmaceuticals Commercial Trade Co., Ltd. (“Universe Trade”), we sell not only our own TCMD products, but also biomedical drugs medical instruments, Traditional Chinese Medicine Pieces (“TCMPs”), and dietary supplements manufactured by third-party pharmaceutical companies.

Products manufactured by us. The 13 TCMD products currently manufactured by us fall into two categories: (1) treatment and relief for common chronic health conditions in the elderly designed to achieve physical wellness and longevity (“Chronic Condition Treatments”), and (2) cold and flu medications.

●	Chronic Condition Treatments: Guben Yanling Pill, Shenrong Weisheng Pill, Quanlu Pill, Yangxue Danggui Syrup, Wuzi Yanzong Oral Liquid, Fengtong Medicinal Liquor, Shenrong Medicinal Liquor, Qishe Medicinal Liquor, Fengshitong Medicinal Liquor, and Shiquan Dabu Medicinal Liquor.

●	Cold and flu medicines: Paracetamol Granule for Children, Isatis Root Granule and Qiangli Pipa Syrup.

As people age, they have an increasing risk of developing chronic health conditions. According to a report published by the Chinese Center for Disease Control and Prevention in March 2019, 75.8% of seniors have at least one chronic health condition, and 35.1% of them have two or more. Some of the most common chronic diseases in the elderly include arthritis, chronic kidney disease, fatigue, and low back pain. Our products under the category of Chronic Condition Treatments are designed to address some of the aforementioned diseases. Our cold and flu medicines, on the other hand, include products designed to treat and relieve symptoms of respiratory illnesses caused by bacteria and viruses.

Our third-party products. Through our subsidiary, Universe Trade, we also distribute and sell products manufactured by third-party producers, including biomedical drugs, medical instruments, TCMPs and dietary supplements. As of October 31, 2020, we had distributed over 4,000 third-party products.

Our Customers. Our major customers are pharmaceutical companies, hospitals, clinics and drugstore chains, primarily located in Jiangxi Province, Jiangsu Province, Guangdong Province, and 27 other provinces in China.

We believe we have implemented a successful business model, and our business has grown substantially since our inception. Our customer base grew meaningfully, from a total of 1,304 customers in 2017 to 2,603 customers at the end of fiscal year 2019. However, the number of our customers decreased to 1,162 in the six months ended March 31, 2020 due to the impact of COVID-19. Our revenues from selling our own products increased from $17,620,823 for the fiscal year ended September 30, 2018 to $20,895,542 for the fiscal year ended September 30, 2019. When comparing the six months ended March 31, 2020 to the six months ended March 31, 2019, our revenue from selling our own products decreased by $4,954,925, or 40.0% to $7,439,652 because of the temporary factory closure in February and March 2020. Our revenues from distributing and selling products manufactured by third-party companies increased from $10,893,357 for the fiscal year ended September 30, 2018 to $12,333,774 for the fiscal year ended September 30, 2019. When comparing the six months ended March 31, 2020 to the six months ended March 31, 2019, our revenue from selling third party products increased by $3,218,467, or 56.2%, to $8,949,213 because we increased our purchase of third party products to fulfill customer orders while our factory was closed. Our net income was $7,602,933 for the fiscal year ended September 30, 2018, $7,551,465 for the fiscal year ended September 30, 2019, and $5,074,076 for the six months ended March 31, 2020.

Our Competitive Strengths

We believe we have the following competitive strengths:

A recognized manufacturer of TCMD products in China’s rapidly growing health and wellness market

We are a recognized manufacturer of TCMD products in China’s rapidly growing health and wellness market. We own a number of famous brands in the industry, which are also our registered trademarks in China. For instance, our brand “Hu Zhuo Ren (胡卓仁)”, with over 17 years of history, is especially well-recognized in Jiangxi Province. Further, our brand “Bai Nian Dan (百年丹)” is famous for specializing in products targeted at the physical wellness of older population. Our other recognized brands include “Long Zhong (龙种)”, “Yi Ke Ting (益克停)”, “Xue Li (血力)”, “Duo Lai Mei (朵来美)”, “Shu Er Kang (舒儿康)”, “Hu Zhuo Ren (胡卓仁)”, “Ai Bi Xin (爱必欣)”, and “Yong He Shuang Feng (永和双凤)”.

The Chinese patent medicine industry is growing rapidly and steadily in China. According to Frost & Sullivan, from 2014 to 2018, the total market size of Chinese patent medicine grew from RMB580.7 billion ($89.3 billion) in 2014 to RMB630.9 billion ($97.1 billion) in 2018, representing a Compound Annual Growth Rate (“CAGR”) of 2.1%, and is expected to further increase to RMB844.3 billion ($122.4 billion) in 2023, representing a CAGR of 6.0% between 2019 and 2023. The primary growth drivers of China’s Chinese patent medicine industry include the increasing disposable income and healthcare awareness in China, growing aging population and the prevalence of chronic diseases, and favorable governmental policies and regulations.

We attribute our success to our recognized brand names, strong relationships with our suppliers, loyal and stable customer base, and proven capability to develop and manufacture TCMD products aligned with the preferences of end consumers.

Rigorous quality control standards and manufacturing protocols

We believe that the quality of our products is crucial to our success as a pharmaceutical company, and we have implemented an overall quality control system, as well as strict manufacturing protocols specifically designed for each product. Our quality control system starts from procurement. The raw materials we source from our suppliers must first be examined and certified for quality. We review the performance of our suppliers based on the quality of their products and adjust future orders from them accordingly. Further, an average of three inspections are made by our personnel throughout the manufacturing process to ensure that the manufacturing protocols are strictly followed, and that the quality of semi-products are at or above standard. After completion of manufacturing, our personnel will perform an overall quality examination. Through the implementation of a quality control system, we are able to identify the weakness in our production process and improve our operations overtime. We believe our quality control standards and manufacturing protocols have contributed to the high quality and consistency of our products.

Visionary management team with substantial industry experience

Our visionary management team is the bedrock of our success. Many members of our leadership possess extensive experience in the pharmaceutical, biomedical, chemical and related industries. For instance, our chief executive officer, Mr. Gang Lai, has over 20 years of corporate management experiences. Mr. Xiaojun Deng, the deputy manufacturing manager of Jiangxi Universe, holds a degree in Traditional Chinese Medicine Manufacturing from Jiangxi Medical School with over 25 years of working experience in the Chinese patent medicine industry. Ms. Lin Yang, our chief financial officer, has over 14 years of finance and management experience working in pharmaceutical companies. Mr. Yajun Hu, the general manager of Jiangxi Universe, has over five years of experiences in managing a pharmaceutical company. Moreover, many members of the team have worked together for an extended period of time and helped build the Company from the ground up. The rapport that the team has built extends beyond the talent and skills of individual team members and contributes to a collective sense of mission.

Strong record of growth and profitability

We have been profitable since 2008 and we believe we are well-positioned to benefit from the rapid growth of the TCMD market in China and to leverage the leading market position of our flagship products in order to further grow our business. Our revenue was $16,388,865 for the six months ended March 31, 2020, which represents a decrease of $1,736,449, or 9.6%, compared with the revenue of $18,125,314 for the six months ended March 31, 2019. Our net income was $5,074,076 for the six months ended March 31, 2020, which represents an increase of $997,874, or 24.5%, compared with the net income of $4,076,202 for the six months ended March 31, 2019.

Our Growth Strategy

Build a Strong Brand Image to Achieve National Recognition

We believe that broader recognition and favorable perception of our brand by consumers in our target markets are crucial to our future success. Our brand has gained a solid reputation in Southern China, especially Jiangxi Province, and we plan to increase the awareness of our brand among consumers in other parts of China. Specifically, we plan to build a strong brand image that we are a TCMD producer specializing in the development and manufacture of products designed to address the physical conditions of the elderly during the aging process and to promote their general well-being. To achieve our goal, we plan to spend most of our efforts on the development and marketing of our brand “Bai Nian Dan (百年丹)” as the brand to be associated with our ideal brand image because “Bai Nian” (百年) signifies longevity in the Chinese language, and “Dan” (丹) alludes to our signature product, Guben Yanlin Pill. We also intend to advertise targeting at older customers, including transmitting our advertisements through traditional media platforms such as television, live radio stations, newspapers, as well as in-person marketing at drug stores and clinics.

Enhance Our Distribution Network to Increase Market Penetration and Customer Stickiness

As of the date of this prospectus, our products are sold in 30 provinces in China. We plan to enter the markets in other parts of China. To achieve this goal, we have made efforts to further strengthen and expand our distribution network through connecting with more local distributors, chain drugstores, malls and supermarkets in other parts of China. Currently, our strategic focus is to attract more marketing talents and build a stronger sales and marketing team to keep us on top of the latest information of local markets, customer preferences and industry trends. We also plan to create an online store to reach a wider consumer demographic. In the future, we plan to start our own retail chain stores and further diversify our distribution channels to increase our market penetration and customer base.

Integrate Our Internal Manufacturing Capability to Ensure Productivity, Supply, and Selection of Products

We plan to further optimize our production facilities to increase the productivity, supply and selection of our products, so that we may gain competitive edges over our competitors. Specifically, we intend to increase productivity and supply by expanding the existing production lines and converting them into automated production lines. To increase the selection of our products, we plan to build additional production facilities for our licensed TCMD products to be launched in the future.

Further Grow Our Research and Development Capacities

According to the Frost & Sullivan Report, the size of the Chinese patent medicine market have been growing steadily. To respond to increasing market demand, we will continue to provide financial and operational resources to focus on the research and development of TCMD products and dietary supplements designed to address the physical conditions of the elderly during the aging process and promote their general well-being.

Our Manufactured Products

As of October 31, 2020, we have been manufacturing, marketing and selling 13 different TCMD products to customers in 30 different provinces in China. Our TCMD products fall under two categories: Chronic Condition Treatments and cold and flu medications. The following list outlines our current products:

			Percentage of Gross Sales
Product Category	Product Name	Posology	Six months ended March 31, 2020	2019	2018	Intended Uses
Chronic Condition Treatments	Guben Yanling Pill	Pills	29.8%	32.4%	25.9%	To relieve fatigue, palpitation, low back pain, and generalized weakness and soreness.
	Shenrong Weisheng Pill	Pills	3.3%	5.3%	5.2%	To relieve fatigue, dizziness, excessive sweating, and pain in the waist and the knees.
	Quanlu Pill	Pills	0.7%	0.4%	1.1%	To improve kidney functions and spleen functions, and relieve fatigue, low back pain, and knee pain.
	Wuzi Yanzong Oral Liquid	Oral liquid	0.8%	0.7%	0.3%	To improve kidney functions.
	Yangxue Danggui Syrup	Syrup	0.7%	3.5%	4.5%	To improve blood circulation and treating dizziness, headaches and menstrual pains.
	Fengshitong Medicinal Liquor	Medicinal liquor	0.1%	0.2%	0.2%	To treat low back pain and numbness in the feet and hands, and relieve rheumatoid arthritis pain.
	Shiquan Dabu Medicinal Liquor	Medicinal liquor	1.4%	1.9%	3.4%	To treat dizziness, palpitation, fatigue, and weakness, and ease menstrual flow.
	Fengtong Medicinal Liquor	Medicinal liquor	1.0%	2.9%	3.9%	To treat low back pain and numbness in the feet and hands, and relieve symptoms of arthritis.
	Shenrong Medicinal Liquor	Medicinal liquor	1.2%	1.6%	2.0%	To improve blood circulation and relieve symptoms of fatigue, low back pain and leg pain.
	Qishe Medicinal Liquor	Medicinal liquor	0.3%	0.4%	0.5%	To treat blood stasis, arthritis, and numbness in the feet and hands.
Cold and Flu Medicines Medicinal Liquor	Qiangli Pipa Syrup	Syrup	2.1%	6.9%	8.2%	Relieve cough and reduce mucus and phlegm.
	Paracetamol Granule for Children	Granules	1.5%	1.6%	1.4%	To relieve children’s headaches, muscle aches, toothaches, colds and fevers.
	Isatis Root Granule	Granules	2.5%	5.0%	5.3%	To treat common colds and other infections of the upper respiratory tract.

Among the 13 TCMD products we manufacture, Guben Yanlin Pill is our signature product. For the six months ended March 31, 2020 and the fiscal years ended September 30, 2019 and 2018, the revenue derived from the sale of Guben Yanlin Pill represented 29.8%, 32.4% and 25.9% of our total revenue.

Our Manufacturing Process

The following chart illustrates our main manufacturing process from raw material purchase to marketing:

Our Raw Materials and Suppliers

We select our raw materials for the manufacturing of our products strictly in accordance with the guidance in Pharmacopoeia of the People’s Republic of China (《中华药典》) (the “PPRC”), an official compendium of drugs covering both TCM and western medications complied by the Pharmacopoeia Commission of the Ministry of Health of People’s Republic of China. The PPRC specifies the standards of description, dosage, purity, storage, and other material information for each drug. In the manufacturing of our TCMD products, a total of more than 110 raw materials are regularly used, among which angelica, codonopsis, poria mushroom, isatis root, loquat leaves, safflower, and Baijiu liquor represent our main raw materials.

Currently, we have stable access to all the raw materials necessary for our production. There are many suppliers in the industry for the regularly used raw materials, and therefore we are not relying on a single supplier for any of our raw materials. If we are unable to purchase any of the raw materials from one supplier, we do not expect to face material difficulties in locating another supplier at substantially the same price. While the prices of such raw materials may vary greatly from time to time due to market forces beyond our control, we believe we can hedge such risk by adjusting our price, or absorbing higher costs if and when necessary.

To source the raw materials required for our products, we regularly contract with our suppliers by placing bulk orders with them at below market prices. Our raw material suppliers include mostly traditional Chinese medicine manufacturers and pharmaceutical trading companies. After years of business cooperation, we believe that our relationships with our current suppliers are strong and stable.

We consider our raw materials suppliers whose sales to us accounted for more than 10% of our overall purchases in any given period to be our major suppliers for such period. We had three such supplier during the six months ended March 31, 2020, Jiangxi Hongjing Pharmaceutical Co., Ltd., Jiangxi Kangxin Pharmaceutical Packaging Co., Ltd., and Jiangxi Boyuantang Pharmaceutical Co., Ltd., whose sales to us accounted for approximately 18.48%, 14.66% and 11.07% of our overall purchases in the six-month period, respectively. We had one such supplier during the fiscal year ended September 30, 2019, Jiangxi Hongjing Pharmaceutical Co., Ltd., whose sales to us accounted for approximately 14.1% of our overall purchases in that fiscal year. We had one such supplier during the fiscal year ended September 30, 2018, Jiangxi Boyuantang Pharmaceutical Co., Ltd., whose sales to us accounted for approximately 15.2% of our overall purchases in that fiscal year.

Manufacturing Process

The following is a brief description of the manufacturing process of the TCMD products we currently produce by dosage forms.

Pill Products

To make our pill products, the raw materials first go through a preparation process, during which such materials are dried, roughly ground and sterilized. Processed raw materials are then finely ground, mixed with honey, and made into pills before they are finally packaged.

Granule Products

The raw materials of our granule products typically go through a purifying process, during which such materials are stewed, filtered, condensed, and let stand. Processed raw materials are then mixed with supplemental ingredients before they are made into granules, dried, and finally packaged.

Syrup Products

The raw materials of our syrup products are first stewed together and condensed. Condensed liquid is then filtered and mixed with supplemental ingredients before it is bottled and packaged.

Oral Liquid Products

The raw materials of our oral liquid products are first filtered, condensed, and fixed with other supplemental ingredients. The processed materials are then further filtered and sterilized before being bottled and packaged.

Medicinal Liquor Products

The raw materials of our medicinal liquor products first go through a purifying process, during which such materials are selected, cut, rinsed, stewed, and refrigerated. Processed raw materials then go through an extraction process that involves mixing with solvents and filtering. Then, the liquor products are bottled and packaged.

Quality Control and Assurance

In China, each pharmaceutical manufacturer is required to comply with the Good Manufacturing Practice (the “GMP”) standards and obtain Pharmaceutical Manufacturing Permits and GMP Certificates granted by National Medical Products Administration (the “NMPA”) or its local branches before it engages in any pharmaceutical manufacturing and distribution. The GMP standards regulate whole processes and procedures adopted to manufacture pharmaceutical products to ensure their high quality. We are a GMP-certified company and have obtained the Pharmaceutical Manufacturing Permit with the product manufacturing scopes covering our pharmaceutical products in the forms of tablets, pills, granules, syrup, oral liquid, and medicinal liquor.

We seek to ensure the high quality of our products through our quality control system and by conducting product testing and review. Our entire manufacturing process is strictly supervised pursuant to internal quality control standards that have been set up in strict adherence to the guidelines provided in PPRC. We conduct our quality testing by examining the quality of each and every type of raw materials. If the raw materials meet our quality standards, we start the manufacturing process, during which we continue our quality testing for every substantial procedure, including filtering, grinding, mixing, and pill making. After our products are packaged, we will examine various features of our final products thoroughly, including appearance, weight, taste, water content, and microorganism content.

Third-party Product Distribution

In addition to manufacturing our own products, we also distribute and sell, through our subsidiary Universe Trade, biomedical drugs, medical instruments, TCMPs and dietary supplements manufactured by third-party pharmaceutical companies. For the six months ended March 31, 2020, we had distributed roughly 2,549 third-party products, of which approximately 83.32% are biochemical drugs, such as liquid glucose, prednisolone, and citicoline, approximately 16.56% are medical instruments, such as drug-eluting stents, surgical tubes and syringes, approximately 0.09% are TCMPs, such as red sage tables, Longdan Xiegan pills, and Chinese skullcap capsules and approximately 0.02% are dietary supplements, such as vitamins, probiotic powder, and calcium tablets. For the year ended September 30, 2019, we had distributed roughly 3,590 third-party products, of which approximately 71.55% are biochemical drugs, such as liquid glucose, prednisolone, and citicoline, approximately 18.68% are medical instruments, such as drug-eluting stents, surgical tubes and syringes, approximately 9.05% are TCMPs, such as red sage tables, Longdan Xiegan pills, and Chinese skullcap capsules and approximately 0.72% are dietary supplements, such as vitamins, probiotic powder, and calcium tablets. We distribute these products to hospitals, drugstore chains, clinics, and pharmaceutical companies.

Our Suppliers of Third-party Products

We source third-party pharmaceutical products from their manufacturers in China. Our third-party product suppliers include mostly medical instrument manufacturers, pharmaceutical product manufacturers and dietary supplement manufacturers. For all of the products that we source and sell, we can generally find similar replacements in the market from the competitors of our current suppliers. Accordingly, we do not have any continuous or long-term supply agreements with any of these suppliers. We purchase third-party medical products from our suppliers on a per purchase order basis.

For the six months ended March 31, 2020 and the fiscal year ended September 30, 2019 and 2018, we purchased products from over 480, 650 and over 500 suppliers, respectively. For the six months ended March 31, 2020 and the fiscal years ended September 30, 2019 and 2018, we did not have any supplier of third-party products whose sales to us accounted for more than 10% of our overall purchases of that fiscal year.

Our Customers

Our customers are mostly pharmaceutical companies, hospitals, clinics and drugstore chains with pharmaceutical business qualification certificates, awarded and authorized by the National Medical Products Association (the “NMPA”) and are authorized to sell and deliver our products to end consumers. As of March 31, 2020, our customers are scattered over 249 cities of 30 provinces in China. We determine whether to establish long-term business relationships with our customers primarily based on two factors, their ability to promote our products and their ability to make payments on time.

As of September 30, 2019, we generated revenues from a total of 2,603 customers, of which 1,341 were pharmaceutical companies, 573 were clinics, 449 were drug stores, and 240 were hospitals. For the six months ended March 31, 2020, our revenues generated from sales to pharmaceutical distributors, hospitals, clinics and drugstore chains represented 74.68%, 13.64%, 11.14% and 0.54% of our total revenues, respectively. For the fiscal year ended September 30, 2019, our revenues generated from sales to pharmaceutical distributors, hospitals, clinics and drugstore chains represented 58.89%, 21.22%, 19.40%, and 0.48% our of total revenues, respectively. For the fiscal year ended September 30, 2018, our revenues generated from sales to pharmaceutical distributors, hospitals, clinics and drugstore chains represented 69.47%, 20.19%, 8.65% and 1.7% of our total revenues, respectively. For the six months ended March 31, 2020, two of our customers, Sinopharm Group (Holding) Enshi Co., Ltd. and Jiangxi Tianshihe Pharmaceutical Co., Ltd., contributed to 14.66% and 11.55% of our revenue during this period, respectively. None of our customers generated more than 10% of our revenue for the fiscal years ended September 30, 2019 and 2018. However, our top 10 customers aggregately accounted for 52.8%, 34.5% and 31.6% of our total revenue for the six months ended March 31, 2020 and the fiscal years ended September 30, 2019 and 2018, respectively.

Marketing and Sales

We believe that marketing activities are crucial to our success in the competitive Chinese patent medicine industry. As of March 31, 2020, we had a total of 57 employees in our marketing department. Employees in our marketing department are mainly responsible for performing various marketing activities, including researching the most updated industry and market information, analyzing market trends and consumer preferences, setting up marketing strategies, executing sales contracts, communicating with existing customers and networking with potential customers.

Our marketing and sales initiatives for the next several years will focus on three objectives: developing a strong brand image, building a successful marketing team, and expanding retail channels. To develop our brand image as a producer of TCMD products aiming at addressing the physical conditions of the elderly during the aging process and promoting their general well-being, we seek to promote our brand “Bai Nian Dan (百年丹)” utilizing both online marketing channels such as WeChat official account and other social media and traditional platforms such as television, newspapers, and live radio stations. As part of the efforts to build a successful marketing team, we intend to hire additional sales talents and provide monetary and equity incentives to sales employees. For purposes of expanding our retail channels, we plan to open an online retail store, and according to the preferences of online shoppers, we may adjust the sizes, packaging, or prices of our products.

Research and Development

We established a research and development department in 1998. Our research and development team has been focusing on the upgrade of current products and the development of production techniques to increase productivity. After years of continued development, our research and development department has become the core of our technological innovation efforts. As of October 31, 2020, we had 19 employees dedicated to research and development.

R&D Achievements

Our research and development team has invented patented technologies to enhance the quality of our products and our manufacturing efficiency. For instance, our patented TCM mixer is able to mix powders more evenly and thoroughly compared to a traditional mixing machine, thereby increasing the quality of the mixed medicine powder. The special design of our patented TCM concentration device is able to increase the contact area of the liquid medicine as compared to a regular concentration device, thereby increasing the manufacturing efficiency of our products in liquid dosage form.

As a result of our efforts, our subsidiary, Jiangxi Universe, became certified as a National High-Tech Enterprise by the Science and Technology Department of Jiangxi Province in December 2013, with a term of three years. We successfully renewed the certificate in December 2019. This certification entitles us to a favorable corporate income tax of 15%, rather than the unified tax rate of 25% we would pay if we were not certified.

R&D Development Plan

To further our strong brand image, we plan to develop products designed to address the physical conditions of the elderly during the aging process and promoting their general well-being, including TCMD products and dietary supplements. In the upcoming years, we intend to focus on the development of immunity boost products and sleep aids.

In addition to our own efforts, our research and development team also intends to collaborate with other industry professionals and TCM experts with respect to the development of products we plan to launch in the future.

Competition

We compete with pharmaceutical companies in China that manufacture and sell products similar to ours. Furthermore, many of these companies are more established than we are, and have significantly greater financial, technical, and other resources than we presently possess. Some of our competitors may be able to respond more quickly to new opportunities, market changes or changes of customer preferences, and may be able to undertake more extensive promotional activities, offer more attractive terms to distributors, and adopt more aggressive pricing strategies than we are. Despite that, we believe we are well-positioned to compete in this market with our diversified product portfolio, recognized brand name, established sales and marketing network and experienced management team with a proven track record.

Competitors of products manufactured by us

The following table sets forth the competitors of products manufactured by us.

Products	Competitors
Guben Yanling Pill	Taiyuan Daningtang Pharmaceuticals Co., Ltd.; Shenyang Dongxin Pharmaceutical Industry Co., Ltd.

Shenrong Weisheng Pill	China Beijing Tong Ren Tang Group Co., Ltd.; Jiangxi Zhongyuan Pharmaceutical Co., Ltd.

Quanlu Pill	Renhe Pharmaceuticals Co.; Guangzhou Pharmaceutical Co., Ltd.

Fuzi Lizhong Pill	China Beijing Tong Ren Tang Group Co., Ltd.

Yangxue Danggui Syrup	Sichuan Tiancheng Pharmaceuticals Co., Ltd.

Qiangli Pipa Syrup	Jiangzhong Pharmaceuticals Co., Ltd.; China Resources Sanjiu Medical & Pharmaceuticals Co., Ltd.; Jiangxi Tengwangge Pharmaceuticals Co., Ltd.

Paracetamol and Chlorpheniramine Maleate Granules for Children	China Resources Sanjiu Medical & Pharmaceuticals Co., Ltd.; Sunflower Pharmaceutical Group Co., Ltd.

Isatis Root Granules	Guangzhou Pharmaceuticals Co., Ltd.; China Resources Sanjiu Medicine & Pharmaceuticals Co., Ltd.; China Beijing Tong Ren Tang Group Co., Ltd.

Wuzi Yanzong Oral Liquid	China Beijing Tong Ren Tang Group Co., Ltd.

Shuquan Dabu Medicinal Liquor	Jiangxi Puzheng Pharmaceuticals Co., Ltd.

Shenrong Medicinal Liquor	Jiangxi Puzheng Pharmaceuticals Co., Ltd.

Qishe Medicinal Liquor	Jiangxi Zhongyuan Pharmaceuticals Co., Ltd.

Fengtong Medicinal Liquor	Jiangxi Zhongyuan Pharmaceuticals Co., Ltd.

Competitors of Third-party Products

Our competitors of pharmaceutical products, including biochemical drugs and TCMPs, are many internationally and nationally well-known manufacturers and distributors, including China Beijing Tong Ren Tang Group Co., Ltd., Yunnan Baiyao Group, China Resources Sanjiu Medicine & Pharmaceuticals Co., Ltd., and Guangzhou Baiyunshan Pharmaceutical Holdings Co., Ltd.

Our competitors in the medical instrument market include many well-known manufacturers and distributors of medical instruments, including Shinva Medical Instrument Co., Ltd., Jiangsu Yuyue Medical Equipment & Supply Co., Ltd., Lepu Medical Technology (Beijing) Co., Ltd., and Shanghai Runda Medical Technology Co., Ltd.

Our competitors in the dietary supplement market include internationally and nationally well-known manufacturers and distributors of dietary supplements, such as By-health Co., Ltd., Amway (China) Co., Ltd., and Perfect (China) Co., Ltd.

We intend to compete with these larger companies by appealing to the specific needs and preferences of our customers and offering competitive prices. For details regarding competitive landscape of the Chinese patent medicine industry, see “Industry.”

Employees

As of September 30, 2017, 2018 and 2019 and October 31, 2020, we had a total of 156, 169, 176 and 222 employees, all of which are located in China. The following table sets forth the number of our employees by function as of October 31, 2020.

Function	Number of Employees	% of Total
Purchasing Department	9	4.05%
Warehouse Department	14	6.31%
Manufacturing Department	86	38.74%
Quality Control Department	13	5.86%
Research and Development Department	19	8.56%
Marketing Department	56	25.23%
Finance Department	8	3.6%
Administration Department	17	7.66%
Total	222	100%

Our success depends on our ability to attract, retain and motivate qualified personnel. As part of our human resources strategy, we offer employees competitive salaries and other bonuses and incentives.

We primarily recruit our employees in China through direct hiring. We provide training to new employees that we hire. We also conduct regular and specialized internal training to meet the need of our employees in different departments. We believe that such training is effective in equipping our employees with the skill set and worth ethics we require.

As required under PRC regulations, we participate in various employee social security plans that are organized by applicable local municipal and provincial governments, including housing, pension, medical, work-related injury, maternity and unemployment benefit plans.

We enter into standard contracts and agreements regarding confidentiality, intellectual property, employment, ethic policies and non-competition with most of our executive officers, managers and employees. These contracts typically include a non-competition provision effective during and up to one year after termination of their employment with us and a confidentiality provision effective during and up to one year after their employment with us.

Our employees have not formed any employee union or association. We believe that we maintain a good working relationship with our employees and we have not experienced any difficulty in recruiting staff for our operations as of the date of this prospectus.

Properties and Facilities

Our corporate headquarter is located in Jinggangshan, Jiangxi Province, China. We own properties in Jingggangshan as office spaces, storage facilities and manufacturing facilities with an aggregate gross floor area of approximately 825,563 square feet. We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate future growth. Following is a list of our properties all of which we own the land use rights to:

No.	Land Use Right Holder	Property Address	Use of Property	Area in Square Feet	Terms of Use

1	Jiangxi Universe	265 Jingjiu Avenue, Economy and Technology Development District, Jinggangshan, Ji’an, Jiangxi, China	Manufacturing	173,467	October 2053
2	Jiangxi Universe	265 Jingjiu Avenue, Economy and Technology Development District, Jinggangshan, Ji’an, Jiangxi, China	Manufacturing	470,921	October 2053
3	Jiangxi Universe	265 Jingjiu Avenue, Economy and Technology Development District, Jinggangshan, Ji’an, Jiangxi, China	Manufacturing	57,010	October 2053
4	Jiangxi Universe	265 Jingjiu Avenue, Economy and Technology Development District, Jinggangshan, Ji’an, Jiangxi, China	Storage	27,426	October 2053
5	Jiangxi Universe	265 Jingjiu Avenue, Economy and Technology Development District, Jinggangshan, Ji’an, Jiangxi, China	Manufacturing	29,276	October 2053
6	Jiangxi Universe	265 Jingjiu Avenue, Economy and Technology Development District, Jinggangshan, Ji’an, Jiangxi, China	Storage	57,083	October 2053
7	Jiangxi Universe	265 Jingjiu Avenue, Economy and Technology Development District, Jinggangshan, Ji’an, Jiangxi, China	Manufacturing	10,380	October 2053

We manufacture all of our products at the properties listed above. Currently, we are capable of producing a maximum of approximately 12 million bottles of liquid products, 13 million boxes of pill products, and 10 million boxes of solid products annually.

Intellectual Property

We regard our patents, trademarks, domain names and other intellectual property critical to our business operations. We rely on laws and regulations on patents, trademarks and domain names to protect our intellectual property.

Patents

As of October 31, 2020, we had 12 effective patents in China. The following table sets forth the title, patent number, application date, and the category of each patent.

No.	Patent Title	Patent Number	Application Date	Expiration Date	Patent Category
1	A Coarse Grinder for Chinese Medicine	CN201520922379.1	11/18/2015	11/17/2025	Utility Model
2	An Automatic Chinese Medicine Pill Maker	CN201821790286.8	10/31/2018	10/30/2028	Utility Model
3	A Chinese Medicine Boiler	CN201821787013.8	10/31/2018	10/30/2028	Utility Model
4	A Chinese Medicine Extractor	CN201821789886.2	10/31/2018	10/30/2028	Utility Model
5	A Chinese Medicine Distiller	CN201821787483.4	10/31/2018	10/30/2028	Utility Model
6	An Automatic Grinder for Chinese Medicine	CN201821789843.4	10/31/2018	10/30/2028	Utility Model
7	An Intelligent Traditional Chinese Medicine Sterilizer	CN201821787111.1	10/31/2018	10/30/2028	Utility Model
8	An Efficient Traditional Chinese Medicine Mixer	CN201821786741.7	10/31/2018	10/30/2028	Utility Model
9	A Traditional Chinese Medicine Concentration Device	CN201821795987.0	11/01/2018	5/6/2020	Utility Model
10	A Temperature-controlled Traditional Chinese Medicine Dryer	CN201821786955.4	6/18/2019	4/30/2028	Utility Model
11	A Chinese Medicine Pill Intelligent Bottling Machine	CN201821791526.6	10/31/2018	4/30/2020	Utility Model
12	Identity verification system for commercial platform based on multi-dimensional data analysis	CN201910896871.9	09/23/2019	09/22/2029	Invention

Trademarks

Through Jiangxi Universe, we currently have 22 Chinese trademarks.

Trademark Number	Trademark Class	Issue Date	Expiration Date	Trademark Title
1456583	5	October 14, 2000	October 13, 2020*	永和双凤(Yong He Shuang Feng)
1715278	33	February 14, 2002	February 13, 2022*	胡卓人(Hu Zhuo Ren)
1728438	5	March 14, 2002	March 13. 2022*	龍種(Long Zhong)
1770559	5	May 21, 2002	May 20, 2022*	百年丹(Bai Nian Dan)
3222662	5	April 7, 2006	April 6, 2026*	舒儿康(Shu Er Kang)
3226175	5	September 21, 2003	September 20, 2023*	益克停 (Yi Ke Ting)
3226176	5	January 21, 2006	January 20, 2026*	血力(Xue Li)
3265593	30	February 28, 2004	February 27, 2024*	血力(Xue Li)
3279793	30	March 7, 2004	March 6, 2014*
3279794	5	January 14, 2004	January 13, 2024*
3279795	5	January 14, 2004	January 13, 2024*
3362654	5	June 7, 2004	June 6, 2024*	胡卓仁(Hu Zhuo Ren)
3824261	30	September 21, 2005	September 20, 2025*	朵来美(Duo Lai Mei)
3829764	5	May 14, 2006	May 13, 2026*	朵来美(Duo Lai Mei)
3829765	5	May 14, 2006	May 13, 2026*	爱必欣(Ai Bi Xin)
4324589	5	November 28, 2007	November 27, 2027*	UPC
4361774	5	January 14, 2008	January 13, 2028*	万咛(Wan Ning)
4892932	5	January 14, 2009	January 13, 2029*	小益克停(Xiao Yi Ke Ting)
5597261	5	November 7, 2009	November 6, 2029*	百年丹(Bai Nian Dan)
5597262	5	November 7, 2009	November 6, 2029*	龙种 (Long Zhong)
5597263	5	November 7, 2009	November 6, 2029*	益克停 (Yi Ke Ting)
10664817	5	May 21, 2013	May 20, 2023	慕兰静 (Mu Lan Jing)

*	The duration of this trademark has been extended for additional 10 years.

We implement a set of comprehensive measures to protect our intellectual property, in addition to making trademark and patent registration application. Key measures include : (i) timely registration, filing and application for ownership of our intellectual property, (ii) actively tracking the registration and authorization status of our intellectual property and take action in a timely manner if any potential conflicts with our intellectual property are identified, (iii) clearly stating all rights and obligations regarding the ownership and protection of our intellectual property in all employment contracts and commercial contracts we enter into.

As of the date of this prospectus, we have not been subject to any material dispute or claims for infringement upon third parties’ trademarks, licenses and other intellectual property rights in China.

Seasonality

We currently do not experience seasonality in our business.

Environmental Matters

We comply with the Environmental Protection Law of China as well as applicable local regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Parties may be levied upon us if we fail to adhere to and maintain certain standards. Such failure has not occurred in the past, and we generally do not anticipate that it will occur in the future, but no assurance can be given in this regard.

Insurance

We maintain certain insurance policies to safeguard us against risks and unexpected events. For example, we provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees in compliance with applicable PRC laws. We do not maintain business interruption insurance or product liability insurance, which are not mandatory under PRC laws. We do not maintain key man insurance, insurance policies covering damages to our network infrastructures or information technology systems nor any insurance policies for our properties. During the fiscal years ended September 30, 2019 and 2018, we did not make any material insurance claims in relation to our business.

Legal Proceedings

We may from time to time become a party to various legal administrative proceedings arising in our ordinary course of our business. As of the date of this prospectus, neither we nor any of our subsidiaries is a party of any pending legal proceedings, nor are we aware of any such proceedings threatened against us or our subsidiaries.

REGULATIONS

This section sets forth a summary of the principal PRC laws and regulations relevant to our business and operations in China.

We are a pharmaceutical manufacturer in China. This section sets forth a summary of applicable laws, rules, regulations, government and industry policies and requirement that have a significant impact on our operations and business in China. This summary does not purport to be a complete description of all laws and regulations, which apply to our business and operations. Investors should note that the following summary is based on relevant laws and regulations in force as of the date of this prospectus, which may be subject to change.

Major Regulatory Authorities

The pharmaceutical industry in the PRC is mainly administered by four governmental agencies: (i) the NMPA, a department under the State Administration for Market Regulation (the “SAMR”) (国家市场监督管理总局), (ii) the National Health Commission (the “NHC”) (国家卫生健康委员会), (iii) the National Administration of Traditional Chinese Medicine (the “NATCM”) (国家中医药管理局), and (iv) the National Healthcare Bureau (the “NHB”) (国家医疗保障局).

The NMPA, whose predecessor is the China Food and Drug Administration, or the CFDA, is the primary regulator of almost all key stages of the life-cycle of pharmaceutical products, including non-clinical researches, clinical trials, marketing approvals, manufacturing, advertising and promotion, distribution and pharmacovigilance.

The NHC, formerly known as the National Health and Family Planning Commission, is the principal regulator of healthcare in China. It is primarily responsible for drafting national healthcare policies and regulating public health, medical services and health contingency system, coordinating the healthcare reform and overseeing the operation of medical institutions and professional practice of medical personnel. The NHC is responsible for (1) the research, production, circulation and use of Chinese medicines, including traditional Chinese medicine; (2) the preparation and publication of the Chinese Pharmacopoeia; and (3) the supervision of the selection, approval, distribution and revision of the National OTC Drug Catalogue. In addition, the CFDA and its local administrative authorities may take a number of enforcement actions to enforce their regulations.

The NATCM is an agency under the NHC that oversees China’s traditional Chinese medicine industry.

The NHB, a new authority established in May 2018, is responsible for (1) drafting and implementing policies, plans and standards on medical insurance, maternity insurance and medical assistance; (2) administering healthcare fund; (3) formulating a uniform medical insurance catalogue and payment standards on drugs, medical disposables and healthcare services; and (4) formulating and administering the bidding and tendering policies for drugs and medical disposables.

Regulations Related to Pharmaceutical Manufacture

Manufacturing License

Pursuant to the Pharmaceutical Administration Law of the People’s Republic of China (《中华人民共和国药品管理法》), which was promulgated in 1984 by the SCNPC and last amended in April 2015, a pharmaceutical manufacturer is required to obtain its manufacturing license from the NMPA before it starts to manufacture pharmaceutical products. Prior to granting such permit, the relevant government authority will inspect the applicant’s production facilities, and assess whether the sanitary conditions, quality assurance system, management structure and equipment at the production facilities have met the required standards. A manufacturing license is valid for a period of five years and the manufacturer is required to apply for renewal within six months prior to its expiration date. The manufacturer will be subject to reassessment by the authority in accordance with then prevailing legal and regulatory requirements for the purposes of such renewal. Currently, our subsidiary Jiangxi Universe holds a valid manufacturing license from the NMPA issued on January 1, 2016 and valid until December 31, 2020.

Good Manufacturing Practice (GMP)

The manufacturing process of a pharmaceutical manufacturer must be compliant with the Good Manufacturing Practice for Drugs (药品生产质量管理规范) (2010 version) issued by the Ministry of Health in January 2011, which sets forth the requirements on the manufacturer’s organization and employee qualifications, manufacture premises and facilities, equipment, hygiene conditions, manufacture management, product management, maintenance of sales records and the procedure of handling customer complaints and adverse reaction reports.

According to the Notice of the State Food and Drug Administration, the Ministry of Health and the State Administration of Traditional Chinese Medicine on strengthening the supervision and administration of ready-to-use slices of traditional Chinese medicine (《国家食品药品监督管理局、卫生部、国家中医药管理局关于加强中药饮片监督管理的通知》) issued on January 5, 2011, a manufacturer of ready-to-use slices of traditional Chinese medicine is required to obtain manufacturing license and a Good Manufacturing Permit certificate (“GMP Certificate”). Our subsidiary Jiangxi Universe obtained its GMP Certificate on January 2015, which was valid until January 2020. In September 2019, Jiangxi Universe successfully renewed its GMP Certificate for additional five years.

Pursuant to the Certification Measures for Good Manufacturing Practice for Drugs (《药品生产质量管理规范认证管理办法》) issued by the NMPA in August 2011, in any of the following cases, the Drug Supervision and Administration Department (the “DSAD”) will recall a manufacturer’s GMP Certificate: (1) the manufacturer does not meet the GMP requirements; (2) the manufacturer is ordered to suspend manufacturing to rectify a violation of drug management regulations; and (3) other circumstances where the GMP shall be recalled. Such manufacturer is required to correct the practices that have resulted in the recall of its GMP Certificate. After the manufacturer corrects its practices, it shall inform the DSAD of its correction. If, through an on-site inspection, the DSAD determines that the manufacturer meets the GMP requirements, it shall return the original GMP Certificate to the manufacturer.

In any of the following circumstances, the original license-issuing authority shall revoke the GMP Certificate of a manufacturer: (1) the manufacturer’s manufacturing license is revoked, cancelled, or withdrawn according to applicable laws; (2) the manufacturing scope of the manufacturer is revoked or withdrawn according to applicable laws; (3) the manufacturer’s GMP Certificate has expired and has not been renewed; and (4) others circumstances where the GMP Certificate shall be cancelled.

The revised Drug Administration Law of the People’s Republic of China (《药品管理法》) (“Drug Administration Law”), which became effective on December 1, 2019, states that the pharmaceutical supervisory and administrative department shall, in accordance with relevant provisions, certify whether a pharmaceutical manufacturer meets the requirements set forth in the regulations on the quality of pharmaceuticals. The GMP certification shall be issued to manufacturers who meet the requirements.

According to the Notice of the State Food and Drug Administration on the Implementation of the Drug Administration Law of the People’s Republic of China (《国家药监局关于贯彻实施<中华人民共和国药品管理法>有关事项的公告》), starting from December 1, 2019, GMP Certificates are cancelled and will no longer be issued. Certification applications received before December 1, 2019 shall be handled in accordance with the original GMP certification provisions. GMP certificates shall be issued to those manufacturers who complete on-site inspections and meet the requirements before December 1, 2019. Where on-site inspections are required by existing regulations, they shall continue to be conducted after December 1, 2019, and the results of on-site inspections shall be notified to the manufacturers.

Contract Manufacturing of Drugs

Pursuant to the Administrative Regulations for the Contract Manufacturing of Drugs (《药品委托生产监督管理规定》) (the “Contract Manufacturing Regulations”) issued by the NMPA in August 2014, in the event that a drug manufacturer in China with drug marketing authorization temporarily lacks manufacturing capability as a result of technology upgrade or is unable to meet market demand due to insufficient manufacturing capacity, it may use contract manufacturer for its drug manufacturing. Contract manufacturing arrangements need to be approved by the provincial branch of the NMPA. The Contract Manufacturing Regulations prohibit contract manufacturing arrangements for certain special drugs, including narcotic drugs, psychoactive drugs, biochemical drugs and active pharmaceutical ingredients.

Other Regulations in relation to the Pharmaceutical Industry

“Two-vote system” for drug sales

The NHC and other six ministries and commissions issued the Notice on the Opinions on the Implementation of the “Two-Invoice System” in Drug Procurement by Public Medical Institutions (for Trial Implementation) (《关于在公立医疗机构药品采购中推行“两票制”的实施意见 (试行) 的通知》) (the “Notice on Two-Invoice System”) on January 11, 2017. “Two-invoice system” means that one invoice shall be issued by a pharmaceutical manufacturer to a distributor, and another invoice shall be issued by the distributor to a hospital. An internal transfer of drugs from a group pharmaceutical distributor to its wholly owned or controlled subsidiary or a transfer of drugs between such wholly owned subsidiaries may not be deemed as “one invoice” however, the invoicing for the whole group can be done only once. Pharmaceutical manufacturers and distributors shall reasonably determine the markup level in the spirit of fairness, legality, legitimacy and integrity. Public medical institutions is encouraged to settle the payment for drugs directly with pharmaceutical manufacturers, and pharmaceutical manufacturers and are encouraged to settle the delivery cost with distributors.

In the sale of drugs, drug manufacturers and distributors shall issue value-added tax (“VAT”) special invoices or normal VAT invoices in accordance with the regulations regarding invoice control. The sold drug shall also be delivered in a way that confirms to the requirements of the Good Supply Practice for Pharmaceutical Products (2013) (《药品经营质量管理规范(2013)》) , and the names of the purchaser and seller on the invoices shall be consistent with the delivery form, payment flow and amount.

Drug Advertisements

Pursuant to the Provisions for Drug Advertisement Examination (《药品广告审查办法》) promulgated on March 13, 2007 and effective on May 1, 2007, an enterprise seeking to advertise its drugs must apply for an advertising approval code. An advertisement approval code is valid for one year. The contents of an approved advertisement shall not be altered without prior approval. Where an advertisement needs to be edited, the enterprise shall submit an application for a new advertisement approval code.

Insert Sheet, Labels and Packaging of Pharmaceutical Products

According to the Measures for the Administration of the Insert Sheets and Labels of Drugs (《药品说明书和标签管理规定》) effective on June 1, 2006, the insert sheets and labels of a pharmaceutical product shall be reviewed and approved by the NMPA. A drug insert sheet should include the scientific data, conclusions and information concerning drug safety and efficacy in order to direct the safe and reasonable use of pharmaceutical products. The inner label of a pharmaceutical product shall indicate the product name, indication or function, strength, dose and usage, production date, batch number, expiration date and drug manufacturer, and the outer label of a pharmaceutical product shall indicate the product name, ingredients, description, indication or function, strength, dose and usage and adverse reactions.

According to the Measures for the Administration of Pharmaceutical Packaging (《药品包装管理办法》) effective on September 1, 1988, pharmaceutical packaging must comply with national and professional standards. If no national or professional standards are available, a manufacturer can formulate and implement its own standards after it receives approval from the provincial food and drug administration or bureau of standards. The company shall reapply for approval if it were to change its own packaging standards. Pharmaceutical products with no approved packing standards shall not be sold or traded in the PRC, except for drugs for military use.

Drug Technology Transfer

On August 19, 2009, the NMPA promulgated the Administrative Regulations for Technology Transfer Registration of Drugs (《药品技术转让注册管理规定》) (the “Technology Transfer Regulations”) to regulate the drug technology transfer process, including the application, evaluation, examination, approval and monitoring of, drug technology transfer. Drug technology transfer means that the owner transfers its pharmaceutical manufacturing technology to a pharmaceutical manufacturer and that the transferee applies for drug registration pursuant to the Technology Transfer Regulations. Drug technology transfer includes the transfer of new drug technology and drug manufacturing technology.

Applications for drug technology transfer shall be submitted to the provincial drug regulatory authority where the transferee is located. The drug regulatory authority examines application materials and conducts on-site inspections of the transferee’s manufacturing facilities. If the transferor and the transferee are located in different provinces, the provincial drug regulatory authority where the transferor is located shall issue examination opinions as well. The Center for Drug Evaluation (the “CDE”), a branch of the NMPA, shall further review the application materials, provide technical evaluation opinions and form a comprehensive evaluation opinion based on the on-site inspection reports and the testing results of the samples. The NMPA shall determine whether to approve the application according to the comprehensive evaluation opinion of the CDE. An approval letter of supplementary application and a drug approval number will be issued for qualified applications.

Price of drugs

Pursuant to the Drug Administration Law (《药品管理法》), for those drugs whose prices are determined by market, manufacturers and distributors of pharmaceutical products and medical institutions shall set the prices in accordance with the principles of fairness, rationality, and good faith, and provide consumers with drugs at reasonable prices. Pharmaceutical product manufacturers, distributors and medical institutions shall determine and indicate their products’ retail prices in accordance with the regulations over drug prices promulgated by the pricing department of the State Council of the People’s Republic of China (the “State Council”).

On May 4, 2015, the National Development and Reform Commission, the National Health and Family Planning Commission, the Ministry of Human Resources and Social Security, the Ministry of Industry and Information Technology, the Ministry of Finance, the MOFCOM and the NMPA jointly issued the Notice Regarding Reforms to the Price of Medical Products (《关于印发推进药品价格改革意见的通知》), pursuant to which, since June 1, 2015, other than anesthetics and Class 1 psychotropic drugs, the actual price of pharmaceutical products shall be decided by market instead of by the government. As of the date of this prospectus, the actual price of all products we sell, including TCMD products and third-party products, are determined by market.

Regulation in relation to medical device registration

Pursuant to the Regulations on Supervision and Administration of Medical Devices (《医疗器械监督管理条例》) promulgated by the State Council of China with the last amendment effective on May 4, 2017, medical devices are classified based on the invasiveness of, and risks associated with, each medical device. Class I medical devices have relatively low risks, whose safety and effectiveness can be guaranteed through routine administration. Class II medical devices have moderate risks and require strict control and administration to ensure their safety and effectiveness. Class III medical devices have relatively high risks and require especially strict control and administration measures to ensure their safety and effectiveness. Pursuant to the Administrative Measures for the Medical Devices Registration (《医疗器械注册管理办法》), which became effective on October 1, 2014, manufacturers of Class I medical devices are required to file with the local food and drug administrative authority at the city level. Manufacturers of Class II medical devices shall obtain product registration certificates from and be subject to the inspection and approval of the drug administrative authority at the provincial level. Manufacturers of Class III medical devices shall obtain product registration certificates from the NMPA and be subject to its inspection and approval.

Pursuant to Regulation on Supervision and Administration of Medical Device Business (amended in 2017) (《医疗器械经营监督管理条例》), the medical device business shall be subject to classified regulations determined by the degree of risks associated with a medical device. No license or registration is required for the selling of Class I medical devices. Sellers of Class II medical devices shall keep records of their purchases and sales, while sellers of Class III medical devices shall obtain licenses from the local branch of NMPA.

As of the date of this prospectus, we are engaged in the business of selling medical devices. We sell medical devices categorized as Class I, Class II and Class III under the Regulation on Supervision and Administration of Medical Devices in the PRC, and we obtained our medical device selling license in May 2015 in compliance with the applicable PRC laws and regulations.

Regulation relating to Company Establishment and Foreign Investment

The PRC Company Law applies to the establishment, operation and management of both PRC domestic companies and foreign-invested enterprises. Foreign investment in the PRC corporate entities are also regulated by the oreign-Owned Enterprise Law of the PRC (《中华人民共和国外资企业法》) (the “Foreign-Owned Enterprise Law”) promulgated on April 12, 1986 and amended on October 31, 2000 and September 3, 2016, the Implementing Rules for the Foreign-Owned Enterprise Law of the PRC (《中华人民共和国外资企业法实施细则》) promulgated on December 12, 1990 and amended on April 12, 2001 and February 19, 2014, and the Interim Administrative Measures for the Record-filing of the Incorporation and Change of Foreign-invested Enterprises (《外商投资企业设立及变更备案管理暂行办法》) (the “Record-filing Measures”) promulgated on October 8, 2016 and amended on July 30, 2017 and June 29, 2018. Under these laws and regulations, the establishment of a wholly foreign-owned enterprise is subject to the approval of, or the filing with the MOFCOM or its local counterpart, and such wholly foreign-owned enterprises must register and file with the appropriate administrative bureau of industry and commerce.

The Foreign Investment Law of the People’s Republic of China (《中华人民共和国外商投资法》) (the “Foreign Investment Law”), which was promulgated by the National People’s Congress On March 15, 2019, and came into effect on January 1, 2020, provides that foreign investment refers to the investment activities in China carried out directly or indirectly by foreign natural persons, enterprises or other organizations (the “Foreign Investors”), including the following: (1) Foreign Investors establishing foreign-invested enterprises in China alone or collectively with other investors; (2) Foreign Investors acquiring shares, equities, properties or other similar rights of Chinese domestic enterprises; (3) Foreign Investors investing in new projects in China alone or collectively with other investors; and (4) Foreign Investors investing through other ways prescribed by laws and regulations or the State Council. The State adopts the management system of pre-establishment national treatment and negative list for foreign investment. The pre-entry national treatment means the treatment given to Foreign Investors and their investments at the stage of investment access is not lower than that of domestic investors and their investments. The negative list management system means that the state implements special administrative measures for access of foreign investment in specific fields. Foreign investors shall not invest in any forbidden fields stipulated in the negative list and shall mean the conditions stipulated in the negative list before investing in any restricted fields. The negative list is released upon approval of the State Council. After the Foreign Investment Law came into effect, it replaced the Foreign-Owned Enterprise Law.

The Implementation Regulations for the Foreign Investment Law of the PRC (《中华人民共和国外商投资法实施条例》) (the “Implementation Regulations for the FIL”) was adopted at the 74th executive meeting of the State Council on December 12, 2019 and came into effect on January 1, 2020. The purpose of the Implementation Regulations for the FIL is to encourage and promote foreign investment, protect the legitimate rights and interests of investors, regulate the administration of foreign investment, and continuously optimize the foreign investment environment. For those foreign-invested enterprises established prior to the implementation of the Foreign Investment Law and established in accordance with the Law of the People’s Republic of China on Sino-foreign Joint Ventures (《中华人民共和国中外合资经营企业法》), the Law of the People’s Republic of China on Foreign-invested Enterprises, and the Law of the People’s Republic of China on Sino-Foreign Cooperative Enterprises, they can modify or retain their organizational forms and organizational structures in accordance with the PRC Company Law, Partnership Law of the People’s Republic of China and other applicable laws within 5 years since the implementation of the Foreign Investment Law.

Foreign investment in China shall comply with the Catalogue for the Guidance of Foreign Investment Industries (2017 Revision) (《外商投资产业指导目录(2017年修订)》) (the “2017 Catalogue”), which was promulgated on June 28, 2017 and became effective on July 28, 2017, and the Special Administrative Measures for the Access of Foreign Investment (Negative List) (Edition 2018) (《外商投资准入特别管理措施(负面清单) (2018年版)》) (the “2018 Negative List”) which were promulgated on June 28, 2018 and became effective on July 28, 2018. The Catalogue classifies foreign-invested industries into two categories, (1) encouraged foreign-invested industries; and (2) foreign-invested industries that are subject to the 2018 Negative List. The 2018 Negative List set out restrictions such as shareholding requirements and qualifications of the senior management. According to the Record-filing Measures, foreign investments that are not subject to special access administrative measures are only required to complete an online filing with the MOFCOM or its local counterpart. The Catalogue for Encouraged Foreign Investment (2019 Revision) (《鼓励外商投资产业目录(2019年版)》), or the 2019 Catalogue, and the Special Administrative Measures for the Access of Foreign Investment (Negative List) (Edition 2020) (《外商投资准入特别管理措施(负面清单) (2020年版)》), or the 2020 Negative List, which were issued on June 23, 2020 and came into effect on July 23, 2020, further reduced restrictions on foreign investment. The 2019 Catalogue and the 2020 Negative List replaced the 2017 Catalogue and the 2018 Negative List. The scope of our business as approved by the licensing authority and the actual scope of our business are not subject to the restrictions set forth in the 2020 Negative List.

The M&A Rules were jointly promulgated by the MOFCOM, the State-Owned Assets Supervision and Administration Commission of the State Council, the SAT, the SAIC, the CSRC, and the SAFE on August 8, 2006 and was amended by MOFCOM on June 22, 2009. The M&A Rules provides that a foreign investor is required to obtain necessary approvals when it: (1) acquires equity interests in a domestic enterprise or subscribes to additional shares in a domestic enterprise; (2) purchases the assets of a domestic enterprise through establishment of a foreign-invested enterprise; or (3) establishes a foreign-invested enterprise through which it purchases the assets of a domestic enterprise and operates these assets. In particular, any PRC company, enterprise or individual is required to obtain approval from the MOFCOM and comply with applicable laws and regulations if it establishes an offshore company and attempts to acquire a domestic enterprise related to such offshore company.

Regulation in relation to Intellectual Property Rights

In terms of international conventions, China has entered into (including but not limited to) the Agreement on Trade-Related Aspects of Intellectual Property Rights (《与贸易有关的知识产权协定》), the Paris Convention for the Protection of Industrial Property (《保护工业产权巴黎公约》), the Madrid Agreement Concerning the International Registration of Marks (《商标国际注册马德里协定》) and the Patent Cooperation Treaty (《专利合作协定》).

Patents

Pursuant to the Patent Law of the PRC (《中华人民共和国专利法》), or the Patent Law, promulgated by the SCNPC on March 12, 1984 and last amended on December 27, 2008 and effective from October 1, 2009 and the Implementation Rules of the Patent Law of the PRC (《中华人民共和国专利法实施细则》), promulgated by the State Council on June 15, 2001 and amended on December 28, 2002 and January 9, 2010, respectively, patents in China fall into three categories: invention patents, utility model patents and design patents. The term of patent protection starts from the date of application and lasts 20 years for invention patents and 10 years for utility model patents and design patents. Any individual or entity that utilizes a patent or conducts any other activity that infringes a patent without the patent holder’s authorization shall pay compensation to the patent holder and be subject to a fine imposed by regulatory authorities and, if such behavior constitutes a crime, shall be held criminally liable in accordance with applicable laws. According to the Patent Law, for public health purposes, the State Intellectual Property Office of the PRC, or SIPO, may grant a compulsory license for manufacturing patented drugs and exporting them to countries or regions covered under relevant international treaties to which PRC has acceded. In addition, under the Patent Law, any organization or individual that applies for a patent in a foreign country for an invention or utility model patent established in China is required to report to the SIPO for confidentiality examination.

Trade Secrets

Pursuant to the PRC Anti-Unfair Competition Law (《中华人民共和国反不正当竞争法》) promulgated by the SCNPC in September 1993, as amended in November 4, 2017 and April 23, 2019 respectively, the term “trade secrets” refers to technical and business information that is unknown to the public, has utility, may create business interests or profits for its legal owners or holders, and is maintained as a secret by its legal owners or holders. Under the PRC Anti-Unfair Competition Law, business persons are prohibited from infringing others’ trade secrets by: (1) obtaining trade secrets from the legal owners or holders by any unfair methods, such as theft, bribery, fraud, coercion, electronic intrusion, or any other illicit means; (2) disclosing, using or permitting others to use the trade secrets obtained illegally under item (1) above; or (3) disclosing, using or permitting others to use the trade secrets, in violation of any contractual agreements or any requirements of the legal owners or holders to keep such trade secrets in confidence. If a third party knows or should have known of the above- mentioned illegal conduct but nevertheless obtains, uses or discloses trade secrets of others, the third party may be deemed to have committed a misappropriation of the others’ trade secrets. The parties whose trade secrets are being misappropriated may petition for administrative corrections, and regulatory authorities may stop any illegal activities and impose fines on the infringing parties.

Trademarks

In accordance with the Trademark Law of the PRC (《中华人民共和国商标法》) (the “Trademark Law”), which was promulgated by the SCNPC on August 23, 1982, and was last amended on April 23, 2019 and came into effect on November 1, 2019, any trademark which is registered with the approval of the Trademark Office is a registered trademark, including commodity trademark, service trademark, collective trademark, certification trademark, and the trademark registrant has the exclusive right to use a registered trademark and such right is protected by law. A registered trademark is valid for a period of 10 years commencing from the date on which the registration is approved. Upon expiration of the trademark, the registrant shall apply for renewal within twelve months prior to the expiration date if it intends to maintain exclusive use of the trademark. If the registrant fails to apply for renewal, a grace period of six months may be granted. In the absence of a renewal upon the expiration of a trademark registration, the registered trademark shall be canceled. Use of a trademark that is identical with or similar to a registered trademark, for the same kind of or similar commodities, without authorization of the trademark registrant, constitutes infringement of the exclusive right to use a registered trademark. Industrial and commercial administrative authorities have the authority to investigate any behavior that may constitute an infringement of the exclusive right under a registered trademark.

Domain names

Domain names are protected under the Administrative Measures on the Internet Domain Names (《互联网域名管理办法》), which was promulgated by the Ministry of Industry and Information Technology, or the MIIT, on August 24, 2017 and came into effect on November 1, 2017, and the Implementing Rules of China Internet Network Information Center on the Registration of Domain Names (《中国互联网络信息中心域名注册实施细则》) issued by China Internet Network Information Center (the “CNNIC”) on May 28, 2012 and came into effect on May 29, 2012. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and the applicant becomes domain name holder upon successful registration. Domain name disputes shall be submitted to an organization authorized by CNNIC for resolution.

Other laws

Product Liability

The Product Quality Law of the PRC (《中华人民共和国产品质量法》), promulgated by the SCNPC on February 22, 1993 and last amended on December 29, 2018, governs the supervision and administration of product quality and specifies the liabilities of manufacturers and sellers. A manufacture shall be liable for compensating for any bodily injuries or property damages, other than the defective product itself, resulting from the defects in the product, unless the manufacturer is able to prove that: (1) the product has never been distributed; (2) the defects causing injuries or damage did not exist at the time when the product was distributed; or (3) the science and technology at the time when the product was distributed was at a level incapable of detecting the defects. A seller shall pay compensation if it fails to indicate either the manufacturer or the supplier of the defective product. A person who is injured or whose property is damaged by the defects in the product may claim for compensation from the manufacturer or the seller.

Pursuant to the Tort Liability Law of the PRC (《中华人民共和国侵权责任法》), promulgated by the SCNPC on December 26, 2009 and effective from July 1, 2010, manufacturers shall assume tort liabilities where the defects in products cause damage to others. Sellers shall assume tort liability where the defects in products that have caused damage to others are attributable to the sellers. The aggrieved party may claim for compensation from the manufacturer or the seller of the defected product that has caused damage.

Environmental Protection

Pursuant to the Environmental Protection Law of the PRC (《中华人民共和国环境保护法》) promulgated by the SCNPC on December 26, 1989 and amended on April 24, 2014, the Environmental Impact Assessment Law of the PRC (《中华人民共和国环境影响评价法》), promulgated by the SCNPC on October 28, 2002 and amended on July 2, 2016 and December 29, 2018 respectively, the Administrative Regulations on the Environmental Protection of Construction Project (《建设项目环境保护管理条例》) promulgated by the State Council on November 29, 1998 and amended on July 16, 2017, and other applicable environmental laws and regulations, an enterprise with a project construction plan shall submit an environmental impact assessment report, stating the environmental impacts the project is likely to have, to the administrative authority of environmental protection for approval. Enterprises shall engage qualified institutions to issue the environmental impact assessment reports.

According to the Law of the PRC on the Prevention and Control of Water Pollution (《中华人民共和国水污染防治法》) promulgated by the SCNPC on May 11, 1984 and last amended on June 27, 2017, and effective on January 1, 2018, the Law of the PRC on the Prevention and Control of Atmospheric Pollution (《中华人民共和国大气污染防治法》) promulgated by the SCNPC on September 5, 1987 and last amended on October 26, 2018, the Law of the PRC on the Prevention and Control of Pollution from Environmental Noise (《中华人民共和国环境噪声污染防治法》) promulgated by the SCNPC on October 29, 1996 and amended on December 29, 2018, and the Law of the PRC on the Prevention and Control of Environmental Pollution of Solid Waste (《中华人民共和国固体废物污染环境防治法》), promulgated by the SCNPC on October 30, 1995 and last amended on November 7, 2016, all the enterprises that may cause environmental pollution in the course of their business operation shall implement preventive and curative environmental protection measures in their plants and establish a reliable environmental protection system.

We strictly complied with the applicable environmental laws and regulations in constructing our factory. On December 8, 2004, the environmental protection bureau of local government determined that the environmental protection facilities we constructed for our factory satisfied the relevant standards. According to the certificate issued by the ecological environment bureau of local government (the “Bureau”), our factory has not been assessed on its environmental impacts since its establishment in 2004. Although there were certain procedural defects in the original construction process, we constructed our environmental protection facilities for our factory in strict compliance with the requirements of applicable PRC environmental laws and regulations. Our environmental protection facilities were approved by the Bureau in December 2004 and have since been under normal operations. As of the date of the date of this prospectus, we have not been found in violation of applicable environmental laws or regulations, or imposed of administrative penalties by environmental protection authorities in the past three years. No environmental pollution incident has occurred on our manufacturing facility.

Foreign Exchange Control

Pursuant to the Foreign Exchange Administration Regulations of the PRC (《中华人民共和国外汇管理条例》), as amended on August 5, 2008, and the Regulation on the Administration of the Foreign Exchange Settlement, Sales and Payment (《结汇、售汇及付汇管理规定》), or the Settlement Regulations, promulgated by the People’s Bank of China on June 20, 1996 and came into effect on July 1, 1996, foreign exchanges required for profit distributions and dividend payments may be purchased from designated foreign exchange banks in the PRC upon presentation of a board resolution authorizing distribution of profits or payment of dividends.

According to the Notice of SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies on Direct Investment (《国家外汇管理局关于进一步改进和调整直接投资外汇管理政策的通知》) (the “Circular No. 59”) and its appendix, the Operating Rules for Foreign Exchange Issues with Regard to Direct Investment under Capital Account (《资本项目直接投资外汇业务操作规程》), promulgated on November 19, 2012 and amended on May 4, 2015 and October 10, 2018 by the State Administration of Exchange Control, or the SAFE, (1) the opening of and payment into foreign exchange accounts under direct investment accounts are no longer subject to approval by the SAFE; (2) reinvestment with legal income of foreign investors in China is no longer subject to approval by SAFE; (3) the procedures for capital verification and confirmation that foreign-funded enterprises need to go through are simplified; (4) purchase and external payment of foreign exchange under direct investment accounts are no longer subject to approval by SAFE; (5) domestic transfer of foreign exchange under direct investment account is no longer subject to approval by SAFE; and (6) the administration over the conversion of foreign exchange capital of foreign-invested enterprises is improved.

Pursuant to the Circular on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies (《关于进一步简化和改进直接投资外汇管理政策的通知》) (the “SAFE Circular No. 13”), which was promulgated on February 13, 2015 and became effective on June 1, 2015, the foreign exchange registration under domestic direct investment and the foreign exchange registration under foreign direct investment is directly reviewed and handled by banks in accordance with the Circular No. 13, and the SAFE and its branches shall perform indirect regulation over the foreign exchange registration via banks.

The Provisions on the Administration of Foreign Exchange in Foreign Direct Investments by Foreign Investors (《外国投资者境内直接投资外汇管理规定》), or the FDI Provisions, which were promulgated by the SAFE on May 11, 2013 and became effective on May 13, 2013, and last amended on October 10, 2018, regulate and clarify the administration over foreign exchange administration in foreign direct investments.

Pursuant to the Circular on the Reform of the Management Method for the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises (《国家外汇管理局关于改革外商投资企业外汇资本金结汇管理方式的通知》) promulgated by the SAFE on March 30, 2015 and became effective on June 1, 2015, and the Circular on the Reform and Standardization of the Management Policy of the Settlement of Capital Projects (《国家外汇管理局关于改革和规范资本项目结汇管理政策的通知》) promulgated by the SAFE on June 9, 2016, the settlement of foreign exchange by foreign invested enterprises shall be governed by the policy of foreign exchange settlement on a discretionary basis. However, the settlement of foreign exchange shall only be used for its own operation purposes within the business scope of the foreign invested enterprises in accordance with the principle of authenticity.

Pursuant to the Circular 37, a PRC resident shall register with the local SAFE branch before he or she contributes assets or equity interests in an overseas special purpose vehicle (“Overseas SPV”) , that is directly established or controlled by the PRC Resident for the purpose of conducting investment for financing. Failure to comply with the SAFE registration requirements could result in penalties for evasion of foreign exchange controls. The Circular No. 13 provides that banks can directly handle the initial foreign exchange registration and amendment registration under the Circular 37. Mr. Gang Lai has completed the initial foreign registration on June 3, 2019.

Labor and Social Insurance

Pursuant to the PRC Labor Contract Law (《中华人民共和国劳动合同法》), which was promulgated by the SCNPC on June 29, 2007 and became effective on January 1, 2008, and amended on December 28, 2012 and became effective on July 1, 2013, and the Implementing Regulations of the Labor Contracts Law of the PRC (《中华人民共和国劳动合同法实施条例》), which was promulgated by the State Council on September 18, 2008, labor contracts shall be concluded in writing if employment relationships are to be or have been established between employers and employees. In addition, employee wages cannot be lower than local standards on minimum wages.

Pursuant to the Labor Law of the PRC (《中华人民共和国劳动法》), which was promulgated by the SCNPC on July 5, 1994 and last amended and came into effect on December 29, 2018, employers shall establish and improve their system of workplace safety and sanitation, strictly abide by state rules and standards on workplace safety, educate employees in occupational safety and sanitation in the PRC. Occupational safety and sanitation facilities shall comply with state-fixed standards. Enterprises and institutions shall provide employees whose work involves occupational hazards with health examinations on a regular basis.

According to the Social Insurance Law, the Interim Regulations on the Collection and Payment of Social Security Funds (《社会保险费征缴暂行条例》), which was promulgated by the State Council on January 22, 1999 and amended on March 24, 2019, and the Administrative Regulations on the Housing Provident Funds (《住房公积金管理条例》), which was promulgated by the State Council on April 3, 1999 and last amended on March 24, 2019, employers are required to make contributions, on behalf of their employees, to a number of social security funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, maternity insurance and to housing provident funds. Any employer who fails to make contributions may be fined and ordered to make good the deficit within a stipulated time limit.

Prior to April 2020, we only contributed to the social insurance and housing provident funds for some, but not all, of our employees. There is a risk that the labor security administration authority may take enforcement action to collect from us all the outstanding contributions of the social insurance and housing provident funds required to be made for the employees in the past, and we may be subject to a late charge at the rate of 0.2% per day on the total outstanding contribution. We started to contribute to the social insurance and housing provident funds for all of our employees since April 2020.

Since April 2020, we have been contributing to the social insurance and housing provident funds for our employees in accordance with the minimum contribution requirements. Pursuant to the aforementioned applicable laws and regulations, the government or an employee has the right to demand us to contribute to the employee’s social insurance and housing provident funds calculated based on his or her actual salary, and an employee who has not received contributions from us has the right to demand us to contribute to his or her social insurance and housing provident funds. As confirmed in writing by the local government, our contributions of the social insurance and housing provident funds are in compliance with the PRC laws and the local regulations and policies, and therefore the local government is very unlikely to impose any penalty on us for our contributions since April 2020.

Enterprise Income Tax

According to the EIT Law, promulgated by the National People’s Congress on March 16, 2007, effective on January 1, 2008 and last amended on December 29, 2018, and the Implementation Regulations for the Enterprise Income Tax Law of the PRC (《中华人民共和国企业所得税法实施条例》) promulgated by the State Council on December 6, 2007 and became effective on January 1, 2008, other than a few exceptions, the income tax rate for both domestic enterprises and foreign-invested enterprises is 25%. Enterprise taxpayers are classified as either resident enterprises or non-resident enterprises. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but whose actual or de facto management bodies are located in China. Non-resident enterprise refers to an entity established under foreign law whose de facto management bodies are not within the PRC but which have an establishment or place of business in the PRC, or which do not have an establishment or place of business in the PRC but have income sourced within the PRC. An income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident enterprise investors that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Incomes (《内地和香港特别行政区关于对所得避免双重征税和防止偷漏税的安排》), or the Double Tax Avoidance Arrangement, and other applicable PRC laws, 5% withholding tax rate shall apply to the dividends paid by a PRC company to a Hong Kong resident, provided that such Hong Kong resident directly holds at least 25% of the equity interests in the PRC company, and 10% of withholding tax rate shall apply if the Hong Kong resident holds less than 25% of the equity interests in the PRC company. However, pursuant to the Circular on Certain Issues Relating to the Implementation of Dividend Provisions in Tax Treaties (《关于执行税收协定股息条款有关问题的通知》) issued on February 20, 2009 by the State Administration of Taxation, or the SAT, if a PRC tax authority determines, in its discretion, that a company benefits from such reduced income tax rate as a result of an arrangement that is primarily tax-driven, such PRC tax authority may adjust the preferential tax treatment of the company. Based on the Announcement on Certain Issues with Respect to the Beneficial Owner in Tax Treaties (《国家税务总局关于税收协定中受益所有人有关问题的公告》) issued by the SAT on February 3, 2018 and effective on April 1, 2018, if an applicant’s business activities do not constitute substantive business activities, it could result in the negative determination of the applicant’s status as a beneficial owner, and consequently, the applicant could be precluded from enjoying the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.

MANAGEMENT

Directors and Executive Officers

The following individuals are the members of the board of directors and the executive management as of the date of this prospectus.

Name	Age	Position(s)
Gang Lai	53	Chairman of the Board of Directors and Chief Executive Officer
Lin Yang	45	Chief Financial Officer and Director
Jiawen Pang*	53	Independent Director Appointee
H. David Sherman*	72	Independent Director Appointee
Ding Zheng*	43	Independent Director Appointee

*	Director appointment effective upon the closing of this offering.

The following is a brief biography of each of our executive officers and directors or director appointees:

Mr. Gang Lai is our chief executive officer and chairman of the board. Mr. Lai has served as the chief executive officer of Jiangxi Universe since 2004 and founded Universe Trade in 2010. Before joining us, Mr. Lai was a successful entrepreneur. He founded Jiangxi Lvzhouyuan Timber Joint Stock Co., Ltd. in 2001, a company listed on PRC National Equities Exchange and Quotations (NEEQ: 838893), and has since served as its chairman of the board. Mr. Lai graduated from Jingdezhen Ceramic Institute with a bachelor’s degree in mechanical engineering.

Ms. Lin Yang is our chief financial officer and director. Ms. Lin Yang has served as the financial director of Jiangxi Universe since April 2006. Before joining us, Ms. Yang served as an accountant at Jiangxi Automobile Engineering Plastic Co., Ltd. from 1998 to March 2006. Ms. Yang graduated from Jiangxi University of Finance and Economics with a bachelor’s degree in accounting.

Mr. Jiawen Pang will serve as our independent director immediately upon the closing of this offering. Mr. Jiawen Pang has served as the marketing director at Shanghai Raas Blood Products Co., Ltd. since September 2014, a company listed on the Shenzhen Stock Exchange (SZSE: 002252). Mr. Xiao served as the business and marketing director at Shandong Bausch & Lomb Freda Pharmaceutical Co., Ltd. from May 2011 to August 2014. Prior to that, Mr. Xiao served as the marketing director at Guangdong Bangmin Pharmaceutical Co., Ltd. from July 2001 to April 2011. Mr. Xiao graduated from Sun Yat-sen University with a master of business administration in healthcare and medicine. We believe Mr. Pang is qualified to serve on our board of directors as one of our independent directors due to his over substantial work experience and expertise in the pharmaceutical industry, and his significant management experience.

Mr. H David Sherman will serve as our independent director immediately upon the closing of this offering. Mr. H David Sherman has served as a full-time professor at Northeastern University since 1985. Mr. Sherman has extensive experience serving as independent director of public companies listed on Nasdaq. Since 2020, Mr. Sherman served as an independent director and chair of the audit committee of Skillful Craftsman Education Technology Ltd. (Nasdaq: EDTK) and of China Liberal Education Holdings Limited (Nasdaq: CLEU). Since 2019, Mr. Sherman has served as an independent director of Newborn Acquisition Corp. (Nasdaq: NBAC). From December 2017 to August 2019, Mr. Sherman served as an independent director and chair of audit committee of Dunxin financial Holdings from (NYSE American: DXF). From January 2010 to August 2012, Mr. Sherman served as the chair of the audit committee of China HGS Real Estate Inc. (Nasdaq: HGSH). From January 2012 to November 2014, Mr. Sherman served as chair the audit committee and compensation committee of Agfeed Corporation (OTC: FEED). Mr. Sherman received his bachelor’s degree in economics from Brandies University in 1969, his master’s in business administration from Harvard University in 1971, and his doctorate degree in business administration from Harvard University in 1981. Mr. Sherman is a member of the American Institute of Certified Public Accountant.

Mr. Ding Zheng will serve as our independent director immediately upon the closing of this offering. Mr. Ding Zheng has served as the chairman of the board at Guangzhou Roujing Sunshade Energy-saving Technology Co., Ltd. since 2019. Mr. Zheng has also served as the general manager at Hande Manufacturing (China) Co., Ltd., since 2015. From 2007 to 2015, Mr. Zheng served as the financial director at Hunter Douglas (China) Holdings Co., Ltd. Prior to that, Mr. Zheng served as the manager of finance at Esquel Group from 2005 to 2007. Mr. Zheng obtained a bachelor’s degree in technology economics from Shanghai Jiao Tong University and a master of business administration degree from Tsinghua University. Mr. Zheng is a member of the China Institute of Certified Public Accountants (CICPA). We believe Mr. Zheng is qualified to serve on our board of directors as one of our independent directors due to his deep financial expertise and his substantial experience in the financial industry.

Pursuant to our articles of association, the minimum number of directors shall consist of not less than one person unless otherwise determined by the shareholders in a general meeting. Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if any is held. At any annual general meeting held, our directors will be elected by a majority vote of shareholders eligible to vote at that meeting. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

For additional information, see “Description of Share Capital—Directors.”

Employment Agreements and Indemnification Agreements

We will enter into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to this Registration Statement, we agreed to employ each of our executive officers for a specified time period, which may be renewed upon both parties’ agreement 30 days before the end of the current employment term, and payment of cash compensation and benefits shall become payable when the Company becomes a public reporting company in the US. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering, including three independent directors. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested, provided that (a) such director, if his or her interest in such contract or arrangement is material, has declared the nature of his or her interest at the earliest meeting of the board at which it is practicable for him or her to do so, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Committees of the Board of Directors

We will establish three committees under the board of directors prior to the closing of this offering: an audit committee, a compensation committee, and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Jiawen Pang, H. David Sherman, and Ding Zheng. Ding Zheng will be the chairman of our audit committee. We have determined that Jiawen Pang, H. David Sherman, and Ding Zheng will satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that H. David Sherman qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq corporate governance rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Jiawen Pang, H. David Sherman, and Ding Zheng. Jiawen Pang will be the chairperson of our compensation committee. We have determined that Jiawen Pang, H. David Sherman, and Ding Zheng will satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and Rule 10C-1 under the Securities Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Jiawen Pang, H. David Sherman and Ding Zheng. Ding Zheng will be the chairperson of our nominating and corporate governance committee. Jiawen Pang, H. David Sherman, and Ding Zheng satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Controlled Company

Upon completion of this offering, our chairman, Gang Lai, may beneficially own approximately 59.43% of the aggregate voting power of our outstanding ordinary shares, assuming no exercise of the over-allotment option. As a result, we may be deemed a “controlled company” within the meaning of the Nasdaq listing standards. If we are deemed a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing standards even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Capital Market.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Law (2020 Revision) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however, the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated articles of association. We have the right to seek damages if a duty owed by any of our directors is breached.

Our board of directors has all powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the terms of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our Company; and

●	approving the transfer of shares in our Company, including the registration of such shares in our share register.

Terms of Directors and Executive Officers

Our directors may be elected by a resolution of our board of directors or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders. A director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be or becomes of unsound mind; (iii) resigned his or her office by notice in writing to the company; or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated.

Our officers are elected by and serve at the discretion of the board of directors.

Compensation of Directors and Executive Officers

For the fiscal year ended September 30, 2019, we paid an aggregate of $30,205.59 as compensation to our executive officers, and we did not compensate our non-executive directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors. We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, and other statutory benefits and a housing provident fund.

Insider Participation Concerning Executive Compensation

Our director has been making all determinations regarding executive officer compensation from the inception of the Company. When our Compensation Committee is set up, it will be making all determination regarding executive officer compensation (please see below).

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics, which is to be filed as Exhibit 99.1 of this registration statement and applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for:

●	each of our directors and executive officers who beneficially own our Ordinary Shares;

●	our directors and executive officers as a group; and

●	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 100,000,000 Ordinary Shares as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Percentage of beneficial ownership of each listed person after this offering includes authorized Ordinary Shares immediately after the completion of this offering, assuming the underwriter does not exercise its over-allotment option.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. As of the date of the prospectus, we have 5 shareholders of record, none of whom are located in the United States. We will be required to have at least 300 shareholders at closing in order to satisfy the Nasdaq listing standards.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering			Percentage of Votes Held After this Offering
	Number	Percent	Number	Percent		Percent
Directors and Executive Officers *:
Gang Lai (1)	12,480,000	78.00%			%		%
Lin Yang	—	—%			%		%
Jiawen Pang †	—	—%			%		%
H. David Sherman †	—	—%			%		%
Ding Zheng †	—	—%			%		%

All directors and executive officers as a group:	12,480,000	78.00%			%		%

5% Shareholders:					%		%
Greatest Group (China) Financial Management Limited (2)	1,392,000	8.7%			%		%
Xingrui Investment Company Limited (3)	800,000	5.0%			%		%

Notes:

*	The business address for our directors and executive officers is 265 Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone, Ji’an, Jiangxi, People’s Republic of China.

†	Expected to become a director immediately upon closing of this offering.
(1)	Represents 12,480,000 ordinary shares owned by Sununion Holding Group Limited, a business company incorporated under the laws of the BVI, which is owned as to 100% by Mr. Gang Lai.
(2)	Hongji Lin exercises voting and dispositive power over the shares held by such entity.
(3)	Tianpai Hong exercises voting and dispositive power over the shares held by such entity.

History of Share Capital

We were incorporated in the Cayman Islands as an exempted company with limited liability on December 11, 2019. We have issued the following Ordinary Shares to certain founding shareholders.

Purchaser	Date of Issuance	Number of Ordinary Shares Note
Sununion Holding Group Limited	December 11, 2019	12,480,000
Greatest Group (China) Financial Management Limited	December 11, 2019	1,392,000
True Ample Holdings Limited	December 11, 2019	768,000
Xingrui Investment Company Limited	December 11, 2019	800,000
Bliss International Investment Company Limited	December 11, 2019	560,000

Note:	Represents the number of shares after share split.

On August 7, 2020, our shareholders approved (i) a forward split of our outstanding Ordinary Shares at a ratio of 320-for-1 share, and (ii) an increase in our authorized shares to 100 million Ordinary Shares. Unless otherwise indicated, all references to Ordinary Shares, options to purchase Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the forward split of our Ordinary Shares as if it had occurred at the beginning of the earlier period presented.

As of the date of this prospectus, our authorized share capital consists of $312,500 divided into 100,000,000 Ordinary Shares, par value $0.003125 per share. Holders of Ordinary Shares are entitled to one vote per share. We will issue Ordinary Shares in this offering.

As of the date of this prospectus, none of our outstanding Ordinary Shares are held by shareholders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

RELATED PARTY TRANSACTIONS

Upon completion of this offering, Mr. Gang Lai will hold 59.43% of the combined total of our issued Ordinary Shares, assuming the underwriter does not exercise its over-allotment option. Following the completion of this offering, they will continue to have the power to act alone in approving any action requiring a vote of the majority of our Ordinary Shares and to elect all of our directors.

Material Transactions with Related Parties

Due to related party

As of March 31, 2020 and September 30, 2019, the balances due to related party were $513,874 and $54,705 , respectively, which mainly consisted of advances from our principal shareholder for working capital purposes in our normal course of business. These advances are non-interest bearing and due on demand.

Loan guarantee provided by Foshan Shangyu

In connection with our borrowings from LRC Bank, our controlling shareholder, Mr. Gang Lai, and Foshan Shangyu jointly signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard our borrowings. For details, see “Notes to the Financial Statements – Note 8.”

Employment Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our memorandum and articles of association, as amended from time to time, are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Law (2020 Revision) of the Cayman Islands, or the “Cayman Companies Law,” on December 11, 2019. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Ordinary Shares

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

Our authorized share capital is $312,500 divided into 100,000,000 Ordinary Shares, par value $0.003125 per share. Subject to the provisions of the Cayman Companies Law and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Law. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be 21,000,000 Ordinary Shares issued and outstanding, assuming no exercise of the over-allotment option, held by at least 300 shareholders and beneficial owners which is the minimum requirement by Nasdaq. Shares sold in this offering will be delivered against payment from the underwriter upon the closing of the offering in New York, New York, on or about [●], 2020.

Listing

We have applied and received the approval from Nasdaq to list the Ordinary Shares on the Nasdaq Capital Market under the symbol “UPC”. However, there can be no assurance that the offering will be closed and our Ordinary Shares will be trading on Nasdaq Capital Market.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Transhare Corporation.

Dividends

Subject to the provisions of the Cayman Companies Law and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Law regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote per Ordinary Share. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Law, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Law and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any capital call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is our director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Law.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Law and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Law, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of Ordinary Shares complies with applicable rules of Nasdaq, a shareholder may transfer Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

(a)	where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

This, however, is unlikely to affect market transactions of the Ordinary Shares purchased by investors in the public offering. Once the Ordinary Shares have been listed, the legal title to such Ordinary Shares and the registration details of those Ordinary Shares in the Company’s register of members will remain with Depository Trust Company (“DTC”). All market transactions with respect to those Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Companies Law to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Law to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Law and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Law and our memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. To the extent allowed by the Cayman Companies Law, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Law) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Law, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Law, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, a statement of the shares held by each shareholder, and of the amount paid or agreed to be considered as paid, on the shares of each shareholder;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Companies Law, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Law is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Law and the current Companies Act of the United Kingdom. In addition, the Cayman Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Law applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

	Delaware	Cayman Islands

Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.	As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Law imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Limitations on Personal Liability of Directors	Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.	The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of Officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our amended and restated articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Interested Directors	Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Cayman Companies Law requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	The Cayman Companies Law defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	No cumulative voting for the election of directors unless so provided in the memorandum and articles of association.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.	Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

The Cayman Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that: (a) the statutory provisions as to the required majority vote have been met; (b) the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class; (c) the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and (d) the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge: (a) an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders; (b) an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and (c) an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Inspection of Corporate Records	Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the register of mortgages or charges) of the company. However, these rights may be provided in the company’s memorandum and articles of association.

Shareholder Proposals	Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.	The Cayman Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Approval of Corporate Matters by Written Consent	Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.	The Cayman Companies Law allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Cayman Companies Law does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association. Please see above.

Dissolution; Winding Up	Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.	Under the Cayman Companies Law and our amended and restated articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Law (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Law (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Law (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands – Privacy Notice

This privacy notice explains the manner in which the Company collects, processes and maintains personal data about investors of the Company pursuant to the Data Protection Law, 2017 of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (the “DPL”).

The Company is committed to processing personal data in accordance with the DPL. In its use of personal data, the Company will be characterized under the DPL as a ‘data controller’, whilst certain of the Company’s service providers, affiliates and delegates may act as ‘data processors’ under the DPL. These service providers may process personal information for their own lawful purposes in connection with services provided to the Company.

By virtue of making an investment in the Company, the Company and certain of the Company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the Company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the Company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the Company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the Company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPL. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data. The Company will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPL, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils the Company’s obligation in this respect) (b) the right to obtain a copy of your personal data (c) the right to require us to stop direct marketing (d) the right to have inaccurate or incomplete personal data corrected (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial) (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data (h) the right to complain to the Office of the Ombudsman of the Cayman Islands and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, and although we expect to make an application for the Ordinary Shares to be listed on the Nasdaq Capital Market, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding Ordinary Shares held by public shareholders representing approximately 31.25% of our Ordinary Shares in issue. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

We have agreed not to, for a period of 180 days from the effective date of this registration statement, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this offering, any of our Ordinary Shares or securities that are substantially similar to our Ordinary Shares, including but not limited to any options or warrants to purchase our Ordinary Shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Ordinary Shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the underwriter.

Furthermore, each of our principal shareholders (5% or more shareholders) of our Ordinary Shares (including our chief executive officer and chairman of the board) will enter into an identical lock-up agreement for a period of six (6) months from the date on which the trading of the Ordinary Shares on the Nasdaq Stock Exchange commences, subject to certain exceptions, with respect to our Ordinary Shares and securities that are substantially similar to our Ordinary Shares.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

All of our Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●

1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately 210,000 shares immediately after this offering, assuming the underwriter does not exercise their over-allotment option; or

●	the average weekly trading volume of the Ordinary Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

The following discussion of material PRC, Cayman Islands, and United States federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local, and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of AllBright Law Offices, our PRC counsel.

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

Enterprise Income Tax

According to the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which was promulgated by the SCNPC on March 16, 2007, and became effective on January 1, 2008, and then amended on February 24, 2017, and the Implementation Rules of the EIT Law, or the Implementation Rules, which were promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.

We are an exempted company incorporated with limited liability in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiaries, Universe Technology, Jiangxi Universe, and Universe Trade. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Universe INC does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Universe INC and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Universe INC, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Universe INC and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT law provides that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. AllBright Law Offices, our PRC counsel, is unable to provide a “will” opinion because it believes that it is more likely than not that we and our offshore subsidiaries would be treated as non-resident enterprises for PRC tax purposes because we do not meet some of the conditions outlined in SAT Notice 82. In addition, AllBright Law Offices is not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore, AllBright Law Offices believes that it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income. See “Risk Factors—Risks Related to Doing Business in China—Under the EIT Law, we may be classified as a ‘resident enterprise’ of China. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Currently, as resident enterprises in the PRC, Universe Technology as well as Jiangxi Universe and its subsidiary in PRC are subject to the enterprise income tax at the rate of 25%, except that once an enterprise meets certain requirements and is identified as a small-scale minimal profit enterprise, the part of its taxable income not more than RMB1 million is subject to a reduced rate of 5% and the part between RMB1 million and 3 million is subject to a reduced rate of 10%. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that Jiangxi Universe is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.

Value-added Tax

Pursuant to the Provisional Regulations on Value-Added Tax of the PRC (《中华人民共和国增值税暂行条例》), or the VAT Regulations, which were promulgated by the State Council on December 13, 1993, and amended on November 10, 2008, February 6, 2016, and November 19, 2017, respectively, and the Implementation Rules of the Provisional Regulations on Value Added Tax of the PRC (《中华人民共和国增值税暂行条例实施细则》) promulgated by the MOF on December 25, 1993 and amended on December 15, 2008 and October 28, 2011, respectively, entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the People’s Republic of China are taxpayers of value-added tax. The VAT rate is 17% for taxpayers selling goods, labor services, or tangible movable property leasing services or importing goods, except otherwise specified; 11% for taxpayers selling goods, labor services, or tangible movable property leasing services or importing goods, except otherwise specified; 6% for taxpayers selling services or intangible assets.

According to Provisions in the Notice on Adjusting the Value added Tax Rates (Cai Shui [2018] No. 32), or the Notice, issued by the SAT and the MOF, where taxpayers make VAT taxable sales or import goods, the applicable tax rates shall be adjusted from 17% to 16% and from 11% to 10%, respectively. The Notice took effect on May 1, 2018, and the adjusted VAT rates took effect at the same time.

On March 23, 2016, the MOF and the SAT jointly issued the Circular of Full Implementation of Business Tax to VAT Reform (the “Circular 36”) (《关于全面推开营业税改征增值税试点的通知》), which confirms that business tax will be completely replaced by VAT from May 1, 2016. The Notice of the MOF and the SAT on the Adjustment to VAT Rates (《关于调整增值税税率的通知》), promulgated on April 4, 2018 and effective as of May 1, 2018, adjusted the applicative rate of VAT. The deduction rates of 17% and 11% applicable to the taxpayers who have VAT taxable sales activities or imported goods are adjusted to 16% and 10%, respectively. For the export goods to which a tax rate of 17% was originally applicable and the export rebate rate was 17%, the export rebate rate is adjusted to 16%. For the export goods and cross-border taxable activities to which a tax rate of 11% was originally applicable and the export rebate rate was 11%, the export rebate rate is adjusted to 10%. Pursuant to such circular, the Value Added Tax Pilot Program has been applicable nationwide since May 1, 2016.

Subsequently, the Notice on Policies for Deepening Reform of Value-added Tax was issued by the SAT, the MOF and the General Administration of Customs on March 30, 2019 and took effective on April 1, 2019, which further adjusted the applicable tax rate for taxpayers making VAT taxable sales or importing goods. The applicable tax rates shall be adjusted from 16% to 13% and from 10% to 9%, respectively.

According to the VAT Regulations and the related rules, as of the date of this prospectus, as taxpayers selling goods, Jiangxi Universe and its consolidated affiliated entities are generally subject to 13% VAT rate.

Dividend Withholding Tax

Pursuant to the Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income (《内地和香港特别行政区关于所得税避免双重征税和防止偷税漏税的安排》) effective on August 21, 2006, no more than 5% withholding tax rate applies to dividends paid by a PRC company to a Hong Kong resident, provided that the recipient is a company that holds at least 25% of the capital of the PRC company. The 10% withholding tax rate applies to dividends paid by a PRC company to a Hong Kong resident if the recipient is a company that holds less than 25% of the capital of the PRC company.

Furthermore, pursuant to the Circular of the SAT on Relevant Issues Concerning the Implementation of Dividend Clauses in Tax Treaties (《国家税务总局关于执行税收协定股息条款有关问题的通知》), which was promulgated and effective on February 20, 2009, all of the following requirements should be satisfied where a fiscal resident of the other party to the tax agreement needs to be entitled to such tax agreement treatment as being taxed at a tax rate specified in the tax agreement for the dividends paid to it by a PRC resident company: (1) such a fiscal resident who obtains dividends should be a company as provided in the tax agreement; (2) owner’s equity interests and voting shares of the PRC resident company directly owned by such a fiscal resident reaches a specified percentage; and (3) the equity interests of the PRC resident company directly owned by such a fiscal resident, at any time during the 12 months prior to the acquisition of the dividends, reaches a percentage specified in the tax agreement.

In addition, according to Administrative Measures on Entitlement of Non-residents to Treatment under Tax Treaties (《非居民纳税人享受税收协定待遇管理办法》), promulgated by the SAT on August 27, 2015, which became effective on November 1, 2015 and was amended on June 15, 2018, where a non-resident enterprise that receives dividends from a PRC resident enterprise wishes to enjoy the favorable tax benefits, it may be entitled to the convention treatment itself when filing a tax return or making a withholding declaration through a withholding agent, subject to the subsequent administration by the tax authorities.

As of the date of this prospectus, when considered as a non-PRC resident investor, which is much more likely to happen than not, Universe HK shall be subject to the dividend withholding tax at the rate of 10%. Upon identified as the Hong Kong resident enterprise stipulated by the Double Tax Avoidance Arrangement and other applicable laws, the withholding tax may be reduced to 5%.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares);

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Ordinary Shares through partnerships or other pass-through entities;

●	beneficiaries of a trust holding our Ordinary Shares; or

●	persons holding our Ordinary Shares through a trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC (defined below) rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC (defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is not income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating Jiangxi Universe as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with Jiangxi Universe, and as a result, we are treating Jiangxi Universe as our wholly-owned subsidiary for U.S. federal income tax purposes. If we are not treated as owning Jiangxi Universe for United States federal income tax purposes, we would likely be treated as a PFIC. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the underwriter named below has agreed to purchase, and we have agreed to sell to them, severally, the number of Ordinary Shares indicated below:

Underwriter	Number of Ordinary Shares
Univest Securities, LLC	5,000,000
Total	5,000,000

The underwriter is offering the Ordinary Shares subject to its acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The underwriter is obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such Ordinary Shares are taken. However, the underwriter is not required to take or pay for the Ordinary Shares covered by the underwriter’s option to purchase additional Ordinary Shares described below.

We have granted to the underwriter an option, exercisable for 45 days from the effective date of this registration statement, to purchase up to 750,000 additional Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriter may exercise this option solely for the purpose of cover over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, the underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Ordinary Shares as the number listed in the preceding table bears to the total number of Ordinary Shares listed in the preceding table.

The underwriter will offer the Ordinary Shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of 4% of the offering price per Ordinary Share. After this offering, the initial public offering price, concession, and reallowance to dealers may be reduced by the representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriter as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Discounts and Expenses

The underwriting discounts are equal to the following percentages of the initial public offering price set forth on the cover of this prospectus. (i) seven percent (7%) for the first $10 million Ordinary Shares sold; (b) four percent (4%) for any amount of Ordinary Shares in excess of $10 million but below $20 million; and (c) three percent and half (3.5%) for any amount of Ordinary Shares in excess of $20 million.

The following table shows the per Ordinary Share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional 750,000 Ordinary Shares.

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Initial public offering price (1)	$6.00	$30,000,000	$34,500,000
Underwriting discounts to be paid by us	$0.0483/0.0466	$1,450,000	$1,607,500
Proceeds, before expenses, to us	$5.9517	$28,550,000	$32,892,500

(1)	Initial public offering price per share is assumed as $6.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

We have agreed to reimburse the underwriter up to a maximum of $230,000 for out-of-pocket accountable expenses, including: (i) all reasonable travel and lodging expenses incurred by the underwriter and its counsel in connection with visits to, and examinations of, our company; (ii) background check on the Company’s principal shareholders, directors and officers; (iii) the costs of all mailing and printing of the placement documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto, and as many preliminary and final prospectuses as the underwriter may reasonably deem necessary; (iv) the fees and expenses of the transfer agent for such Ordinary Shares; and (v) the reasonable cost for road show meetings and preparation of a power point presentation. In addition, at the closing of the offering, the Company shall reimburse the underwriter one percent (1%) of the gross proceeds of the offering as non-accountable expenses.

We paid an expense deposit of $50,000 to the underwriter upon the execution of the engagement letter between us and the underwriter dated May 26, 2020 (the “Engagement Letter”), and an additional $30,000 upon the Company’s receipt of the acceptance of the Company’s filing by the SEC, for the underwriter’s anticipated out-of-pocket expenses; any expense deposits will be returned to us to the extent the underwriter’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We have applied and received the approval letter from Nasdaq to have our Ordinary Shares listed on Nasdaq Capital Market under the symbol “UPC”. However, there can be no assurance that the offering will be closed and our Ordinary Shares will be trading on Nasdaq Capital Market.

Underwriter Warrants

In addition, we have agreed to issue warrants to the underwriter of the underwriter, for a nominal consideration of $0.001 per warrant, to purchase a number of Ordinary Shares equal to 6% of the total number of Ordinary Shares sold in this offering (not including any over-allotment Ordinary Shares sold in the over-allotment option) (the “Underwriter Warrants”). Such warrants shall have an exercise price equal to 110% of the offering price of the Ordinary Shares sold in this offering. The Underwriter Warrants may be purchased in cash or via cashless exercise, will be exercisable for five (5) years from the effective date of the registration statement of which this prospectus forms a part, and will terminate on the fifth anniversary of the date thereafter. The Underwriter Warrants and the underlying Ordinary Shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Underwriter Warrants nor any of our Ordinary Shares issued upon exercise of the Underwriter Warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning on the date of commencement of sales of the public equity offering. In addition, although the Underwriter Warrants and the underlying Ordinary Shares are registered in the registration statement of which this prospectus forms a part, we have also agreed that the Underwriter Warrants will provide for registration rights in certain cases. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the Underwriter Warrants. The piggyback registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(g)(8)(D).

Right of First Refusal

In addition, the Company agrees that it shall provide the underwriter the right of first refusal (the “Right of First Refusal”), exercisable at the sole discretion of the underwriter, for one (1) year from earlier of (i) date of commencement of sales of this offering or (ii) the termination or expiration of the Engagement Letter, as amended on August 17, 2020 to provide investment banking service to the Company on an exclusive basis, including acting as leading manager for any underwritten public offering, as exclusive placement agent for any private financing by the Company, and as financial advisor in connection with any merger, business combination, recapitalization or sale of a majority or controlling portion of the equity or assets of the Company. The Right of First Refusal shall be subject to FINRA Rule 5110(g)(5), including that it may be terminated by the Company for cause, which shall be a breach by the underwriter of the Engagement Letter or a material failure by the underwriter to provide the services as contemplated by the Engagement Letter.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-Up Agreements

Each of our principal shareholders (5% or more shareholders) of our Ordinary Shares (including our chief executive officer and chairman of the board) will enter into an identical lock-up agreement for a period of six (6) months from the date on which the trading of the Ordinary Shares on the Nasdaq Stock Exchange commences, subject to certain exceptions, with respect to our Ordinary Shares.

Pricing of the Offering

Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price of the Ordinary Shares has been negotiated between us and the underwriter. Among the factors considered in determining the initial public offering price of the Ordinary Shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

Electronic Offer, Sale, and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in this offering and the underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of Ordinary Shares to selling group members for sale to its online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain, or otherwise affect the price of our Ordinary Shares. Specifically, the underwriter may sell more Ordinary Shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Ordinary Shares available for purchase by the underwriter under option to purchase additional Ordinary Shares. The underwriter can close out a covered short sale by exercising the option to purchase additional Ordinary Shares or purchasing Ordinary Shares in the open market. In determining the source of Ordinary Shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of Ordinary Shares compared to the price available under the option to purchase additional Ordinary Shares. The underwriter may also sell Ordinary Shares in excess of the option to purchase additional Ordinary Shares, creating a naked short position. The underwriter must close out any naked short position by purchasing Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriter may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our Ordinary Shares in this offering because such underwriter repurchases those Ordinary Shares in stabilizing or short covering transactions.

Finally, the underwriter may bid for, and purchase, our Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriter may engage in passive market making transactions in our Ordinary Shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares, where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Stamp Taxes

If you purchase Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and non-accountable expense allowance that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$4,643
Nasdaq Listing Fee	$5,000
FINRA Filing Fee	$2,000
Legal Fees and Expenses	$462,841
Accounting Fees and Expenses	$365,000
Printing and Engraving Expenses	$32,995
Underwriter out-of-pocket expenses and legal fees	$230,000
Transfer Agent Expenses	$2,400
Miscellaneous Expenses	$195,263
Total Expenses	$1,297,742

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Ordinary Shares sold in the offering.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to legal matters of United States federal securities law and New York State law. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by AllBright Law Offices. Certain legal matters with respect to the United States federal securities and New York law in connection with this Offering will be passed upon for the underwriter by Pryor Cashman LLP.

EXPERTS

The consolidated financial statements for the years ended September 30, 2019 and 2018, included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Friedman LLP is located at One Liberty Plaza, 165 Broadway, Floor 21, New York, NY 10006.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INDEX TO FINANCIAL STATEMENTS

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets as of March 31, 2020 and September 30, 2019	F-27
Unaudited Condensed Consolidated Statements of Income and Comprehensive Income for the Six Months ended March 31, 2020 and 2019	F-28
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Six Months ended March 31, 2020 and 2019	F-29
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months ended March 31, 2020 and 2019	F-30
Notes to Unaudited Condensed Consolidated Financial Statements	F-31 – F-51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders of

Universe Pharmaceuticals Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Universe Pharmaceuticals Inc. and its subsidiaries (collectively, the “Company”) as of September 30, 2019 and 2018, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2019.

New York, New York

April 24 , 2020, except Note 2 as to which the date is June 12, 2020, and Notes 11 and 14, as to which the date is August 17, 2020

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of September 30,
	2019	2018
ASSETS
CURRENT ASSETS
Cash	$3,177,321	$6,190,176
Accounts receivable, net	6,420,986	7,637,177
Inventories, net	2,615,155	8,120,436
Prepaid expenses and other current assets	16,300	8,484
TOTAL CURRENT ASSETS	12,229,762	21,956,273

Property, plant and equipment, net	4,566,932	5,075,695
Intangible assets, net	171,610	183,583
Investment in equity securities	700,500	728,000
Deferred tax assets	168,075	135,021
TOTAL NONCURRENT ASSETS	5,607,117	6,122,299

TOTAL ASSETS	$17,836,879	$28,078,572

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank loans	$2,521,800	$2,620,800
Accounts payable	1,937,095	2,938,221
Taxes payable	551,049	893,512
Due to related party	54,705	55,709
Dividend payable	-	11,648,000
Accrued expenses and other current liabilities	388,171	240,758
TOTAL CURRENT LIABILITIES	5,452,820	18,397,000

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.003125 par value, 100,000,000 shares authorized, 16,000,000 shares issued and outstanding	50,000	50,000
Additional paid in capital	3,679,000	3,679,000
Statutory reserve	2,439,535	2,439,535
Retained earnings	6,180,757	2,832,292
Accumulated other comprehensive income	34,767	680,745
TOTAL SHAREHOLDERS’ EQUITY	12,384,059	9,681,572

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,836,879	$28,078,572

*	Retrospectively restated for effect of the forward split of the outstanding ordinary shares at a ratio of 320-for-1 share on August 7, 2020, see Note 11.

The accompanying notes are an integral part of these consolidated financial statements

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the years ended September 30,
	2019	2018

REVENUE	$33,229,316	$28,514,180
COST OF REVENUE	19,821,831	15,105,265
GROSS PROFIT	13,407,485	13,408,915

OPERATING EXPENSES
Selling expenses	1,578,826	1,680,258
General and administrative expenses	1,457,393	1,282,946
Research and development expenses	618,437	789,382
Total operating expenses	3,654,656	3,752,586

INCOME FROM OPERATIONS	9,752,829	9,656,329

OTHER INCOME(EXPENSES)
Interest expense, net	(129,268)	(164,922)
Other income, net	2,760	5,014
Equity investment income	26,741	21,630
Total other expense	(99,767)	(138,278)

INCOME BEFORE INCOME TAX PROVISION	9,653,062	9,518,051

INCOME TAX PROVISION	2,101,597	1,915,118

NET INCOME	7,551,465	7,602,933

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(645,978)	(587,693)
COMPREHENSIVE INCOME	$6,905,487	$7,015,240

EARNINGS PER SHARE
Basic and diluted	$0.47	$0.48

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic and diluted*	16,000,000	16,000,000

*	Retrospectively restated for effect of the forward split of the outstanding ordinary shares at a ratio of 320-for-1 share on August 7, 2020, see Note 11.

The accompanying notes are an integral part of these consolidated financial statements.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2019 AND 2018

	Ordinary shares		Additional paid-in	Statutory	Retained earnings (Accumulated	Accumulated other comprehensive	Total shareholders’
	Shares*	Amount	capital	reserve	deficit)	income	equity

Balance at September 30, 2017	16,000,000	$50,000	$3,679,000	$2,348,034	$(311,140)	$1,268,438	$7,034,332
Appropriation to statutory reserve	-	-	-	91,501	(91,501)	-
Dividend declared	-	-	-	-	(4,368,000)	-	(4,368,000)
Net income for the year	-	-	-	-	7,602,933	-	7,602,933
Foreign currency translation adjustment	-	-	-		-	(587,693)	(587,693)

Balance at September 30, 2018	16,000,000	50,000	3,679,000	2,439,535	2,832,292	680,745	9,681,572

Dividend declared	-	-	-	-	(4,203,000)	-	(4,203,000)
Net income for the year	-	-	-	-	7,551,465	-	7,551,465
Foreign currency translation adjustment	-	-	-	-	-	(645,978)	(645,978)

Balance at September 30, 2019	16,000,000	$50,000	$3,679,000	$2,439,535	$6,180,757	$34,767	$12,384,059

*	Retrospectively restated for effect of the forward split of the outstanding ordinary shares at a ratio of 320-for-1 share on August 7, 2020, see Note 11.

The accompanying notes are an integral part of these consolidated financial statements.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended September 30,
	2019	2018

Cash flows from operating activities
Net income	$7,551,465	$7,602,933
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	418,431	452,733
Loss from disposal of fixed assets	2,085	-
Allowance for doubtful accounts	297,972	103,446
Inventory reserve	(187,271)	(188,641)
Deferred income tax provision (benefit)	(39,625)	17,538
Changes in operating assets and liabilities:
Accounts receivable	665,485	(2,815,443)
Inventories	5,586,177	(327,259)
Prepaid expenses and other current assets	(8,449)	29,348
Accounts payable	(924,444)	265,173
Taxes payable	(320,611)	444,790
Accrued expenses and other current liabilities	162,540	(1,129,019)
Net cash provided by operating activities	13,203,755	4,455,599

Cash flows from investing activities
Purchase of property and equipment	(86,324)	(145,095)
Proceeds from disposal of fixed assets	291	-
Net cash used in investing activities	(86,033)	(145,095)

Cash flows from financing activities
Proceeds from short-term bank loans	3,055,500	3,641,400
Repayment of bank loans	(3,055,500)	(5,508,000)
Dividend payment	(16,005,000)	(3,060,000)
Proceeds from related party borrowings	1,143	12,020
Net cash used in financing activities	(16,003,857)	(4,914,580)

Effect of changes of foreign exchange rates on cash	(126,720)	(189,162)
Net decrease in cash	(3,012,855)	(793,238)
Cash, beginning of year	6,190,176	6,983,414
Cash, end of year	$3,177,321	$6,190,176

Supplemental disclosure of cash flow information
Cash paid for interest expense	$135,717	$183,069
Cash paid for income tax	$2,257,893	$1,703,420

The accompanying notes are an integral part of these consolidated financial statements.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Universe Pharmaceuticals Inc. (“Universe INC” or the “Company”) was incorporated under the laws of the Cayman Islands on December 11, 2019 as an exempted company with limited liability.

Universe INC. owns 100% equity interest of Universe Pharmaceuticals (International) Group (“Universe HK”), an entity incorporated on May 21, 2014 in accordance with the laws and regulations in Hong Kong.

Jiangxi Universe Pharmaceuticals Technology Co., Ltd. (“Universe Technology”) was formed on April 4, 2019, as a Wholly Foreign-Owned Enterprise (“WOFE”) in the People’s Republic of China (“PRC”).

Universe INC, Universe HK and Universe Technology are currently not engaging in any active business operations and merely acting as holding companies.

Jiangxi Universe Pharmaceuticals Co., Ltd. (“Jiangxi Universe”) was incorporated on March 2, 1998 in accordance with PRC laws and is engaged in research and development and manufacturing of modernized traditional Chinese medicines. Jiangxi Universe owns 100% of the equity of Jiangxi Universe Pharmaceuticals Commercial Trade Co., Ltd. (“Universe Trade”) which was incorporated on March 10, 2010 to handle the sales and distribution of the pharmaceutical products manufactured by Jiangxi Universe.

Reorganization

A reorganization of our legal structure (“Reorganization”) was completed on December 11, 2019. The reorganization involved the incorporation of Universe INC and Universe Technology, and the transfer of the 100% equity interest of Jiangxi Universe to Universe Technology. Consequently, Universe INC, through its subsidiary Universe HK, directly controls Universe Technology and Jiangxi Universe, and became the ultimate holding company of all other entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (continued)

Upon the completion of the Reorganization, the Company has subsidiaries in countries and jurisdictions in the PRC, and Hong Kong. Details of the subsidiaries of the Company as of September 30, 2019 were set out below:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Universe INC	December 11, 2019	Cayman Islands	Parent, 100%	Investment holding

Universe HK	May 21, 2014	Hong Kong	100%	Investment holding

Universe Technology	April 18, 2019	PRC	100%	WOFE, Investment holding

Jiangxi Universe	March 2, 1998	PRC	100%	Research and development and manufacturing of modernized traditional Chinese medicines

Universe Trade	March 10, 2010	PRC	100%	Sales of modernized traditional Chinese medicines

The Company, through its wholly-owned subsidiaries, is primarily engaged in the development, manufacturing and sale of traditional Chinese medicines derivatives (“TCMD”) products targeted to the elderly to address their physical conditions in the aging process and to promote their general well-being. In addition, the Company also sells biochemical drugs, medical instruments, traditional Chinese medicine pieces products and dietary supplements (together “third-party products”). All of these TCMD and third-party products are currently sold to customers including pharmaceutical companies, hospitals, clinics and drugstore chains throughout China. .

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation

The accompanying consolidated financial statements include the financial statements of Universe INC, Universe HK, Universe Technology, Jiangxi Universe and Universe Trade. All inter-company balances and transactions are eliminated upon consolidation.

Uses of estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”), management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for estimated uncollectible receivables, inventory valuations, useful lives of property, plant and equipment, intangible assets, the recoverability of long-lived assets, provision necessary for contingent liabilities, revenue recognition and realization of deferred tax assets. Actual results could differ from those estimates.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Risks and Uncertainties

The main operation of the Company is located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations (see Note 14- Subsequent Events).

The development and commercialization of new pharmaceutical products is highly competitive, and the industry currently is characterized by rapidly changing technologies, significant competition and a strong emphasis on intellectual property. The Company may face competition with respect to our current and future pharmaceutical product candidates from major pharmaceutical companies in China.

Cash

Cash includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. The Company maintains most of its bank accounts in the PRC. Cash balances in bank accounts in PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

Accounts receivable, net

Accounts receivable are presented net of allowance for doubtful accounts. The Company determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trend. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the collection is not probable. Allowance for uncollectable balances amounted to $517,754 and $239,904 as of September 30, 2019 and 2018, respectively.

Inventories, net

Inventories are stated at net realizable value using weighted average method. Costs include the cost of raw materials, freight, direct labor and related production overhead. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. The Company evaluates inventories on a quarterly basis for its net realizable value adjustments, and reduces the carrying value of those inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging, expiration dates, as applicable, taking into consideration historical and expected future product sales. The Company recorded inventory reserve of $179,412 and $373,855 as of September 30, 2019 and 2018, respectively.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, accounts receivable, inventories, prepaid expenses and other current assets, accounts payable, short-term bank loans, accrued expenses and other current liabilities, taxes payable and due to related parties, approximate the fair value of the respective assets and liabilities as of September 30, 2019 and 2018 based upon the short-term nature of the assets and liabilities. The Company’s investment in equity securities is accounted for using the measurement alternative in accordance with ASC 321, which also approximate its recorded value.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is provided using the straight-line method over their expected useful lives, as follows:

Useful life
Buildings	20 years
Machinery and equipment	5–10 years
Automobiles	3–5 years
Office and electric equipment	3–5 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

Intangible Assets

Intangible assets consist primarily of land use rights and software. Under the PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or company. The government grants individuals and companies the right to use parcels of land for specified periods of time. Land use rights are stated at cost less accumulated amortization. Intangible assets are amortized using the straight-line method with the following estimated useful lives:

Useful life
Land use rights	50 years
Software	3 years

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of long-lived Assets

Long-lived assets with finite lives, primarily property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition below are the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of September 30, 2019 and 2018.

Investments in Equity Securities

The Company accounts for its equity investments in accordance with Accounting Standards Codification (“ASC”) 321 “Investments—Equity Securities” (“ASC 321”). In accordance with ASC 321, equity investment which the Company has no significant influence (generally less than a 20% ownership interest) with readily determinable fair values are accounted for at fair value based on quoted market prices with the changes in fair value recognized as unrealized gains or losses in earnings. Equity investment without readily determinable fair values are accounted for either at fair value or using the measurement alternative. Under the measurement alternative, the equity investments are measured at cost, less any impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment .

From March 2009 to September 2017, the Company invested approximately $0.7 million (RMB 5 million) in Jiangxi Jian Rural Commercial Bank (“JX RCB Bank”) in exchange for 5% ownership interest in the bank. The purpose of entering into these equity investment agreements with JX RCB Bank was to earn investment income as the bank continues to grow. The Company determined that this investment in equity securities does not have a readily determinable fair value and, accordingly, elected the measurement alternative noted above .

The Company initially recorded the investments at historical cost and subsequently records any dividends received from the net accumulated earnings of the investee as income As of September 30, 2019 and 2018, this investment amounted to $700,500 (RMB 5 million)and $728,000 (RMB 5 million), respectively, and was reported as long-term investment in equity investee on the consolidated balance sheets. Investment income amounted to $26,741 and $21,630 for the years ended September 31, 2019 and 2018, respectively.

The investments in equity securities are evaluated for impairment when facts or circumstances indicate that the fair value of the investment is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near term prospects of the investments; and (v) ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in fair value. There was no impairment for the Company’s investments in equity securities for the years ended September 30, 2019 and 2018.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition

The Company early adopted Accounting Standards Codification (“ASC”) 606 using the modified retrospective approach. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements. Therefore, no adjustments to opening retained earnings were necessary.

ASC 606, Revenue from Contracts with customers, establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

ASC 606 requires the use of a five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. The Company has assessed the impact of the guidance by reviewing its existing customer contracts and current accounting policies and practices to identify differences that would result from applying the new requirements, including the evaluation of its performance obligations, transaction price, customer payments, transfer of control and principal versus agent considerations. Based on the assessment, the Company concluded that there was no change to the timing and pattern of revenue recognition for its current revenue streams.

In accordance to ASC 606, the Company recognizes revenue when it transfers its goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. The Company accounts for the revenue generated from sales of its TCMD and third-party products on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. All of the Company’s contracts have one single performance obligation as the promise is to transfer the individual goods to customers, and there is no separately identifiable other promises in the contracts. The Company’s revenue streams are recognized at a point in time when title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. The Company’s products are sold with no right of return and the Company does not provide other credits or sales incentive to customers. Revenue is reported net of all value added taxes (“VAT”).

Contract Assets and Liabilities

Payment terms are established on the Company’s pre-established credit requirements based upon an evaluation of customers’ credit quality. Contract assets are recognized for in related accounts receivable. Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The contract liability balance can vary significantly depending on the timing when an order is placed and when shipment or delivery occurs. As of September 30, 2019 and 2018, other than accounts receivable and advances from customers, the Company had no other material contract assets, contract liabilities or deferred contract costs recorded on its consolidated balance sheet. Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in selling, general and administrative expense when incurred.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Disaggregation of Revenues

The Company disaggregates its revenue from contracts by product types, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the years ended September 30, 2019 and 2018 are disclosed in Note 13 of this consolidation financial statements.

Research and development expenses

The Company expenses all internal research and development costs as incurred, which primarily comprise employee costs, internal and external costs related to execution of studies, including manufacturing costs, facility costs of the research center, and amortization and depreciation to intangible assets and property, plant and equipment used in the research and development activities. For the years ended September 30, 2019 and 2018, total research and development expense were approximately $618,437 and $789,382, respectively.

Advertising expense

Advertising expenses primarily relate to promotion of the Company’s brand name and products through outdoor billboards and social media such as Weibo and WeChat. Advertising expenses are included in selling expenses in the consolidated statements of income and comprehensive income. Advertising expenses amounted to $367,513 and $488,423 for the years ended September 30, 2019 and 2018, respectively.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended September 30, 2019 and 2018. The Company does not believe there was any uncertain tax provision at September 30, 2019 and 2018.

The Company’s operating subsidiary in China is subject to the income tax laws of the PRC. No significant income was generated outside the PRC for the fiscal years ended September 30, 2019 and 2018. As of September 30, 2019, all of the Company’s tax returns of its PRC Subsidiaries remain open for statutory examination by PRC tax authorities.

Value added tax (“VAT”)

Sales revenue represents the invoiced value of goods, net of VAT. The VAT is based on gross sales price and VAT rates range up to 17% (starting from May 1, 2018, VAT rate was lowered to 16%, and starting from April 1, 2019, VAT rate was further lowered to 13%), depending on the type of products sold. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. The Company recorded a VAT payable or receivable net of payments in the accompanying consolidated financial statements.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of September 30, 2019 and 2018, there were no dilutive shares.

Foreign currency translation

The functional currency for Universe INC is the U.S Dollar (“US$”). Universe HK uses Hong Kong dollar as its functional currency. However, Universe INC and Universe HK currently only serve as the holding companies and did not have active operation as of the date of this prospectus. The Company operates only in the PRC, the Company’s functional currency is the Chinese Yuan (“RMB”). The Company’s consolidated financial statements have been translated into the reporting currency U.S. Dollars (“US$”).

Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income (loss). Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	September 30, 2019	September 30, 2018
Year-end spot rate	US$1=RMB 7.1378	US$1=RMB 6.8681
Average rate	US$1=RMB 6.8729	US$1=RMB 6.5359

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in other comprehensive income (loss) in the consolidated statements of income and comprehensive income.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations are formulated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Employee Defined Contribution Plan

The Company’s subsidiaries in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which pension, work-related injury benefits, maternity insurance, medical insurance, unemployment benefit and housing fund are provided to eligible full-time employees. The relevant labor regulations require the Company’s subsidiaries in the PRC to pay the local labor and social welfare authorities monthly contributions based on the applicable benchmarks and rates stipulated by the local government. The contributions to the plan are expensed as incurred. Employee social security and welfare benefits included as expenses in the accompanying statements of income and comprehensive income amounted to $274,091 and $256,635 for the years ended September 30, 2019 and 2018, respectively.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. The new guidance requires the lessee to record operating leases on the balance sheet with a right-of-use asset and corresponding liability for future payment obligations. In July 2018, FASB issued ASU 2018-11 Leases (Topic 842) – Targeted Improvements that reduces costs and eases implementation of the leases standard for financial statement preparers. The ASU simplifies transition requirements and, for lessors, provides a practical expedient for the separation of non-lease components from lease components. . In November 2019, FASB released ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which modified the implementation date of the standard. For public entities, the guidance will be effective for fiscal year beginning after December 15, 2018 and interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. As an emerging growth company, the Company will adopt this guidance effective October 1, 2021. The Company does not expect the cumulative effect resulting from the adoption of this guidance will have a material impact on its consolidated financial statements.

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for all entities for fiscal years and interim periods within those fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The Company does not expect this guidance will have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Accounting Standards Update 2019-04 Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and Accounting Standards Update 2019-05, Targeted Transition Relief. For public entities, ASU 2016-13 and its amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. As an emerging growth company, the Company plans to adopt this guidance effective October 1, 2023. The Company is currently evaluating the impact of its pending adoption of ASU 2016-13 on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, which is fiscal 2021 for us, with early adoption permitted. The Company does not expect adoption of the new guidance to have a significant impact on our financial statements.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following:

	September 30, 2019	September 30, 2018
Accounts receivable	$6,938,740	$7,877,081
Less: allowance for doubtful accounts	(517,754)	(239,904)
Accounts receivable, net	$6,420,986	$7,637,177

The Company’s accounts receivable primarily includes balance due from customers when the Company’s pharmaceutical products are sold and delivered to customers. As of date of this prospectus, approximately 98%, or $6.3 million, of the Company’s net account receivable balance at September 30, 2019 has been subsequently collected.

Allowance for doubtful accounts movement is as follows:

	September 30, 2019	September 30, 2018
Beginning balance	$239,904	$146,029
Additions	297,972	103,446
Reductions	-	-
Foreign currency translation adjustments	(20,122)	(9,571)
Ending balance	$517,754	$239,904

NOTE 4 — INVENTORY, NET

Inventory consists of the following:

	September 30, 2019	September 30, 2018
Raw materials	$1,175,310	$1,953,513
Work-in-progress	-	342,102
Finished goods	1,619,257	6,198,676
Inventory valuation allowance	(179,412)	(373,855)
Total inventory, net	$2,615,155	$8,120,436

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consists of the following:

	September 30, 2019	September 30, 2018
Buildings	$7,066,548	$7,343,964
Machinery and equipment	1,413,186	1,443,712
Automobiles	133,758	136,909
Office and electric equipment	411,671	416,042
Subtotal	9,025,163	9,340,627
Less: accumulated depreciation	(4,458,231)	(4,264,932)
Property and equipment, net	$4,566,932	$5,075,695

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT, NET (continued)

Depreciation expense was $413,199 and $445,923 for the years ended September 30, 2019 and 2018, respectively.

NOTE 6 — INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	September 30, 2019	September 30, 2018
Land use rights	$251,898	$261,787
Software	21,145	21,975
Total	273,043	283,762
Less: accumulated amortization	(101,433)	(100,179)
Intangible assets, net	$171,610	$183,583

Amortization expense was $5,232 and $6,810 for the years ended September 30, 2019 and 2018, respectively.

Estimated future amortization expense for intangible assets is as follows:

Years ending September 30,	Amortization expense

2020	$5,038
2021	5,038
2022	5,038
2023	5,038
2024	5,038
Thereafter	146,420
$171,610

NOTE 7 — SHORT-TERM BANK LOANS

Short-term bank loans consist of the following:

	Note	September 30, 2019	September 30, 2018
Short-term bank loans:
Loans payable to Jiangxi Luling Rural Commercial Bank (“LRC Bank”):
Maturity date on June 26, 2019, interest rate 5.655% per annum	(1)	$-	$1,456,000
Maturity date on November 29, 2018, interest rate 5.655% per annum	(2)	-	436,800
Maturity date on September 25, 2019, interest rate 5.655% per annum	(3)	-	728,000
Maturity date on June 25, 2020, interest rate 5.655% per annum	(4)	1,401,000	-
Maturity date on September 25, 2020, interest rate 5.655% per annum	(5)	1,120,800	-
Total short-term bank loans		$2,521,800	$2,620,800

(1)	On June 27, 2018, the Company’s subsidiary Jiangxi Universe signed a loan agreement with Jiangxi Luling Rural Commercial Bank (“LRC Bank”) to borrow RMB10 million (equivalent to $1,456,000) as working capital for one year, with the maturity date on June 26, 2019. The fixed interest rate of the loan was 5.655% per annum. Related parties including Mr. Gang Lai, the Company’s controlling shareholder, and Foshan Shangyu Investment Holding Co., Ltd. (“Foshan Shangyu”), an affiliated entity controlled by Mr. Gang Lai, and two unrelated individuals jointly signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard this loan. Foshan Shangyu has no other business transaction with the Company except providing loan guarantee. That loan was fully paid upon maturity.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — SHORT-TERM BANK LOANS (continued)

(2)	On November 30, 2017, the Company’s subsidiary Universe Trade signed a loan agreement with Jiangxi Luling Rural Commercial Bank (“LRC Bank”) to borrow RMB3 million (equivalent to $436,800) as working capital for one year, with the maturity date on November 29, 2018. The fixed interest rate of the loan was 5.655% per annum. Related parties including Mr. Gang Lai, the Company’s controlling shareholder, Foshan Shangyu Investment Holding Co., Ltd., an affiliated entity controlled by Mr. Gang Lai, and Jiangxi Universe, and two unrelated individuals jointly signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard this loan. The Company repaid this loan in full upon maturity.

(3)	On September 26, 2018, the Company’s subsidiary Universe Trade signed a loan agreement with Jiangxi Luling Rural Commercial Bank (“LRC Bank”) to borrow RMB5 million (equivalent to $728,000) as working capital for one year, with the maturity date on September 25, 2019. The fixed interest rate of the loan was 5.655% per annum. Related parties including Mr. Gang Lai, the Company’s controlling shareholder, and Foshan Shangyu Investment Holding Co., Ltd., an affiliated entity controlled by Mr. Gang Lai, and three unrelated individuals jointly signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard this loan. The loan was fully repaid upon maturity.

(4)	On June 26, 2019, the Company’s subsidiary Jiangxi Universe signed a loan agreement with Jiangxi Luling Rural Commercial Bank (“LRC Bank”) to borrow RMB 10 million (equivalent to $1,401,000) as working capital for one year, with the maturity date on June 25, 2020. The fixed interest rate of the loan was 5.655% per annum. Related parties including Mr. Gang Lai, the Company’s controlling shareholder, and Foshan Shangyu Investment Holding Co., Ltd., an affiliated entity controlled by Mr. Gang Lai, and three unrelated individuals jointly signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard this loan.

(5)	On September 26, 2019, the Company’s subsidiary Universe Trade signed a loan agreement with Jiangxi Luling Rural Commercial Bank (“LRC Bank”) to borrow RMB 8 million (equivalent to $1,120,800) as working capital for one year, with the maturity date on September 25, 2020. The fixed interest rate of the loan was 5.655% per annum. Related parties including Mr. Gang Lai, the Company’s controlling shareholder, Foshan Shangyu Investment Holding Co., Ltd., an affiliated entity controlled by Mr. Gang Lai, and the Company’s subsidiaries Jiangxi Universe and Universe Technology, as well as three unrelated individuals jointly signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard this loan.

For the above-mentioned loans, the Company recorded a total interest expense of $135,717 and $183,069 for the years ended September 30, 2019 and 2018, respectively.

NOTE 8 — RELATED PARTY TRANSACTIONS

(a)	Due to related party

As of September 30, 2019 and 2018, the balance due to related party mainly consisted of advances from the Company’s principal shareholder for working capital purposes during the Company’s normal course of business. These advances are non-interest bearing and due on demand.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — RELATED PARTY TRANSACTIONS (continued)

(b)	Loan guarantee provided by related party

In connection with the Company’s bank borrowings from LRC Bank, the Company’s chief executive officer Mr. Gang Lai and Foshan Shangyu Investment Holding Co., Ltd., an affiliated entity controlled by him, jointly signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard the Company’s loans from LRC Bank (see Note 7).

NOTE 9 — TAXES

(a)	Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current tax laws of the Cayman Islands, Universe INC is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

Hong Kong

Universe HK is incorporated in Hong Kong and is subject to profit taxes in Hong Kong at a rate of 16.5%. However, Universe HK did not generate any assessable profits derived from Hong Kong sources for the fiscal years ended September 30, 2019 and 2018, and accordingly no provision for Hong Kong profits tax has been made in these periods.

(a)	Corporate Income Taxes (“CIT”) (continued)

PRC

Under the Enterprise Income Tax (“EIT”) Law of PRC, domestic enterprises and Foreign Investment Enterprises (“FIEs”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on a case-by-case basis. EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for their HNTE status every three years. Jiangxi Universe, one of the Company’s main operating subsidiaries in PRC, was approved as a HNTE and is entitled to a reduced income tax rate of 15% beginning November 2016 with a term of three years. EIT is typically governed by the local tax authority in PRC. Each local tax authority at times may grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The corporate income taxes for the years ended September 30, 2019 and 2018 were reported at a blended reduced rate as a result of Jiangxi Universe being approved as a HNTE and enjoying a 15% reduced income tax rate. Universe Trade is subject to a standard 25% income tax rate. The impact of the tax holidays noted above decreased PRC corporate income taxes by $312,357 and $471,275 for the years ended September 30, 2019 and 2018, respectively. The benefit of the tax holidays on net income per share (basic and diluted) $0.02 and $0.03 for the years ended September 30, 2019 and 2018, respectively.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — TAXES (continued)

The components of the income tax provision (benefit) are as follows:

	For the Years Ended September 30,
	2019	2018
Current tax provision
Cayman Islands	$-	$-
Hong Kong	-	-
PRC	2,141,222	1,897,580
	$2,141,222	$1,897,580
Deferred tax provision (benefit)
Cayman	$-	$-
Hong Kong	-	-
PRC	(39,625)	17,538
	(39,625)	17,538
Income tax provision	$2,101,597	$1,915,118

The following table reconciles the China statutory rates to the Company’s effective tax rate for the years ended September 30, 2019 and 2018:

	For the Years Ended September 30,
	2019	2018
China Income tax statutory rate	25.0%	25.0%
Effect of income tax holiday	(3.3)%	(5.0)%
Permanent difference	0.1%	0.1%
Effective tax rate	21.8%	20.1%

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of September 30, 2019, all of the Company’s tax returns of its PRC Subsidiaries remain open for statutory examination by PRC tax authorities.

(b)	Taxes payable

Taxes payable consist of the following:

	September 30, 2019	September 30, 2018
Income tax payable	$385,092	$513,348
Value added tax payable	123,190	307,374
Other taxes payable	42,767	72,790
Total taxes payable	$551,049	$893,512

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — CONCENTRATIONS

A majority of the Company’s revenue and expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

As of September 30, 2019 and 2018, $3,171,961 and $6,180,199 of the Company’s cash was on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure. For the years ended September 30, 2019 and 2018, the Company’s substantial assets were located in the PRC and the Company’s substantial revenues were derived from its subsidiaries located in the PRC.

For the years ended September 30, 2019 and 2018, no single customer accounted for more than 10% of the Company’s total revenue. The Company’s top 10 customers aggregately accounted for 34.5% and 31.6% of the total revenue for the years ended September 30, 2019 and 2018, respectively.

Sales of one of the Company’s major product, Guben Yanling Pill, accounted for 32.4% and 25.9% of the Company’s total revenue for the years ended September 30, 2019 and 2018, respectively.

As of September 30, 2019, three customers accounted for 12.6%, 11.8% and 10.8% of the total accounts receivable balance, respectively. As of September 30, 2018, two customers accounted for 13.3% and 10.2% of the total outstanding accounts receivable balance.

For the years ended September 30, 2019 and 2018, one supplier accounted for approximately 14.1% and 15.2% of the total purchases, respectively.

NOTE 11 — SHAREHOLDERS’ EQUITY

Ordinary Shares

Universe INC was incorporated under the laws of the Cayman Islands on December 11, 2019. The original authorized number of ordinary shares was 50,000 shares with par value of US$1.00 per share and 50,000 shares were issued. On August 7, 2020, the Company amended its Memorandum of Association to increase the authorized number of shares to 100,000,000 shares with par value of $0.003125 per share, and subdivide the original issued shares from 50,000 shares at par value of $1.00 per share to 16,000,000 ordinary shares with par value of $0.003125 per share. As a result of this forward split of the outstanding ordinary shares at a ratio of 320-for-1 share, there is a total of 16,000,000 shares issued and outstanding. The issuance of these 16,000,000 shares is considered part of the Reorganization of the Company, which was retroactively applied as if the transaction occurred at the beginning of the period presented (see Note 1).

Cash dividends

On September 21, 2016, September 13, 2017, February 2, 2018, September 20, 2018 and February 21, 2019, the board of directors of Jiangxi Universe approved resolutions to pay cash dividend of RMB40 million, RMB30 million, RMB20 million, RMB10 million and RMB30 million, respectively, to its shareholders at the time of record out of the retained earnings balance of Jiangxi Universe, to be paid to these shareholders when there are sufficient available earnings and the Company has sufficient funds. A total of RMB130 million (approximately $19.1 million) cash dividend was declared from September 2016 to February 2019, among which approximately RMB20 million ($3.1 million) was paid in cash to its shareholders in 2018 and the remaining RMB 110 million ($16 million) was paid to its shareholders in 2019.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — SHAREHOLDERS’ EQUITY (continued)

Except for the dividends declared mentioned above, the Company has not declared or paid dividends to its shareholders in the past, and may not choose to make additional distributions in the future. Any decision as to the payment of dividends will depend on the available earnings, the capital requirements of the Company, the Company’s general financial condition and other factors deemed pertinent by the board of directors.

Statutory reserve and restricted net assets

The Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China.

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the board of directors. The statutory reserve may be applied against prior year losses, if any, and may be used for general business expansion and production or increase in registered capital, but are not distributable as cash dividends.

Relevant PRC laws and regulations restrict the Company’s PRC subsidiaries from transferring a portion of their net assets, equivalent to its statutory reserves and their share capital, to the Company in the form of loans, advances or cash dividends. Only PRC entities’ accumulated profits may be distributed as dividends to the Company without the consent of a third party. As of September 30, 2019 and 2018, the restricted amounts as determined pursuant to PRC statutory laws totalled $2,439,535, and total restricted net assets amounted to $6,168,535.

NOTE 12 — CONTINGENCIES

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. For the years ended September 30, 2019 and 2018, the Company did not have any material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

NOTE 13 — SEGMENT REPORTING

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The management of the Company concludes that it has only one reporting segment. The Company develops, manufactures and sells traditional Chinese medicine derivatives (“TCMD”) products targeted to the elderly to address their physical conditions in the aging process and to promote their general well-being. In addition, the Company also sells biochemical drugs, medical instruments, Traditional Chinese Medicine Pieces products and dietary supplements manufactured by third-party pharmaceutical companies (“third-party products”). All of these products are currently sold in China.

The Company’s products have similar economic characteristics with respect to raw materials, vendors, marketing and promotions, customers and methods of distribution. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company, rather than by product types or geographic area; hence the Company has only one reporting segment.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — SEGMENT REPORTING (continued)

Revenue by product source

	For the year ended September 30,
	2019	2018
Sales of TCMD products manufactured by the Company	$20,895,542	$17,620,823
Sales of third-party products	12,333,774	10,893,357
Total revenue	$33,229,316	$28,514,180

Revenue by product categories

The summary of our total revenues by product categories for the years ended September 30, 2019 and 2018 was as follows:

	For the years ended September 30,
	2019	2018

Sales of TCMD products:
Medicinal liquor products	$2,356,015	$2,857,283
Other chronic condition treatment products	14,056,228	10,529,642
Cold and flu medicines	4,483,299	4,233,898
Sub-total of TCMD products sales	20,895,542	17,620,823

Sales of third-party products:
Biochemical drugs	9,508,816	7,226,228
Traditional Chinese medicine pieces	142,409	175,503
Medical instruments	2,668,422	3,483,052
Dietary supplements	14,127	8,574
Subtotal of third-party products sales	12,333,774	10,893,357

Total revenue	$33,229,316	$28,514,180

NOTE 14 — SUBSEQUENT EVENTS

The Company’s subsidiary, Universe Technology, was formed on April 18, 2019 as a WFOE in the PRC, with registered capital of approximately $4.3 million (RMB 30.5 million). In December 2019, the Company made capital contribution of $500,000 to Universe Technology. Pursuant to the article of incorporation, the Company is required to complete the capital contribution before 2038.

As disclosed in Note 9, Jiangxi Universe, the Company’s main operating subsidiary in PRC, was approved as a HNTE and is entitled to a reduced income tax rate of 15% beginning December 2016 with a term of three years. In December 2019, Jiangxi Universe successfully renewed its HNTE certification with local government and will continue to enjoy the reduced income tax rate of 15% for another three years through December 2022.

In December 2019, a novel strain of coronavirus was reported in Wuhan, China. On March 11, 2020, the World Health Organization categorized it as a pandemic. To reduce the spread of the COVID-19, the Chinese government has employed measures including city lockdowns, quarantines, travel restrictions, suspension of business activities and school closures. Due to difficulties resulting from the COVID-19 outbreak, including, but not limited to, the temporary closure of the Company’s factory and operations beginning in early February, limited support from the Company’s employees, delayed access to raw material supplies and inability to deliver products to customers on a timely basis, the Company’s business was negatively impacted and is expected to generate lower revenue and net income during the period from February to April 2020. The Company resumed operations on March 2, 2020 and, as such, the extent of the impact of COVID-19 on the Company’s results of operations and financial condition will depend on future developments, including the duration and spread of the outbreak and the impact on the Company’s customers, which are still uncertain and cannot be reasonably estimated at this point of time.

On August 7, 2020, the Company amended its Memorandum of Association to increase the authorized number of shares to 100,000,000 shares with par value of $0.003125 per share, and subdivide the original issued shares from 50,000 shares at par value of $1.00 per share to 16,000,000 ordinary shares with par value of $0.003125 per share. As a result of this forward split of the outstanding ordinary shares at a ratio of 320-for-1 share, there is a total of 16,000,000 shares issued and outstanding (see Note 11).

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiary exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Equity in earnings of subsidiaries” on the condensed statements of income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

As of September 30, 2019 and 2018, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

PARENT COMPANY BALANCE SHEETS

	September 30, 2019	September 30, 2018
ASSETS
Non-current assets
Investment in subsidiaries	$12,384,059	$9,681,572

Total assets	$12,384,059	$9,681,572

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.003125 par value, 100,000,000 shares authorized, 16,000,000 shares issued and outstanding*	50,000	50,000
Additional paid-in capital	3,679,000	3,679,000
Retained earnings	8,620,292	5,271,827
Accumulated other comprehensive income	34,767	680,745
Total shareholders’ equity	12,384,059	9,681,572

Total liabilities and shareholders’ equity	$12,384,059	$9,681,572

*	Retrospectively restated for effect of the forward split of the outstanding ordinary shares at a ratio of 320-for-1 share on August 7, 2020, see Note 11

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended September 30,
	2019	2018

EQUITY IN EARNINGS OF SUBSIDIARIES	$7,551,465	$7,602,933

NET INCOME	7,551,465	7,602,933
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(645,978)	(587,693)
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE COMPANY	$6,905,487	$7,015,240

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,551,465	$7,602,933
Adjustments to reconcile net cash flows from operating activities:
Equity in earnings of subsidiary	(7,551,465)	(7,602,933)
Net cash used in operating activities	-	-

CHANGES IN CASH	-	-

CASH, beginning of year	-	-

CASH, end of year	$-	$-

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of
	March 31, 2020	September 30, 2019
ASSETS
CURRENT ASSETS
Cash	$11,796,452	$3,177,321
Accounts receivable, net	4,389,889	6,420,986
Inventories, net	4,988,410	2,615,155
Deferred initial public offering costs	90,926	-
Prepaid expenses and other current assets	26,575	16,300
TOTAL CURRENT ASSETS	21,292,252	12,229,762

Property, plant and equipment, net	4,445,588	4,566,932
Intangible assets, net	170,298	171,610
Investment in equity securities	705,500	700,500
Deferred tax assets	162,901	168,075
TOTAL NONCURRENT ASSETS	5,484,287	5,607,117

TOTAL ASSETS	$26,776,539	$17,836,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank loans	$2,539,800	$2,521,800
Accounts payable	5,107,027	1,937,095
Taxes payable	694,442	551,049
Due to related party	513,874	54,705
Accrued expenses and other current liabilities	444,384	388,171
TOTAL CURRENT LIABILITIES	9,299,527	5,452,820

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.003125 par value, 100,000,000 shares authorized, 16,000,000 shares issued and outstanding*	50,000	50,000
Additional paid in capital	3,679,000	3,679,000
Statutory reserve	2,439,535	2,439,535
Retained earnings	11,254,833	6,180,757
Accumulated other comprehensive income	53,644	34,767
TOTAL SHAREHOLDERS’ EQUITY	17,477,012	12,384,059

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,776,539	$17,836,879

*	Retrospectively restated for effect of the forward split of the outstanding ordinary shares at a ratio of 320-for-1 share on August 7, 2020, see Note 11.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the six months ended March 31,
	2020	2019

REVENUE	$16,388,865	$18,125,314
COST OF REVENUE	7,868,761	11,082,126
GROSS PROFIT	8,520,104	7,043,188

OPERATING EXPENSES
Selling expenses	646,241	904,543
General and administrative expenses	743,813	633,110
Research and development expenses	547,627	291,169
Total operating expenses	1,937,681	1,828,822

INCOME FROM OPERATIONS	6,582,423	5,214,366

OTHER INCOME(EXPENSES)
Interest expense, net	(63,709)	(62,404)
Other expense, net	(674)	(1,759)
Equity investment income	21,805	26,907
Total other expense, net	(42,578)	(37,256)

INCOME BEFORE INCOME TAX PROVISION	6,539,845	5,177,110

INCOME TAX PROVISION	1,465,769	1,100,908

NET INCOME	5,074,076	4,076,202

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	18,877	298,473
COMPREHENSIVE INCOME	$5,092,953	$4,374,675

EARNINGS PER SHARE
Basic and diluted	$0.32	$0.25

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING*
Basic and diluted	16,000,000	16,000,000

*	Retrospectively restated for effect of the forward split of the outstanding ordinary shares at a ratio of 320-for-1 share on August 7, 2020, see Note 11.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED MARCH 31, 2020 AND 2019

(UNAUDITED)

	Ordinary shares		Additional paid-in	Statutory	Retained	Accumulated other comprehensive	Total shareholders’
	Shares*	Amount	capital	reserve	earnings	income	equity

Balance at September 30, 2018	16,000,000	$50,000	$3,679,000	$2,439,535	$2,832,292	$680,745	$9,681,572

Net income	-	-	-	-	4,076,202	-	4,076,202
Dividend declared	-	-	-	-	(4,470,000)	-	(4,470,000)
Foreign currency translation adjustment	-	-	-	-	-	298,473	298,473

Balance at March 31, 2019	16,000,000	$50,000	$3,679,000	$2,439,535	$2,438,494	$979,218	$9,586,247

Balance at September 30, 2019		$50,000	$3,679,000	$2,439,535	$6,180,757	$34,767	$12,384,059
Net income	-	-	-	-	5,074,076	-	5,074,076
Foreign currency translation adjustment	-	-	-	-	-	18,877	18,877

Balance at March 31, 2020	16,000,000	$50,000	$3,679,000	$2,439,535	$11,254,833	$53,644	$17,477,012

*	Retrospectively restated for effect of the forward split of the outstanding ordinary shares at a ratio of 320-for-1 share on August 7, 2020, see Note 11.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the six months ended March 31,
	2020	2019

Cash flows from operating activities
Net income	$5,074,076	$4,076,202
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	205,654	211,337
Loss from disposal of fixed assets	-	1,759
Allowance for doubtful accounts	9,038	9,018
Inventory reserve	(25,483)	(35,563)
Deferred income tax provision (benefit)	6,442	(5,379)
Changes in operating assets and liabilities:
Accounts receivable	2,089,969	982,366
Inventories	(2,354,137)	3,226,493
Prepaid expenses and other current assets	(10,267)	(42,572)
Accounts payable	3,189,657	(294,637)
Taxes payable	140,942	(345,713)
Accrued expenses and other current liabilities	54,012	(34,448)
Net cash provided by operating activities	8,379,903	7,748,863

Cash flows from investing activities
Purchase of property and equipment	(47,512)	(18,243)
Net cash used in investing activities	(47,512)	(18,243)

Cash flows from financing activities
Proceeds from short-term bank loans	-	439,200
Repayment of bank loans	-	(439,200)
Dividend payment	-	(6,880,800)
Deferred initial public offering costs	(90,698)	-
Proceeds from related party borrowings	446,731	-
Net cash provided by (used in) financing activities	356,033	(6,880,800)

Effect of changes of foreign exchange rates on cash	(69,293)	159,644
Net increase in cash	8,619,131	1,009,464
Cash, beginning of period	3,177,321	6,190,176
Cash, end of period	$11,796,452	$7,199,640

Supplemental disclosure of cash flow information
Cash paid for income tax	$1,289,194	$1,205,118
Cash paid for interest expense	$71,447	$66,551

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Universe Pharmaceuticals Inc. (“Universe INC” or the “Company”) was incorporated under the laws of the Cayman Islands on December 11, 2019 as an exempted company with limited liability.

Universe INC. owns 100% equity interest of Universe Pharmaceuticals (International) Group (“Universe HK”), an entity incorporated on May 21, 2018 in accordance with the laws and regulations in Hong Kong.

Jiangxi Universe Pharmaceuticals Technology Co., Ltd. (“Universe Technology”) was formed on April 8, 2019, as a Wholly Foreign-Owned Enterprise (“WOFE”) in the People’s Republic of China (“PRC”). The registered capital of Universe Technology is approximately $4.3 million (RMB 30.5 million). In December 2019, the Company made capital contribution of $500,000 to Universe Technology. Pursuant to the article of incorporation, the remaining capital contribution of approximately $3.8 million for Universe Technology is required to be completed before 2038.

Universe INC, Universe HK and Universe Technology are currently not engaging in any active business operations and merely acting as holding companies.

Jiangxi Universe Pharmaceuticals Co., Ltd. (“Jiangxi Universe”) was incorporated on March 2, 1998 in accordance with PRC laws and is engaged in research and development and manufacturing of modernized traditional Chinese medicines. Jiangxi Universe owns 100% of the equity of Jiangxi Universe Pharmaceuticals Commercial Trade Co., Ltd. (“Universe Trade”) which was incorporated on March 10, 2010 to handle the sales and distribution of the pharmaceutical products manufactured by Jiangxi Universe.

Reorganization

A reorganization of our legal structure (“Reorganization”) was completed on December 11, 2019. The reorganization involved the incorporation of Universe INC and Universe Technology, and the transfer of the 100% equity interest of Jiangxi Universe to Universe Technology. Consequently, Universe INC, through its subsidiary Universe HK, directly controls Universe Technology and Jiangxi Universe, and became the ultimate holding company of all other entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (continued)

Upon the completion of the Reorganization, the Company has subsidiaries in countries and jurisdictions in the PRC, and Hong Kong. Details of the subsidiaries of the Company as of September 30, 2019 were set out below:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Universe INC	December 11, 2019	Cayman Islands	Parent, 100%	Investment holding

Universe HK	May 21, 2018	Hong Kong	100%	Investment holding

Universe Technology	April 18, 2019	PRC	100%	WOFE, Investment holding

Jiangxi Universe	March 2, 1998	PRC	100%	Research and development and manufacturing of modernized traditional Chinese medicines

Universe Trade	March 10, 2010	PRC	100%	Sales of modernized traditional Chinese medicines

The Company, through its wholly-owned subsidiaries, is primarily engaged in the development, manufacturing and sale of traditional Chinese medicines derivatives (“TCMD”) products targeted to the elderly to address their physical conditions in the aging process and to promote their general well-being. In addition, the Company also sells biochemical drugs, medical instruments, traditional Chinese medicine pieces products and dietary supplements (together “third-party products”). All of these TCMD and third-party products are currently sold to customers including pharmaceutical companies, hospitals, clinics and drugstore chains throughout China.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and the notes thereto for the year ended September 30, 2019 included in the Company’s Registration Statement Form F-1. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the financial statements not misleading have been included. Operating results for the interim period ended March 31, 2020 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2020.

Basis of consolidation

The accompanying consolidated financial statements include the financial statements of Universe INC, Universe HK, Universe Technology, Jiangxi Universe and Universe Trade. All inter-company balances and transactions are eliminated upon consolidation.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Uses of estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”), management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for estimated uncollectible receivables, inventory valuations, useful lives of property, plant and equipment, intangible assets, the recoverability of long-lived assets, provision necessary for contingent liabilities, revenue recognition and realization of deferred tax assets. Actual results could differ from those estimates.

Risks and Uncertainties

The main operation of the Company is located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations (see Note 14- Subsequent Events).

The development and commercialization of new pharmaceutical products is highly competitive, and the industry currently is characterized by rapidly changing technologies, significant competition and a strong emphasis on intellectual property. The Company may face competition with respect to our current and future pharmaceutical product candidates from major pharmaceutical companies in China.

Cash

Cash includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. The Company maintains most of its bank accounts in the PRC. Cash balances in bank accounts in PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

Accounts receivable, net

Accounts receivable are presented net of allowance for doubtful accounts. The Company determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trend. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the collection is not probable. Allowance for uncollectable balances amounted to $530,393 and $517,754 as of March 31, 2020 and September 30, 2019, respectively.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories, net

Inventories are stated at net realizable value using weighted average method. Costs include the cost of raw materials, freight, direct labor and related production overhead. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. The Company evaluates inventories on a quarterly basis for its net realizable value adjustments, and reduces the carrying value of those inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging, expiration dates, as applicable, taking into consideration historical and expected future product sales. The Company recorded inventory reserve of $155,478 and $179,412 as of March 31, 2020 and September 30, 2019, respectively.

Deferred initial public offering (“IPO”) costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, accounts receivable, inventories, prepaid expenses and other current assets, accounts payable, short-term bank loans, accrued expenses and other current liabilities, taxes payable and due to related parties, approximate the fair value of the respective assets and liabilities as of March 31, 2020 and September 30, 2019 based upon the short-term nature of the assets and liabilities. The Company’s investment in equity securities is accounted for using the measurement alternative in accordance with ASC 321, which also approximate its recorded value.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is provided using the straight-line method over their expected useful lives, as follows:

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Useful life
Buildings	20 years
Machinery and equipment	5–10 years
Automobiles	3–5 years
Office and electric equipment	3–5 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

Intangible Assets

Intangible assets consist primarily of land use rights and software. Under the PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or company. The government grants individuals and companies the right to use parcels of land for specified periods of time. Land use rights are stated at cost less accumulated amortization. Intangible assets are amortized using the straight-line method with the following estimated useful lives:

Useful life
Land use rights	50 years
Software	3 years

Impairment of long-lived Assets

Long-lived assets with finite lives, primarily property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition below are the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of March 31, 2020 and September 30, 2019.

Investments in Equity Securities

The Company accounts for its equity investments in accordance with Accounting Standards Codification (“ASC”) 321 “Investments—Equity Securities” (“ASC 321”). In accordance with ASC 321, equity investment which the Company has no significant influence (generally less than a 20% ownership interest) with readily determinable fair values are accounted for at fair value based on quoted market prices with the changes in fair value recognized as unrealized gains or losses in earnings. Equity investment without readily determinable fair values are accounted for either at fair value or using the measurement alternative. Under the measurement alternative, the equity investments are measured at cost, less any impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment.

From March 2009 to September 2017, the Company invested approximately $0.7 million (RMB 5 million) in Jiangxi Jian Rural Commercial Bank (“JX RCB Bank”) in exchange for 5% ownership interest in the bank. The purpose of entering into these equity investment agreements with JX RCB Bank was to earn investment income as the bank continues to grow. The Company determined that this investment in equity securities does not have a readily determinable fair value and, accordingly, elected the measurement alternative noted above.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company initially recorded the investments at historical cost and subsequently records any dividends received from the net accumulated earnings of the investee as income As of March 31, 2020 and September 30, 2019, this investment amounted to $705,500 (RMB5 million) and $700,500 (RMB5 million), respectively, and was reported as long-term investment in equity investee on the consolidated balance sheets. Investment income amounted to $21,805 and $26,907 for the six months ended March 31, 2020 and 2019, respectively.

The investments in equity securities are evaluated for impairment when facts or circumstances indicate that the fair value of the investment is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near term prospects of the investments; and (v) ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in fair value. There was no impairment for the Company’s investments in equity securities as of March 31, 2020 and September 30, 2019.

Revenue recognition

To determine revenue recognition for contracts with customers, the Company performs the following five steps : (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company recognizes revenue when it transfers its goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. The Company accounts for the revenue generated from sales of its TCMD and third-party products on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. All of the Company’s contracts have one single performance obligation as the promise is to transfer the individual goods to customers, and there is no separately identifiable other promises in the contracts. The Company’s revenue streams are recognized at a point in time when title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. The Company’s products are sold with no right of return and the Company does not provide other credits or sales incentive to customers. Revenue is reported net of all value added taxes (“VAT”).

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Contract Assets and Liabilities

Payment terms are established on the Company’s pre-established credit requirements based upon an evaluation of customers’ credit quality. Contract assets are recognized for in related accounts receivable. Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The contract liability balance can vary significantly depending on the timing when an order is placed and when shipment or delivery occurs. As of March 31, 2020 and September 30, 2019, other than accounts receivable and advances from customers, the Company had no other material contract assets, contract liabilities or deferred contract costs recorded on its consolidated balance sheet. Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in selling, general and administrative expense when incurred.

Disaggregation of Revenues

The Company disaggregates its revenue from contracts by product types, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the six months ended March 31, 2020 and 2019 are disclosed in Note 13 of this unaudited condensed consolidation financial statements.

Research and development expenses

The Company expenses all internal research and development costs as incurred, which primarily comprise employee costs, internal and external costs related to execution of studies, including manufacturing costs, facility costs of the research center, and amortization and depreciation to intangible assets and property, plant and equipment used in the research and development activities. For the six months ended March 31, 2020 and 2019, total research and development expense were approximately $547,627 and $291,169, respectively.

Advertising expense

Advertising expenses primarily relate to promotion of the Company’s brand name and products through outdoor billboards and social media such as Weibo and WeChat. Advertising expenses are included in selling expenses in the consolidated statements of income and comprehensive income. Advertising expenses amounted to $168,197 and $204,050 for the six months ended March 31, 2020 and 2019, respectively.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the six months ended March 31, 2020 and 2019. The Company does not believe there was any uncertain tax provision at March 31, 2020 and September 30, 2019.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company’s operating subsidiary in China is subject to the income tax laws of the PRC. No significant income was generated outside the PRC for the six months ended March 31, 2020 and 2019. As of March 31, 2020 and September 30, 2019, all of the Company’s tax returns of its PRC Subsidiaries remain open for statutory examination by PRC tax authorities.

Value added tax (“VAT”)

Sales revenue represents the invoiced value of goods, net of VAT. The VAT is based on gross sales price and VAT rates range up to 17% (starting from May 1, 2018, VAT rate was lowered to 16%, and starting from April 1, 2019, VAT rate was further lowered to 13%), depending on the type of products sold. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. The Company recorded a VAT payable or receivable net of payments in the accompanying consolidated financial statements.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended March 31, 2020 and 2019, there were no dilutive shares.

Foreign currency translation

The functional currency for Universe INC is the U.S Dollar (“US$”). Universe HK uses Hong Kong dollar as its functional currency. However, Universe INC and Universe HK currently only serve as the holding companies and did not have active operation as of the date of this prospectus. The Company operates only in the PRC, the Company’s functional currency is the Chinese Yuan (“RMB”). The Company’s consolidated financial statements have been translated into the reporting currency U.S. Dollars (“US$”).

Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income (loss). Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	March 31, 2020	March 31, 2019	September 30, 2019
Period-end spot rate	US$1=RMB 7.0896	US$1=RMB 6.7118	US$1=RMB 7.1378
Average rate	US$1=RMB 7.0126	US$1=RMB 6.8306	US$1=RMB 6.8729

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in other comprehensive income (loss) in the consolidated statements of income and comprehensive income.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations are formulated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Employee Defined Contribution Plan

The Company’s subsidiaries in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which pension, work-related injury benefits, maternity insurance, medical insurance, unemployment benefit and housing fund are provided to eligible full-time employees. The relevant labor regulations require the Company’s subsidiaries in the PRC to pay the local labor and social welfare authorities monthly contributions based on the applicable benchmarks and rates stipulated by the local government. The contributions to the plan are expensed as incurred. Employee social security and welfare benefits included as expenses in the accompanying statements of income and comprehensive income amounted to $124,819 and $149,174 for the six months ended March 31, 2020 and 2019, respectively.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. The new guidance requires the lessee to record operating leases on the balance sheet with a right-of-use asset and corresponding liability for future payment obligations. In July 2018, FASB issued ASU 2018-11 Leases (Topic 842) – Targeted Improvements that reduces costs and eases implementation of the leases standard for financial statement preparers. The ASU simplifies transition requirements and, for lessors, provides a practical expedient for the separation of non-lease components from lease components. In November 2019, FASB released ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which modified the implementation date of the standard. For public entities, the guidance will be effective for fiscal year beginning after December 15, 2018 and interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. As an emerging growth company, the Company will adopt this guidance effective October 1, 2021. The Company does not expect the cumulative effect resulting from the adoption of this guidance will have a material impact on its consolidated financial statements.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for all entities for fiscal years and interim periods within those fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The Company does not expect this guidance will have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Accounting Standards Update 2019-04 Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and Accounting Standards Update 2019-05, Targeted Transition Relief. For public entities, ASU 2016-13 and its amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. As an emerging growth company, the Company plans to adopt this guidance effective October 1, 2023. The Company is currently evaluating the impact of its pending adoption of ASU 2016-13 on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, which is fiscal 2021 for us, with early adoption permitted. The Company does not expect adoption of the new guidance to have a significant impact on our financial statements.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following:

	March 31, 2020	September 30, 2019
	(Unaudited)
Accounts receivable	$4,920,282	$6,938,740
Less: allowance for doubtful accounts	(530,393)	(517,754)
Accounts receivable, net	$4,389,889	$6,420,986

The Company’s accounts receivable primarily includes balance due from customers when the Company’s pharmaceutical products are sold and delivered to customers. For the Company’s net account receivable balance as of March 31, 2020, approximately $4.4 million has been subsequently collected, as of the date of this prospectus, representing 89% of the gross accounts receivable and 99% of the net accounts receivable balance as of March 31, 2020. The Company expects to collect the remaining balance by December 2020.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACCOUNTS RECEIVABLE, NET (continued)

Allowance for doubtful accounts movement is as follows:

	March 31, 2020	September 30, 2019
	(Unaudited)
Beginning balance	$517,754	$239,904
Additions	9,038	297,972
Reductions	-	-
Foreign currency translation adjustments	3,601	(20,122)
Ending balance	$530,393	$517,754

NOTE 4 — INVENTORY, NET

Inventory consists of the following:

	March 31, 2020	September 30, 2019
	(Unaudited)
Raw materials	$2,110,010	$1,175,310
Work-in-progress	278,802	-
Finished goods	2,755,076	1,619,257
Inventory valuation allowance	(155,478)	(179,412)
Total inventory, net	$4,988,410	$2,615,155

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consists of the following:

	March 31, 2020	September 30, 2019
	(Unaudited)
Buildings	$7,116,988	$7,066,548
Machinery and equipment	1,468,950	1,413,186
Automobiles	134,713	133,758
Office and electric equipment	415,944	411,671
Subtotal	9,136,595	9,025,163
Less: accumulated depreciation	(4,691,007)	(4,458,231)
Property and equipment, net	$4,445,588	$4,566,932

Depreciation expense was $203,090 and $208,705 for the six months ended March 31, 2020 and 2019, respectively.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	March 31, 2020	September 30, 2019
	(Unaudited)
Land use rights	$253,696	$251,898
Software	21,296	21,145
Total	274,992	273,043
Less: accumulated amortization	(104,694)	(101,433)
Intangible assets, net	$170,298	$171,610

Amortization expense was $2,564 and $2,632 for the six months ended March 31, 2020 and 2019, respectively.

Estimated future amortization expense for intangible assets is as follows:

Twelve months ending March 31,	Amortization expense

2021	$5,074
2022	5,074
2023	5,074
2024	5,074
2025	5,074
Thereafter	144,928
$170,298

NOTE 7 — SHORT-TERM BANK LOANS

Short-term bank loans consist of the following:

	Note	March 31, 2020	September 30, 2019
		(Unaudited)
Short-term bank loans:
Loans payable to Jiangxi Luling Rural Commercial Bank (“LRC Bank”):
Maturity date on June 25, 2020, interest rate 5.655% per annum	(1)	1,411,000	1,401,000
Maturity date on September 25, 2020, interest rate 5.655% per annum	(2)	1,128,800	1,120,800
Total short-term bank loans		$2,539,800	$2,521,800

(1)	On June 26, 2019, the Company’s subsidiary Jiangxi Universe signed a loan agreement with Jiangxi Luling Rural Commercial Bank (“LRC Bank”) to borrow RMB10 million (equivalent to $1,401,000) as working capital for one year, with the maturity date on June 25, 2020. The fixed interest rate of the loan was 5.655% per annum. Related parties including Mr. Gang Lai, the Company’s controlling shareholder, and Foshan Shangyu Investment Holding Co., Ltd., an affiliated entity controlled by Mr. Gang Lai, and three unrelated individuals jointly signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard this loan. The loan was subsequently repaid upon maturity in June 2020.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — SHORT-TERM BANK LOANS (continued)

(2)	On September 26, 2019, the Company’s subsidiary Universe Trade signed a loan agreement with LRC Bank to borrow RMB8 million (equivalent to $1,120,800) as working capital for one year, with the maturity date on September 25, 2020. The fixed interest rate of the loan was 5.655% per annum. Related parties including Mr. Gang Lai, the Company’s controlling shareholder, Foshan Shangyu Investment Holding Co., Ltd., an affiliated entity controlled by Mr. Gang Lai, and the Company’s subsidiaries Jiangxi Universe and Universe Technology, as well as three unrelated individuals jointly signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard this loan. The loan matured on September 25, 2020 and Universe Trade signed a loan extension agreement with LRC Bank to extend the loan maturity date to March 31, 2021, with a new interest rate of 4.81% per annum. All other borrowing terms, including the loan guarantee requirement, remained unchanged.

For the above-mentioned loans, the Company recorded a total interest expense of $71,447 and $66,551 for the six months ended March 31, 2020 and 2019, respectively.

NOTE 8 — RELATED PARTY TRANSACTIONS

(a)	Due to related party

As of March 31, 2020 and September 30, 2019, the balance due to related party mainly consisted of advances from the Company’s principal shareholder for working capital purposes during the Company’s normal course of business. These advances are non-interest bearing and due on demand.

(b)	Loan guarantee provided by related party

In connection with the Company’s bank borrowings from LRC Bank, the Company’s chief executive officer Mr. Gang Lai and Foshan Shangyu Investment Holding Co., Ltd., an affiliated entity controlled by him, jointly signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard the Company’s loans from LRC Bank (see Note 7).

NOTE 9 — TAXES

(a)	Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current tax laws of the Cayman Islands, Universe INC is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

Hong Kong

Universe HK is incorporated in Hong Kong and is subject to profit taxes in Hong Kong at a rate of 16.5%. However, Universe HK did not generate any assessable profits derived from Hong Kong sources for the six months ended March 31, 2020 and 2019, and accordingly no provision for Hong Kong profits tax has been made in these periods.

(a)	Corporate Income Taxes (“CIT”) (continued)

PRC

Under the Enterprise Income Tax (“EIT”) Law of PRC, domestic enterprises and Foreign Investment Enterprises (“FIEs”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on a case-by-case basis.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — TAXES (continued)

EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for their HNTE status every three years. Jiangxi Universe, one of the Company’s main operating subsidiaries in PRC, was approved as a HNTE and is entitled to a reduced income tax rate of 15% beginning November 2016 with a term of three years. In December 2019, Jiangxi Universe successfully renewed its HNTE certification with local government and will continue to enjoy the reduced income tax rate of 15% for another three years through December 2022. EIT is typically governed by the local tax authority in PRC. Each local tax authority at times may grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The corporate income taxes for the six months ended March 31, 2020 and 2019 were reported at a blended reduced rate as a result of Jiangxi Universe being approved as a HNTE and enjoying a 15% reduced income tax rate. Universe Trade is subject to a standard 25% income tax rate. The impact of the tax holidays noted above decreased PRC corporate income taxes by $258,847 and $193,370 for the six months ended March 31, 2020 and 2019, respectively. The benefit of the tax holidays on net income per share (basic and diluted) $0.02 and $0.01 for the six months ended March 31, 2020 and 2019, respectively.

The components of the income tax provision (benefit) are as follows:

	For the Six Months Ended March 31,
	2020	2019
Current tax provision	(Unaudited)	(Unaudited)

Cayman Islands	$-	$-
Hong Kong	-	-
PRC	1,459,327	1,106,287
	$1,459,327	$1,106,287
Deferred tax provision (benefit)
Cayman	$-	$-
Hong Kong	-	-
PRC	6,442	(5,379)
	6,442	(5,379)
Income tax provision	$1,465,769	$1,100,908

The following table reconciles the China statutory rates to the Company’s effective tax rate for the six months ended March 31, 2020 and 2019:

	For the Six Months Ended March 31,
	2020	2019
China Income tax statutory rate	25.0%	25.0%
Effect of income tax holiday	(3.8)%	(3.7)%
Permanent difference	0.4%	-
Non-PRC entity not subject PRC income tax	0.8%	-
Effective tax rate	22.4%	21.3%

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of March 31, 2020 and September 30, 2019, all of the Company’s tax returns of its PRC Subsidiaries remain open for statutory examination by PRC tax authorities.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(b)	Taxes payable

Taxes payable consist of the following:

	March 31, 2020	September 30, 2019
	(Unaudited)
Income tax payable	$556,185	$385,092
Value added tax payable	89,880	123,190
Other taxes payable	48,377	42,767
Total taxes payable	$694,442	$551,049

NOTE 10 — CONCENTRATIONS

A majority of the Company’s revenue and expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

As of March 31, 2020 and September 30, 2019, $11,603,982 and $3,171,961 of the Company’s cash was on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure. As of March 31, 2020 and September 30, 2019, the Company’s substantial assets were located in the PRC and the Company’s substantial revenues were derived from its subsidiaries located in the PRC.

For the six months ended March 31, 2020, two customers accounted for 14.7% and 11.6% of the Company’s total revenue. For the six months ended March 31, 2019, no single customer accounted for more than 10% of the Company’s total revenue. The Company’s top 10 customers aggregately accounted for 52.8% and 29.8% of the total revenue for the six months ended March 31, 2020 and 2019, respectively.

Sales of one of the Company’s major product, Guben Yanling Pill, a representative product used for chronic condition treatment, accounted for 29.8% and 36.9% of the Company’s total revenue for the six months ended March 31, 2020 and 2019, respectively.

As of March 31, 2020, one customer accounted for 20.1% of the total accounts receivable balance, respectively. As of September 30, 2019, three customers accounted for 12.6%, 11.8% and 10.8% of the total accounts receivable balance, respectively.

For the six months ended March 31, 2020, three suppliers accounted for approximately 18.5%, 14.7% and 11.1% of the total purchases, respectively. For the six months ended March 31, 2019, two suppliers accounted for approximately 13.0% and 10.6% of the total purchases, respectively.

NOTE 11 — SHAREHOLDERS’ EQUITY

Ordinary Shares

Universe INC was incorporated under the laws of the Cayman Islands on December 11, 2019. The original authorized number of ordinary shares was 50,000 shares with par value of US$1.00 per share and 50,000 shares were issued. On August 7, 2020, the Company amended its Memorandum of Association to increase the authorized number of shares to 100,000,000 shares with par value of $0.003125 per share, and subdivide the original issued shares from 50,000 shares at par value of $1.00 per share to 16,000,000 ordinary shares with par value of $0.003125 per share. As a result of this forward split of the outstanding ordinary shares at a ratio of 320-for-1 share, there is a total of 16,000,000 shares issued and outstanding. The issuance of these 16,000,000 shares is considered as a part of the Reorganization of the Company, which was retroactively applied as if the transaction occurred at the beginning of the period presented (see Note 1).

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — SHAREHOLDERS’ EQUITY (continued)

Cash dividends

On September 21, 2016, September 13, 2017, February 2, 2018, September 20, 2018 and February 21, 2019, the board of directors of Jiangxi Universe approved resolutions to pay cash dividend of RMB40 million, RMB30 million, RMB20 million, RMB10 million and RMB30 million, respectively, to its shareholders at the time of record out of the retained earnings balance of Jiangxi Universe, to be paid to these shareholders when there are sufficient available earnings and the Company has sufficient funds. A total of RMB130 million (approximately $19.1 million) cash dividend was declared from September 2016 to February 2019, among which approximately RMB20 million ($3.1 million) was paid in cash to its shareholders in 2018 and the remaining RMB 110 million ($16 million) was paid to its shareholders in 2019. There was no additional cash dividends paid during the six months ended March 31, 2020.

Except for the dividends declared mentioned above, the Company has not declared or paid dividends to its shareholders in the past, and may not choose to make additional distributions in the future. Any decision as to the payment of dividends will depend on the available earnings, the capital requirements of the Company, the Company’s general financial condition and other factors deemed pertinent by the board of directors.

Statutory reserve and restricted net assets

The Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China.

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the board of directors. The statutory reserve may be applied against prior year losses, if any, and may be used for general business expansion and production or increase in registered capital, but are not distributable as cash dividends.

Relevant PRC laws and regulations restrict the Company’s PRC subsidiaries from transferring a portion of their net assets, equivalent to its statutory reserves and their share capital, to the Company in the form of loans, advances or cash dividends. Only PRC entities’ accumulated profits may be distributed as dividends to the Company without the consent of a third party. As of March 31, 2020 and September 30, 2019, the restricted amounts as determined pursuant to PRC statutory laws totaled $2,439,535 and $2,439,535, respectively, and total restricted net assets amounted to $6,168,535 and $6,168,535, respectively.

NOTE 12 — CONTINGENCIES

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. For the six months ended March 31, 2020 and 2019, the Company did not have any material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — SEGMENT REPORTING

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment. The management of the Company concludes that it has only one reporting segment. The Company develops, manufactures and sells traditional Chinese medicine derivatives (“TCMD”) products targeted to the elderly to address their physical conditions in the aging process and to promote their general well-being. In addition, the Company also sells biochemical drugs, medical instruments, Traditional Chinese Medicine Pieces products and dietary supplements manufactured by third-party pharmaceutical companies (“third-party products”). All of these products are currently sold in China.

The Company’s products have similar economic characteristics with respect to raw materials, vendors, marketing and promotions, customers and methods of distribution. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company, rather than by product types or geographic area; hence the Company has only one reporting segment.

Revenue by product source

	For the Six Months Ended March 31,
	2020	2019
	(Unaudited)	(Unaudited)

Sales of TCMD products manufactured by the Company	$7,439,652	$12,394,577
Sales of third-party products	8,949,213	5,730,737
Total revenue	$16,388,865	$18,125,314

Revenue by product categories

The summary of our total revenues by product categories for the six months ended March 31, 2020 and 2019 was as follows:

	For the Six Months Ended March 31,
	2020	2019
	(Unaudited)	(Unaudited)
Sales of TCMD products:
Medicinal liquor products	$663,917	$1,251,192
Other chronic condition treatment products	5,790,165	8,646,917
Cold and flu medicines	985,570	2,496,468
Sub-total of TCMD products sales	7,439,652	12,394,577

Sales of third-party products:
Biochemical drugs	7,456,837	4,571,484
Traditional Chinese medicine pieces	8,483	101,110
Medical instruments	1,482,211	1,056,836
Dietary supplements	1,682	1,307
Subtotal of third-party products sales	8,949,213	5,730,737

Total revenue	$16,388,865	$18,125,314

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — SUBSEQUENT EVENTS

In December 2019, a novel strain of coronavirus was reported in Wuhan, China. On March 11, 2020, the World Health Organization categorized it as a pandemic. To reduce the spread of the COVID-19, the Chinese government has employed measures including city lockdowns, quarantines, travel restrictions, suspension of business activities and school closures. Due to difficulties resulting from the COVID-19 outbreak, including, but not limited to, the temporary closure of the Company’s factory and operations beginning in early February, limited support from the Company’s employees, delayed access to raw material supplies and inability to deliver products to customers on a timely basis, the Company’s business was negatively impacted and is expected to generate lower revenue and net income during the period from February to June 2020. The Company resumed operations on March 2, 2020 and, as such, the extent of the impact of COVID-19 on the Company’s results of operations and financial condition will depend on future developments, including the duration and spread of the outbreak and the impact on the Company’s customers, which are still uncertain and cannot be reasonably estimated at this point of time.

On June 19, 2020, the Company’s subsidiary Jiangxi Universe repaid an outstanding short-term loan of RMB10 million (approximately $1.4 million) to LRC Bank upon maturity. At the same time, Jiangxi Universe signed a new loan agreement with LRC Bank to borrow RMB 10 million (approximately $1.4 million) as working capital for one year, with the maturity date on June 18, 2021. The fixed interest rate of the loan was 4.81% per annum. The Company’s controlling shareholder, Mr. Gang Lai signed a guarantee agreement with LRC Bank to provide credit guarantee to safeguard this loan.

On August 7, 2020, the Company amended its Memorandum of Association to increase the authorized number of shares to 100,000,000 shares with par value of $0.003125 per share, and subdivide the original issued shares from 50,000 shares at par value of $1.00 per share to 16,000,000 ordinary shares with par value of $0.003125 per share. As a result of this forward split of the outstanding ordinary shares at a ratio of 320-for-1 share, there is a total of 16,000,000 shares issued and outstanding (see Note 11).

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiary exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Equity in earnings of subsidiaries” on the condensed statements of income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

As of March 31, 2020 and September 30, 2019, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

PARENT COMPANY BALANCE SHEETS

	March 31, 2020	September 30, 2019
	(Unaudited)
ASSETS
Non-current assets
Investment in subsidiaries	$17,477,012	$12,384,059

Total assets	$17,477,012	$12,384,059

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.003125 par value, 100,000,000 shares authorized, 16,000,000 shares issued and outstanding*	50,000	50,000
Additional paid-in capital	3,679,000	3,679,000
Retained earnings	13,694,368	8,620,292
Accumulated other comprehensive income	53,644	34,767
Total shareholders’ equity	17,477,012	12,384,059

Total liabilities and shareholders’ equity	$17,477,012	$12,384,059

*	Retrospectively restated for effect of the forward split of the outstanding ordinary shares at a ratio of 320-for-1 share on August 7, 2020, see Note 11.

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Six Months Ended March 31,
	2020	2019
	(Unaudited)	(Unaudited)

EQUITY IN EARNINGS OF SUBSIDIARIES	$5,074,076	$4,076,202

NET INCOME	5,074,076	4,076,202
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	18,877	298,473
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE COMPANY	$5,092,953	$4,374,675

UNIVERSE PHARMACEUTICALS INC. AND SUBSIDIARIES

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Six Months Ended March 31,
	2020	2019
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,074,076	$4,076,202
Adjustments to reconcile net cash flows from operating activities:
Equity in earnings of subsidiary	(5,074,076)	(4,076,202)
Net cash used in operating activities	-	-

CHANGES IN CASH	-	-

CASH, beginning of year	-	-

CASH, end of year	$-	$-

Until [        ], 2020, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Ordinary Shares

Universe Pharmaceuticals INC

Prospectus dated [●], 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing secretary, or any of our officers in respect of any matter identified in above on condition that the secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which will be filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

On December 11, 2019, we issued 50,000 Ordinary Shares (bringing our total issued and outstanding shares to 50,000 Ordinary Shares) in connection with the incorporation of the Company without registering the securities under the Securities Act, including 39,000 Ordinary Shares issued to Sununion Holding Group Limited, an entity owned as to 100% by Mr. Gang Lai, our chief executive officer and chairman of the board. We believe that each of the following issuance was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On August 7, 2020, our shareholders and board of directors approved (i) a forward split of our outstanding Ordinary Shares at a ratio of 320-for-1 share, and (ii) an increase in our authorized shares to 100 million Ordinary Shares. Unless otherwise indicated, all references to Ordinary Shares, options to purchase Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the forward split of our Ordinary Shares as if it had occurred at the beginning of the earlier period presented.

Purchaser	Date of Issuance	Number of Ordinary Shares (1)e	Consideration
Sununion Holding Group Limited	December 11, 2019	12,480,000	$39,000
Greatest Group (China) Financial Management Limited	December 11, 2019	1,392,000	$4,350
True Ample Holdings Limited	December 11, 2019	768,000	$2,400
Xingrui Investment Company Limited	December 11, 2019	800,000	$2,500
Bliss International Investment Company Limited	December 11, 2019	560,000	$1,750

(1)	Represents the number of shares after share split.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ji’an, Jiangxi, People’s Republic of China, on December 2, 2020.

Universe Pharmaceuticals INC

By:	/s/ Gang Lai
Gang Lai
Chief Executive Officer and Director
(Principal Executive Officer)

Power of Attorney

Each person whose signature appears below constitutes and appoints each of Gang Lai and Lin Yang as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations, and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on December 2, 2020.

Signature	Title

/s/ Gang Lai	Chief Executive Officer, Director
Name: Gang Lai

/s/ Lin Yang	Chief Financial Officer, Director
Name: Lin Yang

II-4

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on December 2, 2020.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Sr. Vice President

II-5

EXHIBIT INDEX

Description
1.1*	Form of Underwriting Agreement

1.2*	Form of Lockup Agreement

3.1*	Amended and Restated Memorandum of Association

3.2*	Amended and Restated Articles of Association

4.1*	Specimen Certificate for Ordinary Shares

4.2*	Form of Underwriter Warrant

5.1*	Opinion of Ogier regarding the validity of the securities being registered

5.2*	Opinion of Hunter Taubman Fischer & Li LLC regarding the enforceability of the Underwriter Warrants

8.1*	Opinion of AllBright Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1*	Form of Employment Agreement by and between executive officers and the Registrant

10.2*	Form of Indemnification Agreement with the Registrant’s directors and officers

10.3*	English Translation of the Working Capital Loan Contract between Jiangxi Universe and Jiangxi Liuling Rural Commercial Bank Co., Ltd., dated June 26, 2019

10.4*	English Translation of the Working Capital Loan Contract between Universe Trade and Jiangxi Liuling Rural Commercial Bank Co., Ltd., dated September 26, 2019

10.5*	English Translation of the Loan Guarantee Contract among Jiangxi Universe, Xing Wu, Universe Trade, and Jiangxi Liuling Rural Commercial Bank Co., Ltd., dated September 26, 2019

10.6*	English Translation of the Loan Guarantee Contract among Gang Lai, Lin Yang, Jiangxi Universe, Foshan Shangyu Investment Holding Co., Ltd., Fujing Wang, Universe Trade, and Jiangxi Liuling Rural Commercial Bank Co., Ltd., dated September 26, 2019

10.7*	Form of Sales and Distribution Agreement by and between Universe Trade and customers

21.1*	Subsidiaries

23.1	Consent of Friedman LLP

23.2*	Consent of Ogier (included in Exhibit 5.1)

23.3*	Consent of AllBright Law Offices (included in Exhibit 99.2)

99.1*	Code of Business Conduct and Ethics of the Registrant

99.2*	Opinion of AllBright Law Offices, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters

99.3*	Consent of Frost and Sullivan

99.4*	Industry Report by Frost and Sullivan

99.5*	Consent of Jiawen Pang

99.6*	Consent of H. David Sherman

99.7*	Consent of Ding Zheng

99.8	Request for Waivers and Representation under Item 8.A.4 of Form 20-F

*	Previously filed.

II-6